UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the registrant      [X]
Filed by a party other than the registrant      [   ]

Check the appropriate box:

[X]  Preliminary proxy statement.
[   ]  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[   ]  Definitive Proxy Statement.
[   ]  Definitive additional materials.
[   ]  Soliciting material pursuant to §240.14a-11(c) of § 240.14a-12.

ICG COMMUNICATIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

[   ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock

(2)	Aggregate number of securities to which transaction applies:

8,473,684

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.75

(4)	Proposed maximum aggregate value of transaction:

$6,355,263

(5)	Total fee paid:

$805.21

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

INTENDED RELEASE DATE: August 23, 2004

August      , 2004

Dear Stockholder:

      You are cordially invited to attend a special meeting of the stockholders (the “Meeting”) of ICG Communications, Inc. (the “Company”) to be held at the Sheraton Denver Tech Center Hotel, 7007 South Clinton Street, Greenwood Village, Colorado 80112, on September      , 2004, at                     .m., local time.

      At the Meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of July 19, 2004 (the “Merger Agreement”), which provides for the merger of a wholly owned subsidiary of MCCC ICG Holdings LLC, a Delaware limited liability company, with and into the Company (the “Merger”). If the Merger is completed, each outstanding share of the Company’s common stock will be converted into the right to receive $0.75 in cash, without interest. You should carefully read the Merger Agreement, a copy of which is attached as Appendix A to the accompanying proxy statement.

      After careful consideration of the Merger and other strategic alternatives, our board of directors (the “Board”) has unanimously approved the Merger Agreement and has determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders and creditors. For the reasons set forth in the enclosed proxy statement, the Board recommends that you vote “FOR” the adoption of the Merger Agreement.

      YOUR IMMEDIATE ATTENTION IS REQUESTED. YOUR VOTE IS IMPORTANT.

      We cannot complete the Merger unless the holders of a majority of the outstanding shares of common stock of the Company vote to adopt the Merger Agreement. Only stockholders who hold shares of common stock at the close of business on August 16, 2004, will be entitled to vote at the Meeting.

      You should consider the matters discussed under “Risk Factors and Other Considerations” of the enclosed proxy statement before voting. Please review carefully the entire proxy statement.

      The enclosed proxy statement provides you with detailed information about the Merger. You may obtain additional information about the Company from documents filed with the Securities and Exchange Commission.

      Whether or not you plan to attend the Meeting, please take the time to vote on the proposal by (i) completing, signing and returning the enclosed proxy card, (ii) voting electronically on the Internet or (iii) voting by telephone. If you fail to return your proxy card, the effect will be a vote against the Merger.

Sincerely,

JEFFREY R. PEARL
Interim Chief Executive Officer

ICG COMMUNICATIONS, INC.

161 Inverness Drive West
Englewood, Colorado 80112
(303) 414-5000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September       , 2004

       Notice is hereby given that a special meeting of the stockholders (the “Meeting”) of ICG Communications, Inc. (the “Company”) will be held at the Sheraton Denver Tech Center Hotel, 7007 South Clinton Street, Greenwood Village, Colorado 80112, on September      , 2004, at           :           .m., local time, for the following purposes:

1. To consider and vote to approve and adopt the Agreement and Plan of Merger, dated as of July 19, 2004 (the “Merger Agreement”), by and among the Company, MCCC ICG Holdings LLC (“MCCC”) and MCCC Merger Corp., a wholly owned subsidiary of MCCC (“Merger Corp.”). Pursuant to the Merger Agreement, Merger Corp. will be merged into the Company (the “Merger”), the stock of the Company will be cancelled and the stockholders of the Company will receive cash in the amount of $0.75 per share for the shares of common stock of the Company held by them immediately prior to the Merger. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement;

2. To consider and vote upon a proposal to approve one or more adjournments of the Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting, at any adjournments or postponements of the Meeting, to approve the Merger Agreement; and

3. To consider and act upon other business as may properly come before the Meeting and any adjournments or postponements of the Meeting.

      Action may be taken on this proposal at the Meeting or on any date or dates to which the Meeting may be adjourned or postponed. The board of directors (the “Board”) has selected August 16, 2004, as the record date (the “Record Date”) for the Meeting. Only holders of record of shares of the common stock of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting and at any postponement or adjournment thereof.

      As a stockholder of the Company, you have an appraisal right under applicable provisions of Delaware law to receive payment of the fair value of your shares of the Company’s common stock in a state court proceeding. In order to exercise this appraisal right, you must deliver to the Company a written demand for payment for your shares before the approval of the Merger Agreement is voted on at the Meeting, and you must not vote in favor of the approval of the Merger Agreement. Merely voting against the approval of the Merger Agreement or abstaining from voting is not sufficient to perfect your appraisal right. A copy of the Delaware statutory provisions regarding this appraisal right is included as Appendix C to the accompanying proxy statement and a summary of these provisions can be found in the proxy statement under “Stockholder Appraisal Rights.”

      Your vote is important regardless of the number of shares of our common stock you hold. To assure that your shares are represented at the Meeting, we urge you to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the Meeting in person. If you receive more than one proxy card because your shares of common stock are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares of common stock will be voted promptly.

      We cannot complete the Merger unless the holders of a majority of the outstanding shares of common stock of the Company vote to adopt the Merger Agreement. Only stockholders who hold shares of common stock at the close of business on the Record Date will be entitled to vote at the Meeting.

      You should consider the matters discussed under “Risk Factors and Other Considerations” of the enclosed proxy statement before voting. Please review carefully the entire proxy statement.

      After careful consideration of the Merger and other strategic alternatives, our board of directors (the “Board”) has unanimously approved the Merger Agreement and has determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders and creditors. For the reasons set forth in the enclosed proxy statement, the Board recommends that you vote “FOR” the adoption of the Merger Agreement.

By Order of the Board of Directors

JEFFREY R. PEARL
Interim Chief Executive Officer

Englewood, Colorado

August      , 2004

Please do not send your stock certificates at this time.

If the merger is completed, we will send you instructions
regarding the surrender of your stock certificates

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY SUBMIT YOUR PROXY IN THE ENCLOSED ENVELOPE, VIA THE INTERNET OR BY TELEPHONE.

ii

SUMMARY TERM SHEET

      This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the other documents to which we refer you in “Where You Can Find More Information” of the proxy statement. This proxy statement and a proxy card are first being mailed to the Company’s stockholders on or about August 23, 2004.

The Merger

      Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of July 19, 2004 (the “Merger Agreement”), by and among ICG Communications, Inc. (the “Company”), MCCC ICG Holdings LLC (“MCCC”) and MCCC Merger Corp., a wholly owned subsidiary of MCCC (“Merger Corp.”), Merger Corp. will merge with and into the Company (the “Merger”). As a result of the Merger, the Company will become a wholly owned subsidiary of MCCC. For more information, please see “The Merger Agreement.”

What You Will Receive in the Merger

      As of the effective time of the Merger (the “Effective Time”), as a holder of the Company’s common stock, you will be entitled to receive $0.75 in cash for each share of our common stock that you hold, unless you do not vote in favor of the Merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the cash merger consideration. For more information, please see “The Merger Agreement — Merger Consideration.”

      Each of our outstanding options or warrants to purchase our common stock (whether or not the option or warrant is vested or exercisable) will be cancelled. Each holder of an option or warrant that is cancelled will receive a cash payment equal to the product of (x) the excess, if any, of $0.75 minus the per share exercise price of each option or warrant multiplied by (y) the aggregate number of shares of the Company’s common stock that would have been issuable had such option or warrant been exercised in full at the Effective Time, less any applicable withholding taxes. Holders of options or warrants having an exercise price equal to or greater than $0.75 per share will not receive any consideration for the cancellation of such options or warrants. For more information, please see “The Merger Agreement — Treatment of Options and Warrants.”

Federal Income Tax Consequences

      If the Merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the Merger. For more information, please see “Certain Federal Income Tax Consequences” for more information.

Opinion of Financial Advisor

      Lehman Brothers Inc. (“Lehman Brothers”) has given an opinion to our board of directors (the “Board”) that, as of July 17, 2004 (the date the Merger Agreement was approved), and based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, the $0.75 in cash per share to be received by our stockholders pursuant to the Merger was fair from a financial point of view to our stockholders. We include the full text of Lehman Brothers’ written opinion in Appendix B to this proxy statement. We urge you to read the Lehman Brothers opinion carefully and in its entirety.

      Lehman Brothers has acted as our financial advisor in connection with the Merger and has provided financial advisory services in connection with other strategic proposals, including our efforts to restructure indebtedness and raise debt or equity capital. As compensation for its services in connection with the Merger, the Company paid Lehman Brothers a monthly fee equal to $125,000 (the “Monthly Fee”) since February 16, 2004, and an opinion fee equal to $500,000 (the “Opinion Fee”). In addition, Lehman Brothers is entitled to additional compensation of up to $3.0 million, less all paid Monthly Fees and one-half of the Opinion Fee, upon completion of the Merger. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement. For more information, please see “Opinion of Financial Advisor.”

Interests of Certain Persons in the Merger

      Some of our directors and executive officers have interests in the Merger that differ from, or are in addition to, your interests as a stockholder. These interests are summarized below. For more information, please see “Interests of Certain Persons in the Merger.”

ICG Key Employee Retention Plan

      Jeffrey Pearl, Michael Kallet, Richard Fish and Bernard Zuroff, each an executive officer of the Company, are among the participants in the ICG Key Employee Retention Plan (“KERP”) pursuant to which the Company has granted retention awards that are payable in installments vesting on specified dates in 2004 or upon a change of control or termination of employment other than for cause. The Merger will constitute a “change of control” under the KERP. Accordingly, the Merger may accelerate the Company’s obligation to pay retention awards to all participants in the KERP.

Warrants

      One of the Company’s directors, Timothy F. Price, is a consultant of Cerberus Capital Management, L.P. (“CCM”). Certain affiliates of CCM (collectively, the “Cerberus Parties”) hold, in the aggregate, warrants to purchase 426,316 shares of the Company’s common stock having an exercise price of $0.01 per share. In accordance with the terms of the Merger Agreement, and unless these warrants are exercised before the Record Date, the Cerberus Parties are entitled to receive $315,474 in consideration of the cancellation of such warrants in connection with the Merger.

Indemnification

      Each person who is or was an officer, director or employee of the Company or any of our subsidiaries at or before the Effective Time will be entitled to indemnity by us against any losses, costs, expenses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director, officer or employee of us or any of our subsidiaries prior to the Effective Time. Directors and officers will be eligible for coverage under our directors’ and officers’ liability insurance policies for acts and omissions occurring before the Effective Time.

Release of Claims

      The Company is a party to a Support Agreement dated July 19, 2004 (the “Support Agreement”) with MCCC, Merger Corp., W.R. Huff Asset Management Co., L.L.C. (“Huff”) and the Cerberus Parties. Pursuant to the Support Agreement, Huff and the Cerberus Parties and their officers, directors and certain other related parties will be released by MCCC, the Merger Corp. and us from any and all claims as of the Effective Time. Three of our directors (William J. Connors, Joseph R. Thornton and Timothy F. Price) will be the beneficiaries of this release. Mr. Connors is a manager of Huff and Mr. Thornton is counsel to Huff. Mr. Price is a consultant of CCM.

Certain Stockholders Have Committed to Vote in Favor of the Merger Under the Support Agreement

      Pursuant to the Support Agreement, Huff and the Cerberus Parties have agreed to vote their shares of the Company’s common stock (which constituted approximately 28% of our outstanding shares as of the date of such agreement assuming the exercise of all warrants having an exercise price of $0.01 per share) in favor of, and otherwise to support, the Merger and to vote against alternative transactions. For more information, please see “Meeting of the Stockholders — Record Date; Voting Rights” and “— Vote Required.”

No Solicitation of Proposals

      Based on our Board’s determination that the Merger Agreement is fair to and in the best interests of our stockholders and creditors, we have agreed not to, nor permit our subsidiaries to:

•	solicit, initiate or encourage any other parties to make inquiries regarding or proposals to acquire our Company or any of our subsidiaries (as more fully described in “The Merger Agreement — No Solicitation of Proposals”);

•	participate in any discussions or negotiations regarding any such proposal; or

•	enter into any agreement or arrangement requiring us to abandon, terminate or fail to consummate the Merger or other transactions contemplated by the Merger Agreement or any related agreements unless the alternative takeover proposal could reasonably be expected to result in a transaction which our Board in good faith determines, based on a variety of factors, to be more favorable to our stockholders than the Merger (as more fully described “The Merger Agreement — No Solicitation of Proposals”) and which was not solicited by the Company nor otherwise resulted from a breach of any non-solicitation provision under the Merger Agreement.

      In addition, the Board cannot:

•	withdraw or modify, in a manner adverse to MCCC, the approval or recommendation by the Board of the Merger Agreement or the Merger, except under certain circumstances;

•	approve or recommend any alternative takeover proposal unless the alternative takeover proposal could reasonably be expected to result in a transaction which our Board in good faith determines, based on a variety of factors, to be more favorable to our stockholders than the Merger; or

•	cause the Company to enter into any letter of intent, acquisition agreement or other similar agreement related to any alternative takeover proposal.

      For more information, please see “The Merger Agreement — No Solicitation of Proposals.”

Conditions to the Merger and Expected Timing

      The completion of the Merger depends on the satisfaction or waiver of certain conditions, including approval of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting of the Company’s stockholders (the “Meeting”). Pursuant to the Support Agreement, the holders of approximately 28% percent of the Company’s common stock assuming the exercise of all warrants having an exercise price of $0.01 per share) have agreed to vote in favor of the Merger. Notwithstanding these voting commitments, your vote is important. For more information, please see “The Merger Agreement — Conditions to Merger.”

      We expect to complete the Merger shortly after all of the conditions to the Merger have been satisfied or waived. We currently expect to complete the Merger in the third or fourth quarter of 2004, but we cannot be certain when or if the conditions will be satisfied or waived.

The Merger Agreement May Be Terminated Under Some Circumstances

      The Merger Agreement may be terminated, and the stockholders will not receive the merger consideration, if:

•	we fail to obtain the approval of our stockholders on or before October 31, 2004;

•	the Merger is not consummated by the later of 90 days after the Company’s stockholder approval is obtained (the “Initial Closing Deadline”), or 60 days after the expiration of such 90-day period at MCCC’s election if certain regulatory consents have not been obtained on or before the Initial Closing Deadline;

•	the Company or the Board breaches any of the non-solicitation provisions in the Merger Agreement;

•	the Company or the Board (i) withdraws or modifies, in a manner materially adverse to MCCC or Merger Corp., the approval or recommendation by the Board of the Merger Agreement, any related agreements or the transactions contemplated thereby, or (ii) approves an acquisition agreement with a third party with respect to an alternative takeover proposal;

•	the Company institutes legal proceedings in a United States Bankruptcy Court involving the Company or any of its subsidiaries as debtor from and after the date of the Merger Agreement; or

•	there is a material adverse change affecting the Company before the date on which the Merger is approved by the Company’s stockholders.

      For more information, please see “The Merger Agreement — Termination of Merger Agreement.”

Termination Fee; Expenses

•	The Company may be required under certain circumstances to reimburse MCCC (in addition to any required termination or “break up” fee) for up to $1 million of out-of-pocket expenses and fees incurred by MCCC in connection with the Merger.

•	If the Merger Agreement is terminated under certain circumstances, the Company must pay MCCC a termination fee of $5 million.

      For more information, see “The Merger Agreement — Termination Fee; Expenses.”

Interim Credit Agreement

      To provide financing for certain restructuring activities, certain expenses and projected cash flow shortfalls pending the Effective Time, the Company, each of its subsidiaries and MCCC have entered into the Credit and Guaranty Agreement dated July 19, 2004 (the “Interim Credit Agreement”) under which MCCC will provide bridge financing to the Company on a senior secured basis. Under the Interim Credit Agreement, on July 19, 2004, the Company borrowed $2.4 million in the form of a term loan and is entitled immediately to borrow additional amounts to finance costs associated with certain restructuring activities and expenses. If our stockholders approve the Merger, we will be entitled to borrow additional amounts under a revolving credit facility as necessary to fund budgeted operating shortfalls. The Company’s subsidiaries have guaranteed all of the obligations under the Interim Credit Agreement. For more information, see “The Interim Credit Agreement.”

Interim Management Agreement

      In accordance with the provisions of an interim management agreement, the form of which was approved by the Board on July 19, 2004 (the “Interim Management Agreement”), following stockholder approval of the Merger, MCCC will be responsible for day-to-day management of the business operations of the Company and certain of its subsidiaries, subject to certain restrictions, including the supervision of the Board. For more information, please see “The Interim Management Agreement.”

Regulatory Matters

      Under the Communications Act of 1934, as amended, the Federal Communications Commission (“FCC”) must approve the transfer of control to MCCC of the Company and those subsidiaries of the Company that hold FCC licenses and authorizations. The FCC must determine whether MCCC is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. MCCC and the Company filed a transfer of control application with the FCC on July 21, 2004.

      Certain subsidiaries of the Company also hold licenses and authorizations issued by state public utility commissions. Approximately half of those state commissions must approve the transfer of control of these licenses and authorizations to MCCC and certain other commissions require that formal notice of the transaction be provided. In addition, to the extent that the subsidiaries of the Company that hold state licenses enter into obligations under the Interim Credit Agreement described in “Interim Credit Agreement,” certain state commissions must approve those financing arrangements.

      The regulatory consents and approvals described above may delay or jeopardize completion of the Merger as described move fully in “Regulatory and Other Approvals”.

Stockholders Have Appraisal Rights in the Merger

      Under Delaware law, if you comply with the applicable provisions of the Delaware General Corporation Law, including the requirement that you notify us in advance of the stockholder vote of your intent to exercise your appraisal rights, in the event the Merger is completed, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, with interest, in lieu of the merger consideration. For more information, please see “The Merger Agreement — Stockholder Appraisal Rights.”

Recommendation of the Board of Directors

      The Company’s Board has determined, by a unanimous vote, that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders and creditors, and has unanimously approved and adopted the Merger Agreement and the Merger. Your Board recommends that you vote “FOR” approval and adoption of the Merger Agreement at the Meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will take place at the Sheraton Denver Tech Center Hotel, 7007 South Clinton Street, Greenwood Village, Colorado 80112, on September , 2004 at .m. local time (the “Meeting”).

Q:	What matters will Stockholders be asked to vote on at the Meeting?

A:	At the Meeting, you will be asked to approve the Merger Agreement, which provides for the merger of Merger Corp. with and into the Company and for holders of our common stock to receive $0.75 per share.

Q:	Why is our Board recommending the Merger?

A:	The Board recommends the Merger because it believes that the Merger represents the course of action that is in the best interests of the Company and our stockholders and creditors. Over the past year, we have experienced significant decreases in our revenues, operating income and cash flow. Furthermore, we are currently experiencing a negative cash flow totaling approximately $8 million per month. The Board determined that, if the Merger is not approved, we would commence voluntary Chapter 11 bankruptcy proceedings under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) in order to pursue an orderly liquidation of our business and assets. If this happens, stockholders of the Company will be unlikely to receive anything of value for their stock in the Company, and creditors will be unlikely to receive as much for their claims as they would have received if the Merger had taken place.

Q:	Who is eligible to vote at the Meeting?

A:	Only holders of record of the Company’s common stock as of the close of business on August 16, 2004 (the “Record Date”) may vote at the Meeting. Each share of our common stock is entitled to one vote. In addition, our directors and officers are entitled to vote any shares of the Company’s common stock held by them. The Company, as trustee of a trust for the benefit of certain of its creditors formed pursuant to the Company’s 2002 Chapter 11 plan of reorganization, may in such capacity vote up to 160,662 shares of the Company’s stock held in such trust.

Q:	What is the required vote to approve the Merger?

A:	The Merger must be approved by the holders of a majority of the shares of the Company’s common stock entitled to vote at the Meeting. As of the Record Date, there were [8,473,684] shares of the Company’s common stock outstanding. Pursuant to the Support Agreement, Huff and the Cerberus Parties, the holders of approximately 28% of the Company’s outstanding shares of common stock as of July 19, 2004 (assuming the exercise of all warrants having an exercise price of $0.01 per share), agreed to vote in favor of the Merger. Notwithstanding these voting commitments, your vote is important.

Q:	What will I receive in the Merger?

A:	As a stockholder of the Company, you will receive $0.75 in cash, for each share of the Company’s common stock that you own.

Q:	What are the tax consequences of the Merger to stockholders?

A:	The Merger will be a taxable transaction to you for federal income tax purposes. To review the tax consequences in greater detail, please see “Certain Federal Income Tax Consequences”. We urge you to consult your personal tax advisor for a full understanding of the tax consequences of the Merger given your particular circumstances.

Q:	How does the amount of cash payable in the Merger compare to the market price for the Company’s common stock?

A:	The right of the Company’s stockholders to receive $0.75 in cash per share represents a premium of approximately 89% and 42% over the average closing price of the Company’s common stock during the 30-day and 60-day periods, respectively, ending on July 16, 2004, the last trading date prior to the date of the Merger Agreement. On that day, the closing price per share of the Company’s common stock was

$0.51 per share. The closing price of the Company’s common stock on August [ ], 2004, the last trading date prior to the date of the mailing of this proxy statement, was $[ ] per share.

Q:	Will my cash payment be affected by changes in the Company’s stock price between now and the Meeting?

A:	No. The payment of $0.75 in cash for each share of the Company’s common stock will not change based on any changes of the market price of the Company’s common stock before the Merger is completed.

Q:	What will happen to options and warrants to purchase the Company’s common stock?

A:	Each of our outstanding options and warrants to purchase the Company’s common stock will be cancelled. Each holder of an option or warrant that is cancelled will receive a cash payment equal to the product of (i) the excess, if any, of $0.75 minus the per share exercise price of each option or warrant multiplied by (ii) the aggregate number of shares of the Company’s common stock that would have been issuable had such option or warrant been exercised in full at the Effective Time, less any required withholding of U.S. federal income taxes. Holders of options or warrants having an exercise price equal to or greater than $0.75 per share will not receive any consideration for the cancellation of such options or warrants.

Q:	Under the Company’s 2002 Chapter 11 plan of reorganization, shares of the Company’s common stock have yet to be distributed to certain holders of claims against the Company. How will these shares be treated in the Merger?

A:	Pursuant to the Company’s Chapter 11 plan of reorganization confirmed by the Delaware Bankruptcy Court (Joint Case No. 00-4238 (PJW)) on October 10, 2002 (the “2002 Bankruptcy Plan”), shares of the Company’s common stock were distributable to certain of the Company’s general unsecured creditors in respect of their bankruptcy claims. As of the date of this proxy statement, approximately 160,662 of such shares remained undistributed. In accordance with the 2002 Bankruptcy Plan, these undistributed shares have been issued to the Company as trustee for such creditors and are being held by the Company in such capacity pending final reconciliation of the claims. At the Effective Time, each of the trust shares, like other outstanding shares of the Company’s common stock, will be converted into a right to receive $0.75 in cash. Following the Merger, the Company as trustee will collect all cash into which the trust shares have been converted and will hold the cash for the benefit of the creditors to whom the trust shares were distributable. As and when the claims of general unsecured creditors are resolved, the Company will distribute the cash held in trust as prescribed by the bankruptcy plan.

Q:	How do I vote on the Merger?

A:	If you are a stockholder of record, you may vote by using any of the following methods:

• Via the Internet, by going to the web address [http://www.eproxy.com/] and following the instructions for Internet voting on the enclosed proxy card;

• [Via telephone, by dialing and following the instructions for telephone voting on the enclosed proxy card;]

• By completing and mailing the enclosed proxy card to the Secretary of the Company at the address on the cover of this proxy statement; or

• By casting your vote in person at the Meeting.

Q:	May I change my vote after I mail my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the Meeting by any of the following methods:

• You can send the Company a written statement that you revoke your proxy, which to be effective must be received by the Secretary of the Company at the address on the cover of this proxy statement prior to the vote at the Meeting;

• You can send the Company a new proxy card (by mail, telephone or Internet, as described above), which to be effective must be received by the Company prior to the vote at the Meeting; or

• You can attend the Meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the Meeting and cast your vote at the Meeting.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will my broker automatically vote my shares for me?

A:	No. Your bank, brokerage firm or nominee cannot vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Shares that are not voted because you do not instruct your broker are called “broker non-votes”, and will have the effect of a vote “AGAINST” the Merger.

Q:	What if I abstain from voting?

A:	Abstaining from voting will have the same effect as a vote “AGAINST” the Merger.

Q:	If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

A:	If you sign and return your proxy card but do not indicate how to vote your shares at the Meeting, the shares represented by your proxy will be voted “FOR” the Merger.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the Merger, you will receive written instructions for returning your stock certificates. These instructions will tell you how and where to send in your certificates in order to receive the merger consideration.

Q:	What if I object to the Merger?

A:	Under applicable Delaware law, you have the right to seek an appraisal of the fair value of your common stock as may be determined by the Delaware Court of Chancery if the Merger is completed. However, you must follow the procedures under Delaware law explained in this proxy statement in order to do so. In order to preserve your appraisal rights, Delaware law requires, among other things, that you notify us of your intent to seek an appraisal and that you do not vote in favor of the approval and adoption of the Merger Agreement at the Meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Meeting or the Merger after reading this proxy statement, you should contact Carolyn Crawford, our Vice President of Sales Operations and Corporate Development, at (303) 414-5178.

RISK FACTORS AND OTHER CONSIDERATIONS

Risk Factors Relating to the Failure to Consummate the Merger

      In addition to other information set forth in this proxy statement, you should consider the following risk factors and other considerations:

1. The Company may be forced to commence federal bankruptcy proceedings if the Merger does not take place. In recent months, the Company has experienced declining revenues and significant erosion of cash reserves and expects to continue to generate operating losses. There is substantial doubt concerning the Company’s ability to continue as a going concern. The Company has encountered difficulties in obtaining third party financing on commercially reasonable terms, or at all. Based on its extensive efforts since February of this year to locate a strategic partner, the Board does not believe there is likely to be any transaction proposed as an alternative to the Merger. Based on the Company’s negative cash flow, the Company’s liquidity and the Company’s historical difficulties in obtaining third-party financing, the Company will very likely need to file for bankruptcy protection and secure debtor-in-possession financing if the Merger is not approved by our stockholders and completed.

2. Consummation of the Merger is subject to required approvals and other conditions beyond the Company’s control. There can be no assurance that all such conditions will be satisfied or waived by MCCC. For the Merger to take place, the Merger must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote. Under applicable law, the transfer of control of certain of the Company’s and its subsidiaries’ operating licenses effected by the Merger must be approved by the Federal Communications Commission and certain state public utilities commission and municipal franchising authorities. See “Regulatory and Other Approvals.” The Company, MCCC and Merger Corp. have agreed that the absence of such approvals will not be a condition to the consummation of the Merger and that the Merger may be consummated without such approval; however, such agreement is not binding on governmental agencies, who may assert that the Merger is void or voidable. In addition, consummation of the Merger remains subject to consents and approvals being obtained from, and to filings being made with, other governmental entities, although we are not aware of any such other governmental consents or approvals that would materially interfere with the consummation of the Merger. Consummation of the Merger is subject to the absence of any effective temporary restraining order, injunction, other order or decree issued by a court or governmental entity, or other legal restraint or prohibition which prevents such consummation, and to the absence of certain legal actions by a governmental regulatory or administrative agency which, if adversely determined, would have a material adverse effect on the Company or the ability of any party to the Merger Agreement to perform its obligations thereunder or which challenge, restrain or prohibit the consummation of the Merger.

3. Pending consummation of the Merger, the Company will be dependent upon financing under the Interim Credit Agreement. As a result of continuing and projected operating losses, the Company will be unable to continue in operation through the Effective Time without third party financing. The Company has encountered difficulties in obtaining third party financing on commercially reasonable terms, or at all. The Company has borrowed $2.4 million of secured indebtedness from MCCC under the Interim Credit Agreement to fund certain restructuring activities and expects to borrow up to an additional $15.7 million on a secured basis from MCCC in order to fund additional restructuring activities and operating losses through the Effective Time.

4. The continued availability of financing under the Interim Credit Agreement is subject to conditions and is not assured. The advance of funds under the Interim Credit Agreement is subject to certain conditions, and the availability of the revolving credit facility to fund budgeted operating shortfalls is subject to approval of the Merger by our stockholders. In addition, MCCC has been only recently organized for the purpose of acquiring the Company and has no business assets or operations. The Company has been advised that members of MCCC have committed up to $15.7 million in cash in support of MCCC’s future obligations under the Interim Credit Agreement. However, there can be no assurance that such amounts will be available or sufficient. Accordingly, no assurance can be given that financing under the Interim Credit Agreement will continue to be available. If financing under the Interim Credit Agreement ceases to be available, such event might cause the Company to commence federal bankruptcy proceedings. For more information, please see “Description of Merger Transaction–Interim Credit Agreement.”

5. MCCC may terminate the Merger Agreement under certain circumstances. MCCC may terminate the Merger Agreement if the stockholders of the Company do not approve the Merger on or before October 31, 2004, or if the Merger has not been consummated by the later of December 31, 2004, or (at the election of MCCC if certain regulatory consents have not been obtained) the 60th day thereafter. Additionally, MCCC may terminate the Merger Agreement if the Company or the Board breaches any non-solicitation provision of the Merger Agreement, withdraws or modifies the Board’s recommendation of the Merger, enters into an acquisition agreement with a third party with respect to a Company Takeover Proposal (as more fully described in “The Merger Agreement — No Solicitation of Proposals”), or commences federal bankruptcy proceedings. Additionally, MCCC may be entitled to terminate the Merger Agreement if there is a material default by the Company under the Interim Credit Agreement or if there is a material adverse change affecting the Company before the date on which the Merger is approved by the Company’s stockholders. In the event that the Merger Agreement is terminated, the Company may be forced to commence federal bankruptcy proceedings.

6. If the Merger Agreement is terminated, the Company’s secured indebtedness to MCCC could become due and payable. If the Merger Agreement is terminated, all secured indebtedness under the Interim Credit Agreement would become due and payable. In addition, in connection with certain terminations of the Merger Agreement, the Company may incur obligations under the Merger Agreement to pay MCCC a termination or “break-up” fee of up to $5 million and to reimburse MCCC for certain expenses of up to $1 million. Such obligations are secured indebtedness under the Interim Credit Agreement. Under such circumstances, the Company is unlikely to have sufficient cash resources to pay all such indebtedness and might be forced to commence federal bankruptcy proceedings. In a federal bankruptcy proceeding, the payment of claims of MCCC and other secured creditors would have priority over the interests of general unsecured creditors and the stockholders.

7. The common stock of the Company is unlikely to have any significant value in a federal bankruptcy proceeding. The Company believes that it would be unable to reorganize in a Chapter 11 proceeding and instead would pursue an orderly liquidation under protection of a federal bankruptcy court pursuant Chapter 7 or 11 of the federal Bankruptcy Code. After considerable efforts, the Company has developed few or no potential sales and merger opportunities that involve substantially all of the Company’s equity, assets or business other than the Merger. Accordingly, the Company believes that it would incur substantial delays and costs in liquidating its assets in various markets in separate transactions. Furthermore, under the applicable bankruptcy priority scheme, creditors of a corporate debtor must be paid in full in respect of their claims before stockholders are permitted to receive any distribution in respect of their equity securities. The Company considers it unlikely that the net value of its business assets will exceed its anticipated allowable claims and administrative expenses. Accordingly, if the Company were to liquidate under federal bankruptcy court supervision, it is unlikely that stockholders would realize any recovery on their interests in the Company.

Other Considerations Regarding the Merger

      1. Key institutional stockholders of the Company support, and have committed to MCCC to vote in favor of, the Merger. The holders, collectively, of approximately 28% of the Company’s outstanding common stock as of July 19, 2004 (assuming the exercise of all warrants having an exercise price of $0.01 per share), have entered into an agreement with MCCC, under which they agreed to vote their shares in favor of, and to otherwise support, the Merger. For more information, please see “Meeting of the Stockholders — Record Date; Voting Rights” and “— Vote Required.”

      2. As a result of the Merger, stockholders of the Company will lose any right to participate in any future upside potential in the Company. At the Effective Time, all of the outstanding shares of the Company’s capital stock will be cancelled and the Company’s stockholders will be entitled to receive $0.75 per share in cash for their shares. If the Merger is effected, you will not participate in any future increase or decrease in value of the Company.

      3. The Merger will constitute a taxable event. Stockholders of the Company will realize taxable gain or loss upon the sale of their shares of common stock in connection with the Merger. Stockholders are urged to consult with their tax advisors. For more information, please see “Certain Federal Income Tax Consequences.”

      4. The merger consideration that MCCC deposited in escrow will not be available to stockholders unless the Merger is consummated. MCCC has set aside approximately $6.35 million, representing the full amount of the consideration to be paid to stockholders under the Merger Agreement (the “Deposit”) to ensure the availability of the merger consideration and to provide a source of liquidated damages in the event of a breach of the Merger Agreement by MCCC. The Deposit has been deposited into a segregated third party escrow account administered by JPMorgan Chase pending the Effective Time. However, if the Merger does not take place, the Deposit will not be released for disbursement to the stockholders. Depending on the reason the Merger is not completed, the Deposit will be either disbursed to the Company for general corporate purposes or refunded to MCCC. If the Deposit is disbursed to the Company, it will be subject to the claims of the Company’s creditors, which claims are entitled to priority over the interests of the stockholder in any federal bankruptcy proceeding in respect of the Company.

      5. The Company is subject to “no shop” and other material restrictions under the Merger Agreement affecting its ability to enter into a sales or merger transaction other than the Merger. Under the Merger Agreement, the Company has agreed to refrain from soliciting, initiating, encouraging, discussing, or negotiating third party offers for a takeover proposal or entering into any arrangements requiring it to abandon the Merger unless the Board determines in good faith, after consultation with a nationally reputable financial advisor and its outside legal advisors, that such an arrangement could reasonably be expected to result in a proposal that is superior to the Merger. For more information, please see “The Merger Agreement — No Solicitation of Proposals.” In the event that the Company enters into such an agreement, the Company must pay to MCCC a termination fee of $5.0 million and must reimburse up to $1 million of MCCC’s expenses in connection with its preparation for the merger. For more information, please see “The Merger Agreement — Termination Fee; Expenses.” The Company believes that these provisions may have the effect of discouraging third party proposals.

      6. There will be a lack of public information regarding the Company after the Merger. Following consummation of the Merger, we will be a privately held Delaware corporation with less than 300 holders of our Common Stock. We will de-register our common stock under the Securities Exchange Act of 1934, as amended, which will reduce the information on the Company available to the public.

Risks Related to the Viability of the Company and Our Business

      The Company and its business are subject to a number of significant risks in addition to the risk factors and other considerations relating to the Merger. These risks include, but are not limited to, the following:

      1. A significant portion of our revenue is derived from a small number of large customers and we may not be able to retain them on profitable terms. A significant amount of our revenue has been derived from contracts with certain large customers. In the first quarter of 2004, three customers each represented more than 5% of our revenue: MCI Inc. (“MCI”) and two large national Internet service providers, which we are unable to name due to confidentiality provisions in their service contracts. Revenue from the top three customers accounted for approximately 31% of our first quarter 2004 revenue.

      As discussed below under “Strategic Transaction and Preparations for Bankruptcy,” we executed an agreement with Level 3 Communications, Inc. (“Level 3”) in April 2004. As a result, all revenue from the provision of remote access service, including all revenue from our two large Internet service provider customers, was eliminated effective April 1, 2004.

      After the completion of the Level 3 transaction, MCI has become our largest customer, with 15% of our ongoing first quarter 2004, revenue (which excludes remote access service revenue). We have two main service agreements with MCI. The first agreement, under which we provide primary rate interface services to MCI, expires September 30, 2004 and, upon expiration, will automatically renew on a month-to-month basis unless either party provides written notice to the other party of its intent to terminate the agreement. ICG must provide 120 days notice of termination and MCI must provide 30 days prior notice. Approximately 43% of our first quarter 2004 revenue from MCI was generated in connection with this agreement. The second agreement, under which we provide private line and switched access services to MCI, expired March 17, 2003. Upon expiration, this agreement automatically renews for successive 1-year periods unless terminated by either party upon written notice not less than 60-days prior to the expiration of the then-current term. As such, the current term expires March 17, 2005. Approximately 47% of our first quarter 2004 revenue from MCI was generated in connection with this agreement. The remainder of the MCI revenue is generated in connection with other service and interconnection agreements.

      In general, upon the contractual expiration of our agreements with our customers, there can be no assurance that customers will elect to continue such agreements. In fact, they may elect to significantly reduce service levels, negotiate lower pricing, or disconnect services completely.

      2. Our success is dependent on the quality of services that we receive from our suppliers. The quality of service that we deliver to our customers may be impacted if there are disruptions in our suppliers’ services or if our suppliers are unable to expand their current levels of services. There are no assurances that interruptions will not occur or that our suppliers will be able to scale the delivery of their services to meet our future needs. Service interruptions and the inconsistent provision of supplier services could produce substantial customer dissatisfaction, which could adversely affect our results of operations and financial condition.

      3. Our success is dependent upon maintaining good commercial relationships with our suppliers, which may be adversely impacted by uncertainty regarding our financial condition. We rely, in part, on other telecommunications service providers to provide us with voice and data communications capacity via leased telecommunications lines. If our current suppliers become increasingly concerned about our financial condition, they may in the future be unwilling to provide or expand their current levels of service to us on commercially acceptable terms. Although additional capacity is available from alternate suppliers, there can be no assurance that we could obtain substitute capacity from other providers at reasonable prices and in a timely fashion if our current providers ceased doing business with us. Our failure to obtain capacity on a timely basis and at reasonable prices from alternate service providers, if the need arises, could also adversely affect our business and financial condition.

      4. Our reciprocal compensation revenue will likely decline as a result of government regulation and the reduction of Internet bound traffic on our network. Reciprocal compensation revenue is derived on a usage basis from terminating other carriers’ traffic, primarily Internet bound traffic, on our network. Reciprocal compensation rates are negotiated elements of inter-carrier compensation established pursuant to interconnection agreements between two parties. If reciprocal compensation rates continue their historical trend, they will continue to decline, as they have in recent years. In addition, as a result of the Level 3 transaction in April 2004, the majority of the Internet bound traffic on our network has been eliminated. Therefore, we believe our future reciprocal compensation revenue will decline significantly.

      5. The introduction of new technologies may reduce the cost of services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry. These new entrants may not be burdened by an installed base of outdated or undepreciated equipment and, therefore, may be able to more quickly respond to customers’ demands at lower prices. In addition, we may be required to shorten the estimated economic lives of our existing network infrastructure assets, which could materially increase our depreciation expenses.

      6. Our pursuit of necessary technological advances may require substantial time and expenses. Integrating new technologies into our network, when necessary, may prove to be difficult and expensive, and technological upgrades to our network may not become available in a timely fashion at a reasonable cost, or at all. If the technology choices we make prove to be incorrect, ineffective or too costly, our objective of meeting our customers’ demands for existing and future telecommunication services could fail. If our network infrastructure becomes obsolete and we are unable to maintain our competitive positioning, our business, results of operations and financial condition will be adversely affected in a material manner.

      7. Many of our competitors have superior resources, which could place us at a cost and price disadvantage. The telecommunications industry is extremely competitive, particularly with regard to pricing for services and service levels. Many of our current and potential competitors have substantially greater market presence, engineering, technical and marketing capabilities and financial, personnel and other resources than we do. Some also have more established brand names and larger customer bases to better promote their services. As a result, some of our competitors can raise capital at a lower cost than we can, and they may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisitions and other opportunities more readily, and devote greater resources to the development, marketing and sale of products and services than we can. Some of our competitors also have a greater ability to sustain temporary and prolonged operating losses and negative cash flows because of their greater financial resources. If we fail to effectively compete with our competitors, our market share could decrease and the value of our common stock could be further negatively impacted.

      8. The oversupply of telecommunications network infrastructure has resulted, and may continue to result, in decreasing prices, which could have a material impact on our results of operations. The immense capital investment made in the telecommunications industry in recent years has resulted in an oversupply of network infrastructure and capacity. Combined with this oversupply, rapid technological advancements and intense competition have resulted in significant pricing pressure in each of our main service areas. We cannot predict what impact such oversupply of network infrastructure and capacity will have on our future operating results. There can be no assurance that sufficient demand will exist for our services or that prices will not continue to decline.

      9. Our Board is controlled by two stockholders; their interests may conflict with each other and the interests of other stockholders. Currently, Huff and the Cerberus Parties each beneficially own approximately 14.7% and 16.5%, respectively, of our common stock as of [                     ], 2004. See “Security Ownership of Certain Beneficial Owners & Management.” As a result they have significant voting power with regard to all matters requiring stockholder action. They also control our Board. Pursuant to our certificate of incorporation and our by-laws, our Board is comprised of five directors, with the Company currently being obligated to nominate for election (in connection with any meeting of or written consent solicited from our stockholders called for the purpose of electing directors) two individuals designated by the Cerberus Parties, two individuals designated by Huff and the individual acting as our Chief Executive Officer. The number of directors comprising our Board may only be increased above five by the affirmative vote of all but one of the directors then in office. Additionally, the provisions of our by-laws regarding each of Huff’s and the Cerberus Parties’ director nomination rights may not be amended, altered or repealed without their prior consent unless the Cerberus Parties, with respect to their director nominees, and Huff, with respect to its director nominees, in each instance, beneficially own less than 1% of our shares of common stock at the time of the amendment. At present, there are only four directors on the Board: two directors nominated by Huff and two directors nominated by the Cerberus Parties. Consequently, it is likely that, for the foreseeable future, Huff and the Cerberus Parties will have the collective ability to control all matters requiring Board action, including potential financing transactions, mergers and acquisitions, sales and other dispositions of assets, the nomination of directors and our overall management and the determination of our policies. In certain circumstances, the interests of Huff and the Cerberus Parties may not coincide with our other stockholders’ interests, and in some cases the respective interests of Huff and the Cerberus Parties may not coincide with each other. This may make the value of our stockholders’ investments less attractive to potential buyers and less valuable generally.

FORWARD-LOOKING STATEMENTS

      This proxy statement contains forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements that are predictive in nature, that depend upon or refer to future events or conditions, including statements relating to the Company’s plans, intentions and expectations to complete the Merger, that are not statements of historical fact, or that include words such as “will,” “would,” “likely,” “unlikely,” “expects,” “intends,” “believes,” “may” and similar expressions are forward-looking statements. Such statements include, but are not limited to, statements regarding the effects of the Merger, provision of funding under the Interim Credit Agreement, and the approval and consummation of the Merger. Factors that could cause actual results to differ include, but are not limited to, the following: (i) the Company’s ability to secure the required number of votes by its stockholders in a timely fashion in a special stockholders meeting, (ii) the ability of the parties to the Merger Agreement to obtain all required regulatory approvals and to satisfy other conditions to the Merger in a timely fashion, (iii) the ability of the Company to continue to operate in compliance with its obligations under the Merger Agreement and related agreements, and (iv) other risks as detailed from time to time in the Company’s filings with the SEC, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. The Company disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise. No assurance can be given that the Merger will be concluded as and when anticipated, or at all. If the Merger is not concluded, the Company may have no alternative but to commence Chapter 11 bankruptcy proceedings. A Chapter 11 plan of reorganization could result in stockholders of the Company receiving little or no value for their interests. Accordingly, the value of the Company’s stock is highly speculative and the Company urges you to exercise appropriate caution with respect to existing and future investments in such securities.

MEETING OF STOCKHOLDERS

      WE ARE FURNISHING THIS PROXY STATEMENT TO STOCKHOLDERS OF THE COMPANY AS PART OF THE SOLICITATION OF PROXIES BY THE BOARD FOR USE AT THE MEETING.

Date, Time and Place of the Meeting

      The Meeting will be held at                     , on September      , 2004, at           :           .m., local time, at the Sheraton Denver Tech Center Hotel, 7007 South Clinton Street, Greenwood Village, Colorado 80112.

Purpose of the Meeting

      At the Meeting, you will be asked to consider and vote on the following proposals:

•	to adopt and approve the Merger Agreement, which provides for the merger of Merger Corp. with and into the Company; and

•	to act upon any other business that may properly come before the Meeting or any adjournment or postponement of the Meeting.

      The Board has unanimously approved the Merger and the Merger Agreement and has determined that the Merger and the Merger Agreement are advisable, fair to and in the best interests of the Company and its stockholders and creditors. The Board has unanimously directed that the Merger and the Merger Agreement be submitted to the stockholders for their approval. The Board unanimously recommends that you vote “FOR” the approval of the Merger and the Merger Agreement.

Record Date; Voting Rights

      The Board has fixed the close of business on August 16, 2004, as the record date (“Record Date”) for the determination of stockholders of the Company entitled to receive notice of and to vote at the Meeting. At the close of business on the Record Date, there were [8,473,684] shares of the Company’s common stock outstanding and entitled to vote. Stockholders of record on the Record Date will be entitled to one vote per share held of record on the Record Date.

      Directors and officers of the Company will be entitled to vote with respect to shares of the Company’s common stock held by them. As trustee of a trust for the benefit of the holders of general unsecured claims in the Company’s former bankruptcy proceedings, the Company intends to vote an aggregate of 160,662 shares of common stock in favor of the Merger. In addition, under the Support Agreement, Huff and the Cerberus Parties, collectively the holders of [2,342,636] shares of Company’s common stock as of August [     ], 2004, have committed to vote all of their respective holdings in favor of, and to otherwise support, the Merger. Notwithstanding such commitments, your vote is important.

Quorum

      The presence at the Meeting, in person or by proxy, of at least one-third of the outstanding shares of the Company’s common stock will constitute a quorum. If a stockholder abstains from voting but returns a valid proxy or attends the Meeting, that stockholder’s shares will be counted for purposes of determining the existence of a quorum. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the Merger Agreement, and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

Vote Required

      We cannot complete the Merger unless the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting vote in its favor. As of the Record Date, an aggregate of [8,473,684] shares were outstanding. Huff and the Cerberus Parties, the holders as of the Record Date of an aggregate of [2,342,636] shares of the Company’s common stock outstanding on such date (constituting on such date approximately [28]% of such shares), agreed to vote in favor of the Merger. A failure to vote, an abstention from voting or a broker non-vote will have the same legal effect as a vote cast against approval of the Merger and the Merger Agreement. YOUR VOTE IS IMPORTANT!

Shares Held By Bank, Brokerage Firm or Nominee

      If you hold your shares through a bank, brokerage firm or nominee, you must instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card from such bank, brokerage firm or nominee. If your fail to instruct your broker to vote, it will have the same effect as a vote against the Merger.

      If you are a beneficial owner of shares of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from a bank or broker indicating that you were the beneficial owner of the Company’s common stock on the Record Date is valid proof of ownership. If you desire to vote shares of the Company’s common stock held in street name in person at the Meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting and Revocation of Proxies

      You may vote on the matters presented either in person at the Meeting or by proxy. Shares of the Company’s common stock represented by a properly signed proxy which is received at or prior to the Meeting, unless subsequently revoked, will be voted at the Meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, shares of the Company’s common stock represented by the proxy will be voted “FOR” approval of the Merger Agreement.

      If shares of the Company’s common stock are held in street name, a stockholder will receive instructions from the broker, bank or its nominee holding the shares, which the stockholder must follow in order to have his, her or its shares voted.

      You may revoke your proxy at any time before the proxy is voted at the Meeting. A proxy may be revoked prior to the vote at the Meeting in any of the following ways:

•	By delivering a written revocation dated after the date of the proxy that is being revoked to the Company’s Secretary at 161 Inverness Drive West, Englewood, Colorado 80112;

•	By delivering a later-dated proxy relating to the same shares to the Company’s Secretary by mail;

•	By voting by telephone or on the Internet (your latest telephone or Internet vote is counted); or

•	By attending the Meeting and voting in person by ballot.

      Attendance at the Meeting in person will not in and of itself constitute a revocation of a proxy.

Solicitation; Revocation of Proxies

      The Company will bear all expenses of the solicitation of proxies in connection with this proxy statement, including the cost of preparing and mailing this proxy statement. The Company’s stockholder proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or other means of communication. However, they will not be paid any additional amounts for soliciting proxies. The Company has retained Georgeson Shareholder Communications Inc. to assist the Company in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses.

DESCRIPTION OF MERGER TRANSACTION

Parties to the Merger

      The Company, through its subsidiaries, is a business communications company that specializes in converged voice and data services. The Company has a national footprint and metropolitan fiber serving 25 markets. The Company’s products and services include regulated and unregulated services, such as voice and Internet Protocol solutions, including VoicePipeTM, voice services, dedicated Internet access, and private line transport services. The Company serves corporate customers and inter-exchange carriers with flexible and reliable solutions.

      The Company is a Delaware corporation whose common stock is traded on the OTC Bulletin Board. It does not have any other outstanding class of stock. The address of the Company’s principal executive offices is 161 Inverness Drive West, Englewood, Colorado 80112 and the telephone number is (888) 424-1144 or (303) 414-5000.

      MCCC is a newly organized Delaware limited liability company of which Columbia Capital LLC (“Columbia Capital”) and M/ C Venture Partners (“M/ C Venture Partners”) or their affiliates are the members. The address of the principal executive offices of MCCC is c/o Columbia Capital LLC, 201 North Union Street, Suite 300, Alexandria, Virginia 22334, and the telephone number is (703) 519-2000.

      Columbia Capital is a private equity firm focused exclusively on the communications and information technology industries, investing in both emerging service providers and innovative, next generation technologies. Columbia Capital has invested in more than 60 communications and technology companies since 1989 and currently manages approximately $1.4 billion. Columbia Capital is located in Alexandria, Virginia. Additional information about Columbia Capital can be found at http://www.colcap.com.

      M/ C Venture Partners is recognized as one of the leading venture capital investors in the communications and IT industries. The firm has invested in telecommunications segments for over 20 years and has actively invested in the communications industries for over a decade. M/ C Venture Partners manages over $1 billion in committed capital, with the nation’s largest state and corporate pension funds, prominent university endowments, private trusts, and strategic financial institutions as limited partners. The firm has offices in Boston, London and San Francisco. Additional information about M/ C Venture Partners can be found at http://www.mcventurepartners.com.

      Merger Corp. is a Delaware corporation recently formed by MCCC as a wholly owned subsidiary for the purpose of effecting the Merger. Merger Corp. will be merged out of existence at the Effective Time. The address of Merger Corp’s principal executive offices is 201 North Union Street, Suite 300, Alexandria, Virginia 22334, and the telephone number is (703) 519-2000.

Merger

      Pursuant to the Merger Agreement, Merger Corp., a wholly owned subsidiary of MCCC, will merge with and into the Company. The Company will survive the Merger and become a wholly owned subsidiary of MCCC. As of the Effective Time, all shares of the Company’s common stock outstanding immediately before the Effective Time will be cancelled and each holder of cancelled common stock will receive in exchange therefor a right to receive $0.75 in cash per share. In settlement of our outstanding options and warrants, MCCC has agreed that, at the Effective Time, it will pay each holder an amount in cash equal to the product of (i) the excess, if any, of $0.75 minus the per share exercise price of each option or warrant multiplied by (ii) the aggregate number of shares of the Company’s common stock that would have been issuable had such option or warrant been exercised in full at the Effective Time, less any withholding tax.

      For additional details regarding the terms and structure of the Merger, please see “The Merger Agreement.”

Interim Credit Agreement

      To provide financing for certain restructuring activities, certain expenses and projected cash flow shortfalls pending the Effective Time, the Company, each of its subsidiaries and MCCC have entered into the Interim Credit Agreement under which MCCC will provide bridge financing to the Company on a senior secured basis. Under the Interim Credit Agreement, on July 19, 2004, the Company borrowed $2.4 million in the form of a term loan. Additionally, the Company is entitled immediately to borrow additional amounts to finance costs associated with certain restructuring activities and certain expenses. Following stockholder approval of the Merger, the Company is entitled to borrow additional amounts under a revolving credit facility as necessary to fund budgeted operating shortfalls. The Company’s subsidiaries have guaranteed all of the obligations under the Interim Credit Agreement.

      Conditions to funding under the Interim Credit Agreement include, without limitation, the following: (i) the Merger Agreement and the Interim Management Agreement, if in effect (see below), shall not have been terminated by any party thereto or breached by the Company; (ii) prior to the date of the Company’s stockholder approval, there must not have occurred any event or change that resulted in or is reasonably expected to result in a material adverse effect on the assets, business or condition of the Company or its ability to consummate the transactions contemplated by the Merger Agreement and related agreements and (iii) there must not be any continuing event of default within the meaning of the Interim Credit Agreement on the borrowing date.

      For additional details regarding the terms and structure of the interim credit facility, please see “The Interim Credit Agreement.”

Interim Management Agreement

      In accordance with the provisions of an interim management agreement, the form of which was approved by the Board and MCCC on July 19, 2004 (the “Interim Management Agreement”), following stockholder approval of the Merger, MCCC will be responsible for day-to-day management of the business operations of the Company and certain of its subsidiaries, subject to certain restrictions, including the supervision of the Company’s Board.

      For additional details regarding the terms and structure of the Interim Management Agreement, please see “The Interim Management Agreement.”

BACKGROUND OF THE MERGER

Recent Business History of the Company

      In 2002, the Company and certain of its subsidiaries reorganized pursuant to Chapter 11 bankruptcy proceedings. As part of its reorganization, the Company emerged with approximately $85 million in long term debt owed to its bank group and to an affiliate of Cerberus Capital Management, L.P., one of the reorganized Company’s new stockholders (the “Post-Emergence Debt”). The Post-Emergence Debt was secured by a lien on substantially all of the operating assets of the Company and its subsidiaries. The closing price of the Company’s common stock on January 10, 2003, the first date on which shares of the reorganized Company were traded, was $4.00 per share.

      Following its Chapter 11 reorganization, the Company began to encounter financial difficulties arising from a decline in revenues associated with the loss of certain key contracts. In September 2003 we terminated early four dial-up data services agreements with Qwest Communications Corporation (“Qwest”). Qwest, formerly our largest customer, in exchange for a cash payment from Qwest of approximately $106.8 million, which included payment of approximately $31.0 million for dial-up data services provided and to be provided by us under the agreements during the six months ended December 31, 2003, and approximately $75.8 million of early termination revenue. In October 2003 we used approximately $81.2 million of the proceeds from the Qwest transaction to prepay in full the outstanding Post-Emergence Debt as required by the terms of such indebtedness. In connection with the prepayment, approximately $42.1 million of cash held in a cash collateral account for the benefit of our lenders was released to us.

      Although retirement of the Post-Emergence Debt significantly reduced the Company’s indebtedness, the Qwest transaction resulted in a substantial decrease in revenues and resulting operating income and cash flows to the Company. In the fourth quarter of 2003, the Company embarked on substantial cost cutting efforts in an attempt to mitigate the impact of the loss of revenues from Qwest. These efforts, however, were insufficient to stem significant ongoing operating losses.

Strategic Transaction and Preparations for Bankruptcy

      Beginning in early 2004, in response to the Company’s continuing operating losses the Company undertook an assessment of the Company’s financial condition and prospects. Following this assessment, the Board determined that the Company’s financial condition and prospects were subject to substantial uncertainties and concluded that it was in the best interest of the Company’s stockholders and creditors to seek a strategic transaction in which the highest currently available value for the Company’s business and assets might be realized.

      On February 13, 2004, the Board authorized the Company to retain an investment banker to advise the Company regarding the possibility of such a transaction. On February 16, 2004, the Company formally retained Lehman Brothers to assist the Company in connection with its search of a strategic transaction.

      In February 2004, the Company also retained insolvency counsel Pachulski Stang Ziehl Young Jones & Weintraub, P.C. to provide legal advice and assistance. Based on the advice of its counsel, the Board determined that it was in the best interests of the Company’s creditors and stockholders to pursue a dual strategy under which the Company would (a) prepare for a voluntary Chapter 11 bankruptcy proceeding and (b) continue to seek a strategic transaction for the purpose of maximizing the value of the Company for the benefit of its stockholders and creditors.

      In light of the Company’s significant continuing negative cash flow, the Company determined that it was necessary to improve its cash position in order to facilitate an orderly sale of its assets. Accordingly, on April 1, 2004, the Company entered into an agreement with Level 3 Communications, Inc. (“Level 3”) whereby Level 3 agreed to pay $35 million in cash and other consideration for the right to provide remote access service to certain of the Company’s customers. To date, $30.0 million has been paid and $5.0 million is due to be paid on October 1, 2004, subject to the Company’s performance under a transition services agreement with Level 3.

      On April 1, 2004, the Company issued a press release announcing the Level 3 transaction and filed with the SEC its 2003 Annual Report on Form 10-K. The closing price of the Company’s common stock on April 1, 2004 was $6.81 per share.

      In May 2004, the compensation committee of the Board considered the impact of a potential transaction on the Company’s ability to retain the services of its senior management and other key employees, including the severance benefits available to these employees. After receiving advice from its legal counsel, the compensation committee authorized the Company to adopt the ICG Key Employee Retention Plan (the “KERP”) based on its belief that this would encourage the continuity of management. The terms of the KERP are described in this Proxy Statement in greater detail under the caption “Interests of Certain Persons in the Merger.”

Strategic Transactions and Discussions with MCCC

      As part of the search for a value-maximizing strategic transaction, Lehman Brothers held discussions with more than 60 potential strategic and financial buyers with respect to a number of alternatives, including a third party capital infusion, a sale of substantially all of the Company to one buyer (with or without protection of the bankruptcy court) and a piecemeal sale of the Company to multiple buyers (with or without protection of the bankruptcy court). From mid-February to July 19, 2004, the Board met a total of 16 times to review the status of the strategic process. Of the nine letters of interest that the Company received in this time, only a few, in the opinion of the Board, contained viable alternatives.

      On or about March 10 and 11, 2004, John T. Siegel, a principal of Columbia Capital and Peter H. O. Claudy, a principal of M/ C Venture Partners, contacted the Company and indicated that each of their respective companies had an interest in reviewing transaction opportunities with the Company and wished to do so together.

      On or about March 15, 2004, Mr. Claudy and Mr. Siegel executed non-disclosure agreements with respect to the information to be reviewed and, shortly thereafter, they received informational binders. Representatives of these firms attended a management presentation at the Company’s headquarters in early April 2004.

      From mid-April to early May, the Company, Columbia Capital and M/ C Venture Partners held a number of discussions regarding continuing due diligence and Columbia Capital and M/ C Venture Partners’ preparations of a proposal for a transaction. On May 11, 2004, Columbia Capital and M/ C Venture Partners submitted a written proposal to the Company’s Board outlining an out-of-court transaction to acquire all of the Company’s capital stock and capital stock equivalents for cash for $0.50 per share. The proposal was subject to expire on May 14, 2004, and included a number of conditions, including satisfactory completion of due diligence by Columbia Capital and M/ C Venture Partners.

      At a meeting on May 13, 2004, the Board reviewed the status of the strategic process, including Columbia Capital and M/ C Venture Partners’ May 11 proposal. In light of the continuing interest of other purchasers for at least parts of the Company’s business, and due to the conditionality of the proposal, the Company declined to pursue the transaction contemplated by the May 11 letter.

      During late May, Columbia Capital and M/ C Venture Partners continued to express a serious interest in pursuing an acquisition of the Company, and on May 20, 2004 delivered a draft exclusivity agreement to the Company. Under the proposed exclusivity agreement, Columbia Capital and M/ C Venture Partners reiterated their intention to work toward an out-of-court merger in which the Company’s stockholders would receive $0.50 per share in cash. For a 60-day period, the Company would be required to refrain from working with any other potential buyers in connection with an out-of-court (i.e., non-bankruptcy) restructuring of its debts and material contracts. At its meeting on May 27, 2004, the Board discussed the proposed exclusivity agreement. After reviewing the status of the Company’s search for prospective purchasers, the Board determined that Columbia Capital and M/ C Venture Partners were the parties that had expressed a serious interest in purchasing the Company in a non-bankruptcy transaction. After discussion, the Board authorized management to negotiate with Columbia Capital and MCCC Ventures regarding the exclusivity agreement.

      Following further negotiations between the Company and Columbia Capital and M/ C Venture Partners, on June 4, 2004 the Board authorized management to enter into the exclusivity agreement. The Company and Columbia Capital and M/ C Venture Partners executed the exclusivity agreement on the same day.

      Discussion regarding the terms and conditions of a proposed sale or merger of the Company continued in June, and Columbia Capital and M/ C Venture Partners undertook discussions with certain of the Company’s landlords and key institutional stockholders, including Huff and the Cerberus Parties.

      On June 24, 2004, the Company received a draft of the Merger Agreement from Columbia Capital and M/ C Venture Partners. From June 24 to July 17, 2004, the Company and Columbia Capital and M/ C Venture Partners negotiated extensively regarding the terms of the proposed Merger. During these negotiations, the Company received significant concessions from Columbia Capital and M/ C Venture Partners, including the following:

•	Increase of the merger consideration from $0.50 to $0.75 per share.

•	Deposit of the merger consideration into an escrow account upon the signing of the Merger Agreement, in order to ensure the availability of the funds at the Effective Time and as liquidated damages to the Company in limited circumstances.

•	Support of MCCC’s obligations under the Interim Credit Agreement by certain financing commitments of its sponsors. In the Company’s view, this credit support was essential to ensure the availability of the financing.

•	Provision of secured financing of the Company’s budgeted cash shortfall from the date of the signing of the Merger Agreement until the Effective Date. In the Company’s view, an interim credit facility was essential to enable the Company to continue to operate without further serious erosion of its cash reserves in a manner than might affect its creditors.

•	Subordination of MCCC’s lien to up to $20 million of Chapter 11 debtor-in-possession (“DIP”) financing, in the event of the commencement of voluntary Chapter 11 bankruptcy proceedings in respect of the Company. In the Company’s view, subordination was necessary in order to enable the Company to obtain DIP financing in such circumstances.

•	On the Effective Time, release of MCCC’s interim credit facility lien on the assets of the Company. In the Company’s view, release of MCCC’s lien was necessary to protect general unsecured creditors of Company.

•	Satisfaction of certain contingencies to the Merger before the date of signing, including the satisfactory completion of due diligence and the execution and delivery of any required stockholder support agreements and elimination of closing conditions related to agreements with or consents of third parties. In the Company’s view, it was not acceptable for the Company to commit to a merger transaction subject to these contingencies.

•	Elimination of MCCC’s right to elect to terminate the Merger Agreement upon a material adverse change in general market and economic conditions

•	Limiting MCCC’s right to elect to terminate the Merger Agreement upon a material adverse change in the assets, business, results of operations, or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole to changes occurring before the date of the stockholder approval of the Merger.

      At its meeting on July 17, 2004, the Board was presented with the terms and conditions of the final Merger Agreement, Interim Credit Agreement (including the related Pledge and Security Agreement), and Interim Management Agreement. The Board acknowledged that the closing price of the Company’s stock on July 16, 2004, was $0.51 per share. After due consideration and deliberation, the Board approved these agreements and authorized and directed the officers of the Company to execute and deliver them on behalf of the Company and to carry out the transactions contemplated therein.

Signing of Definitive Agreements

      On July 19, 2004, the Company, MCCC and Merger Corp. signed the Merger Agreement. Contemporaneously with the Merger Agreement, the Company, each of its subsidiaries and MCCC signed the Interim Credit Agreement and related security documents and MCCC deposited approximately $6.35 million in the required deposit escrow at JPMorgan Chase and funded a term loan under the Interim Credit Agreement of $2.4 million to the Company. That same day, the Company issued a press release announcing the Merger and filed the release, together with the executed documents, with the SEC on Form 8-K. The closing price of the Company’s common stock on July 19, 2004, was $0.68 per share.

REASONS FOR THE MERGER AND

RECOMMENDATION OF BOARD OF DIRECTORS

      The Board reviewed and discussed the Merger and the Merger Agreement with our management and our financial and legal advisors in determining that the Merger is fair to, and in the best interests of, the Company and its stockholders and creditors.

      In reaching its conclusion to approve and adopt the Merger Agreement, the Board considered a number of factors, including the following factors the Board considered to be favorable to the Merger:

•	We are unable to continue in business absent a substantial cash infusion. We have experienced significant decreases in our revenues, operating income and cash flow as a result of losing one of our largest customers in mid-2003. Furthermore, we are experiencing negative cash flow totaling approximately $8 million per month and as of July 16, 2004, we had remaining approximately $32 million in cash reserves. Our Board therefore does not believe that we can continue in business for more than 4 months, absent a substantial cash infusion. We have not been able to identify any investor or source of funding. Therefore, if we are not able to complete this transaction, the Company will be forced to pursue an orderly liquidation under federal bankruptcy law.

•	No other proposed strategic transaction includes the entire Company. The Board evaluated strategic alternatives for the Company throughout the first and second quarters of 2004. In seeking to maximize value to our stockholders and creditors, we, along with our financial advisor, instituted a multi-step process pursuant to which we contacted or were contacted by over 60 prospective buyers. Despite this extensive search, the only buyer to express interest in acquiring the entire company was MCCC. Each of the prospective purchasers of a segment of the Company’s business has also demanded that the Company first file a bankruptcy case. In sum, the only alternatives to the proposed Merger are (i) the commencement of a bankruptcy case and (ii) the attempted piecemeal sale of various markets that comprise the Company’s network to multiple purchasers.

•	In the case of a bankruptcy, it is unclear that the Company would be able to secure debtor-in-possession financing. To date, the Company’s investment banker has been unable to locate debtor in possession financing from any source on commercially reasonable terms. In order for a bankruptcy sale scenario to be successful, the Company would need to obtain DIP financing in an estimated amount of at least $20 million. It is unclear whether this would be possible.

•	The complexity of a piecemeal sale of the Company in bankruptcy is likely to result in delays and uncertainties. In a bankruptcy scenario, the Company is likely to be dealing with numerous separate buyers interested in different markets. The sale of individual markets to different buyers would be uncertain and time-consuming to execute because a substantial number of the Company’s contracts on both the “buy” and “sell” side of the business are not market specific — the contracts cover multiple markets. For this reason, the Company has no legal ability to sell discrete markets to potential buyers without engaging in the extremely complex and potentially lengthy process of renegotiating contractual rights with third parties. Even if the Company were successful in obtaining the necessary contractual releases necessary to sell individual markets, it would face significant risk in transitioning customers to multiple buyers. The Company would be required to negotiate support and transition agreements between the buyers themselves, in addition to negotiating and executing on transition obligations that it itself would quite possibly have to retain.

•	A sale of the Company in bankruptcy is likely to generate no value for stockholders. The Company has received several indications of interest from potential buyers that contemplate the piecemeal sale of the Company in bankruptcy for cash and the assumption of certain liabilities. These proposals also require the rejection of numerous lease and debt obligations and other liabilities of the Company. It is difficult to determine the total of these rejection claims until the Company is in bankruptcy and has negotiated signed asset purchase agreements with each buyer. However, the Company estimates that this amount will be substantial. In addition, it will be necessary to obtain DIP financing to fund the Company’s operations while in bankruptcy. The Company anticipates the total amount of financing needed will be approximately $20 million to $25 million. Such financing will most likely be at above market rates given the Company’s distressed financial situation and the lack of interest from traditional DIP lenders. The Board, based on analysis from Lehman Brothers, believes the sum of the rejected liabilities, the amount and cost of the DIP financing and the costs of operating in bankruptcy would likely be greater than the cash proceeds received from the sale of the assets, resulting in no value to equity.

•	The Merger price per share is at or above the market price. The merger consideration of $0.75 per share represents a premium of approximately 89% and 42% over the average closing price of the Company’s common stock during the 30-day and 60-day periods, respectively, ending on July 16, 2004, the last trading date prior to the date of Merger Agreement. On that day, the closing price per share of the Company’s common stock was $0.51 per share. The closing price of the Company’s common stock on August [ ], 2004, the last trading date prior to the date of the mailing of this proxy statement, was $[ ] per share. The Board believes that the Merger represents an opportunity for the Company’s stockholders to realize a higher price for their common stock than might be realized in market transactions in the near term.

•	The Merger consideration is in cash and on deposit. The merger consideration is in cash and has been deposited into an escrow account. The escrow ensures the availability of the funds for the merger consideration at the Effective Time as well as for liquidated damages to the Company in limited circumstances.

•	MCCC’s interim credit facility commitment enables us to continue operating pending the consummation of the Merger. MCCC has agreed to provide approximately $18 million of secured financing of the Company’s budgeted cash shortfall from the date of the signing of the Merger Agreement until the Effective Time. MCCC’s obligations under the interim credit facility are supported by certain financing commitments of its sponsors.

•	The Merger Agreement permits Board consideration of superior proposals under certain circumstances. The Merger Agreement permits the Board to continue to receive unsolicited inquiries and proposals regarding other acquisition possibilities. If the Board determines in good faith, after consultation with a nationally reputable financial advisor and its outside legal advisors, that such an arrangement could reasonably be expected to result in a proposal to acquire more than 50% of the voting power of the outstanding common stock or all or substantially all of the Company’s assets for consideration that has a more favorable value to the stockholders than the merger consideration contemplated by the Merger, the Board may withdraw or modify its recommendation to our stockholders regarding the Merger Agreement. The Board may also terminate the Merger Agreement to enter into a definitive agreement with respect to such a favorable proposal, subject to the payment of a termination fee to MCCC in the amount of $5 million.

•	The Board has received an opinion of Lehman Brothers regarding the fairness of the merger consideration to the stockholders from a financial point of view. The Board considered as favorable to their determination the opinion, analysis and presentations of Lehman Brothers described below under the heading “Opinion of Financial Advisor,” including the opinion of Lehman Brothers to the effect that, as of the date of its opinion, and based upon and subject to the limitations and assumptions set forth in the opinion, the $0.75 per share in cash to be received by holders of our common stock was fair from a financial point of view to those stockholders.

      Our Board also considered the following factors, all of which our Board considered as factors detracting from the attractiveness of the Merger:

•	There is a risk that the Merger will not be consummated. Consummation of the Merger is subject to certain conditions described in the Merger Agreement, some of which are beyond the Company’s control. For more information, please see “Risk Factors and Other Considerations” and “The Merger Agreement — Conditions to Merger” and “— Termination.”

•	The “No Shop” and other restrictions in the Merger Agreement limit our ability to enter into an alternative transaction. Under the Merger Agreement, the Company has agreed to refrain from soliciting, initiating, encouraging, discussing, or negotiating third party offers for a takeover proposal or entering into any arrangements requiring it to abandon the Merger. Although the Merger Agreement permits the Company, under limited circumstances, to consider an unsolicited acquisition proposal, in the event that the Company enters into an agreement for such a proposal the Company may be required to pay to MCCC a termination fee of $5.0 million and reimburse up to $1 million of MCCC’s expenses in connection with negotiations of and preparations for the Merger. The Board considered that these provisions would substantially discourage the making of any third party proposals.

•	The Deposit will not be available to the stockholders unless the Merger is consummated. If the Merger does not take place, the $6.35 million deposited into escrow by MCCC on July 19, 2004, will not be disbursed to the stockholders, but rather, depending on the reason for the termination of the Merger Agreement, will be either disbursed to the Company for general corporate purposes or refunded to MCCC. If the Deposit is disbursed to the Company, it will become available to satisfy the claims of the Company’s creditors. In any federal bankruptcy proceeding in respect of the Company, such claims would have priority over the interests of stockholders.

•	The Merger has tax consequences to our stockholders. Our Board acknowledged that the Merger is a taxable transaction and, as a result, you may be required to pay taxes on any gain you recognize as a result of the receipt of the merger consideration.

•	The Merger involves significant costs. Our Board considered the significant costs involved in connection with completing the Merger, including the substantial management time and effort required to effectuate the Merger, and the related disruption to our operations.

•	Regulatory approvals may delay or jeopardize the Merger. Our Board also considered the possibility that required regulatory approvals may delay or jeopardize completion of the Merger. Under applicable law, the transfer of control of the Company that will be effected through the Merger is required to be approved by the Federal Communications Commission and certain state public utilities commission and municipal franchising authorities. The Company, MCCC and Merger Corp. have agreed that the absence of such approvals will not be a condition to the consummation of the Merger and that the Merger may be consummated without such approval; however, such agreement is not binding on governmental agencies, who may assert that the Merger is void or voidable. In addition, to the extent that the subsidiaries of the Company that hold state licenses enter into obligations under the Interim Credit Agreement, certain state commissions must approve those financing arrangements.

      The discussion of the information and factors considered by our Board is not exhaustive, but includes all material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the Merger and the complexity of these matters, our Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Our Board evaluated the factors described above, including asking questions of our management and our legal and financial advisors, and reached the unanimous decision that the Merger is in the best interests of the Company, our stockholders and creditors. In considering the factors described above, individual members of our Board may have given different weights to different factors. Our Board considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

      Our Board determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and our stockholders and creditors. Accordingly, the Board unanimously recommends that you vote “FOR” the approval and adoption of the Agreement.

OPINION OF FINANCIAL ADVISOR

      In February 2004, we engaged Lehman Brothers to act as our financial advisor in connection with consideration of restructuring, capital raising and other strategic alternatives, including the Merger. On July 17, 2004, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to our Board that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be offered to our stockholders in the Merger was fair to our stockholders.

      The full text of Lehman Brothers’ written opinion, dated July 17, 2004 (the “Lehman Brothers Opinion”) is attached as Appendix B to this proxy statement. Stockholders should read the opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations imposed upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers Opinion and the methodology that Lehman Brothers used to render its fairness opinion.

      Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our Board in connection with its consideration of the Merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to you as to how you should vote with respect to the Merger or any related matter. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not in any manner address, the fairness of the Merger to any creditor of the Company or the Company’s underlying business decision to proceed with or effect the Merger.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

(1) the Merger Agreement and the specific terms of the Merger, including the obligation of MCCC to provide funding to the Company between the time that the Company’s stockholders approve the Merger and the closing of the Merger pursuant to the Interim Credit Agreement;

(2) a draft of this proxy statement and such other publicly available information concerning the Company that Lehman Brothers believed to be relevant to its analysis, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(3) financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including (i) information with respect to the Company’s anticipated substantial capital and investment expenditures, debt payments and working capital requirements and (ii) financial forecasts for the Company for the year ending December 31, 2004 prepared by management of the Company (the “Forecasts”);

(4) the trading history of the Company’s common stock from June 20, 2003 to July 15, 2004;

(5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

(6) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

(7) the Company’s current liquidity position and its ability to meet its cash requirements in the future and the alternative sources of liquidity available to the Company at the time of analysis;

(8) the results of Lehman Brothers’ efforts to solicit indications of interest and proposals from third parties with respect to an equity investment in the Company or a purchase of all or a portion of the Company’s business; and

(9) strategic alternatives available to the Company, including, without limitation, undertaking a restructuring of the Company or a sale of the Company’s assets under Section 363 of the Bankruptcy Code and the likely outcomes to the Company’s stockholders of such strategic alternatives.

      In addition, Lehman Brothers had discussions with the management of the Company concerning the business, operations, assets, financial condition and prospects of the Company and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information provided by the Company’s management or otherwise used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, upon advice of the Company, Lehman Brothers assumed that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company would perform substantially in accordance with the Forecasts. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. The Lehman Brothers Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

      In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be paid in the Merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, MCCC, Merger Corp., Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates or projections contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Analysis of Alternatives Available to the Company

      In the course of Lehman Brothers’ role as the Company’s strategic and financial advisor, Lehman Brothers held discussions with more than 60 potential strategic and financial buyers with respect to a number of alternatives, including a third party capital infusion, a sale of substantially all of the stock or assets of the Company to one buyer (via bankruptcy and out-of-court) and a piecemeal sale of the assets of the Company to multiple buyers (via bankruptcy and out-of-court). This sale process resulted in the proposed Merger, which was the only offer to purchase the entire company outside of bankruptcy, and eight indications of interest for piecemeal asset purchases through the bankruptcy process. During Lehman Brothers’ efforts in finding a buyer for, or investor in, the Company, Lehman Brothers did not become aware of any other opportunities that were likely to provide any recovery to the stockholders of the Company other than the Merger. Based on the Company’s negative cash flow, totaling approximately $8 million per month, the Company’s liquidity and the Company’s historical difficulties in obtaining third-party financing, the Company will very likely need to file for bankruptcy protection and secure debtor-in-possession financing if the Merger is not completed. Lehman Brothers believes, based on the indications of interests it received during the sale process, that, due to the claims of the Company’s creditors in a Chapter 11 case, the Company’s stockholders are unlikely to receive any proceeds if the Company’s assets are sold pursuant to the Bankruptcy Code.

      As part of its analysis, Lehman Brothers reviewed and compared certain actual and projected financial and stock market information for publicly traded companies in the Competitive Local Exchange Carriers sector that Lehman Brothers deemed comparable to the Company. The comparable companies were chosen because they are publicly traded companies with operations that, for purposes of the analysis, may be considered similar to the operations of the Company. In addition, Lehman Brothers also reviewed certain publicly available information regarding the terms and financial characteristics of selected business combination transactions that were announced or took place from July 2002 through March 2004, which Lehman Brothers believed to be comparable to the proposed transaction.

      However, because of the inherent differences between the businesses, operations, financial conditions and prospects of the Company and the comparable companies and because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction, Lehman Brothers believes that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the analyses that would affect the enterprise values of each. Lehman Brothers informed the Company’s Board that the quantitative results of the analyses were not as meaningful an indicator of fairness as the comparison of the proposed offer to the alternatives for the Company in bankruptcy.

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company’s Board selected Lehman Brothers because of its expertise, reputation and familiarity with advising financially distressed companies as well as the telecommunications industry generally and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

      As compensation for its strategic and financial advisory services, the Company has paid Lehman Brothers a monthly fee equal to $125,000 (the “Monthly Fee”) since February 16, 2004 and, in connection with the Merger, the Company paid Lehman Brothers an opinion fee equal to $500,000 (the “Opinion Fee”). Additional compensation equal to $3.0 million (or, if the total consideration involved in the transaction is over $100 million, $3.0 million plus 2.5% of every dollar above $100 million, not to exceed $5.0 million), less all paid Monthly Fees and one-half of the Opinion Fee, will be paid to Lehman Brothers by the Company upon completion of the transaction. The Company has agreed to place such amount in escrow for Lehman Brothers upon approval of the transaction by the Company’s stockholders. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by the Company and the rendering of the Lehman Brothers Opinion.

      In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      When you consider the recommendations of the Board with respect to the Merger, you should be aware that some of our directors and officers have interests in the Merger and participate in arrangements that are different from, or are in addition to, those of our stockholders generally. The Board was aware of those interests and considered them, among other matters, when they approved the Merger Agreement.

ICG Key Employee Retention Plan

      As described under “Strategic Transaction and Preparations for Bankruptcy,” based on the advice of its financial and legal counsel, the Board determined that it was in the best interests of the Company’s creditors and stockholders to pursue a dual strategy, under which, the Company would (i) prepare for a voluntary Chapter 11 bankruptcy proceeding and (ii) continue to seek a strategic transaction for the purpose of maximizing the value of the Company for the benefit of its stockholders and creditors.

      In connection with adoption of this strategy, the compensation committee of the Board considered the impact of a potential transaction on the Company’s ability to retain the services of its senior management and other key employees, including the severance benefits available to these employees. After receiving advice from its legal counsel, the compensation committee authorized the Company to adopt the ICG Key Employee Retention Plan (the “KERP”) based on the committee’s belief that this would encourage the continuity of management.

      Jeffrey Pearl, Michael Kallet, Richard Fish and Bernard Zuroff, are executive officers of the Company who are among the participants in the KERP. Under the KERP, the Company has granted retention awards payable in three installments vesting on specified dates in 2004 or upon a change of control or termination of employment other than for cause. Messrs. Pearl, Kallet, Fish and Zuroff are entitled to retention awards of $600,000, $400,000, $302,000 and $264,000, respectively. The first installment, consisting of 25% of the total amount of each participant’s bonus, was paid on August 3, 2004. The Merger will constitute a “change of control” under the KERP. Accordingly, the Merger may accelerate the Company’s obligation to pay retention awards to the participants in the KERP.

Warrants

      One of the Company’s directors, Timothy F. Price, is a consultant of Cerberus Capital Management, L.P. (“CCM”). Certain affiliates of CCM (collectively, the “Cerberus Parties”) hold, in the aggregate, warrants to purchase 426,316 shares of the Company’s common stock having an exercise price of $0.01 per share. In accordance with the terms of the Merger Agreement, and unless these warrants are exercised before the Record Date, the Cerberus Parties are entitled to receive $315,474 in consideration of the cancellation of such warrants in connection with the Merger.

Indemnification of Our Directors and Executive Officers

      Each person who is or was an officer or director of the Company or any of our subsidiaries at or before the Effective Time will be entitled to indemnity by us against any losses, costs, expenses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director or officer of us or any of our subsidiaries prior to the Effective Time. Directors and officers will be eligible for coverage under our directors’ and officers’ liability insurance policies for acts and omissions occurring before the Effective Time.

Release of Claims

      The Company is a party to the Support Agreement dated July 19, 2004 (the “Support Agreement”) with MCCC, Merger Corp., Huff, and the Cerberus Parties. Pursuant to the Support Agreement, Huff and the Cerberus Parties and their directors, officers and certain other related parties will be released by MCCC, the Merger Corp. and us from any and all claims as of the Effective Time. Three of our directors (William J.

Connors, Joseph R. Thornton and Timothy Price) will be beneficiaries of this release. Mr. Connors is a manager of Huff and Mr. Thornton is counsel to Huff. Mr. Price is a consultant to CCM.

THE MERGER AGREEMENT

      The following discussion of the Merger Agreement is only a summary of the material provisions of the Merger Agreement and is qualified by reference to the copy of the Merger Agreement attached hereto as Appendix A. Stockholders are urged to read the Merger Agreement carefully.

Structure and Effective Time

      The Merger Agreement provides that Merger Corp., a wholly owned subsidiary of MCCC, will merge with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will be a wholly owned subsidiary of MCCC.

      The Merger will become effective when the certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as we and MCCC may specify in the certificate of merger.

Merger Consideration

      At the Effective Time, each outstanding share of the Company’s common stock will be converted into the right to receive $0.75 in cash, without interest.

Treatment of Stock Options and Warrants

      As of the Effective Time, each outstanding option and warrant of the Company will be cancelled, and each option and warrant holder will be entitled to receive a cash payment (less applicable withholding taxes and without interest), equal to the excess, if any, of $0.75 over the applicable exercise price per share of the stock option or warrant, multiplied by the number of shares of our common stock that would have been received if such stock option or warrant was exercised immediately prior to the Effective Time.

Deposit Escrow

      Contemporaneously with the execution of the Merger Agreement, MCCC has deposited an amount equal to the merger consideration (“Deposit”) with JPMorgan Chase, as third party escrow holder (the “Escrow Holder”), who will hold the funds in a segregated account designated for the Deposit pursuant to an escrow agreement. The Deposit will be held by the Escrow Holder until the earlier of the closing of the Merger or the effective date of the termination of the Merger Agreement. At the closing of the Merger, the Deposit will be disbursed to the paying agent for distribution to holders of the Company’s outstanding common stock, options and warrants in accordance with the terms of the Merger, and any accrued interest on the Deposit will be disbursed to MCCC. Except in connection with the termination of the Merger Agreement under certain circumstances in which MCCC forfeits the Deposit, the Deposit will be returned to MCCC upon termination of the Merger Agreement.

Representations and Warranties

      In the Merger Agreement, the Company makes certain representations and warranties, subject to exceptions that were disclosed to MCCC, concerning the Company’s business and assets. These representations and warranties relate to, among other things, the following subject matters:

•	the Company and its subsidiaries’ corporate existence, qualification or license to conduct business, and their corporate standing

•	the Company’s ownership of subsidiaries;

•	the Company’s capitalization;

•	the Company’s corporate authority to enter into, and carry out our obligations under, the Merger Agreement and any related agreements, and the enforceability of the Merger Agreement and any related agreements;

•	absence of any violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the Merger Agreement and any related agreements;

•	the accuracy and completeness of our filings with the SEC;

•	the Company’s consolidated financial statements and the absence of undisclosed liabilities;

•	compliance with applicable laws;

•	communications licenses held by the Company and its subsidiaries;

•	environmental matters;

•	network facilities;

•	material contracts;

•	transactions with affiliates;

•	employee benefit plans and labor matters;

•	real estate owned or leased by the Company or any of its subsidiaries;

•	insurance;

•	tax matters;

•	intellectual property;

•	litigation;

•	business relationships with customers and suppliers; and

•	receipt of an opinion of our financial advisor with respect to the merger consideration.

      The Merger Agreement also contains representations and warranties of MCCC and Merger Corp. relating to, among other things:

•	MCCC’s and Merger Corp.’s existence, qualification or license to conduct business and corporate standing;

•	MCCC’s and Merger Corp.’s authority to enter into, and carry out their respective obligations under the Merger Agreement and any related agreements, and the enforceability of the Merger Agreement and any related agreements;

•	absence of any violation of MCCC’s or Merger Corp.’s organizational documents;

•	absence of any breach or violation of (i) any law, rule, order, judgment or decree, or (ii) any note, bond, mortgage, indenture, intellectual property or other licenses (except with respect to consents or approvals with the Federal Communications Commission (“FCC”), any state public service or public utilities commission (each, a “State PUC”) or any municipal franchising authorities (each, a “Municipal Franchising Authority”);

•	absence of brokers or finders in connection with the Merger on behalf of MCCC or Merger Corp.;

•	approval of MCCC as the only vote of holders of Merger Corp.’s capital stock necessary to adopt the Merger Agreement; and

•	no ownership of our common stock by either MCCC or Merger Corp.

      The representations and warranties included in the Merger Agreement are complex and not easily summarized. You are urged to read carefully Articles 3 and 4 of the Merger Agreement attached to this proxy statement as Appendix A.

Conduct of Our Business Prior to Merger

      Under the Merger Agreement, the Company and its subsidiaries have agreed, until the Effective Time, to conduct our operations in the ordinary course of business consistent with past practice, and to use our reasonable efforts to preserve intact our business organization.

      In addition, the Company and its subsidiaries have agreed, unless otherwise recommended by the manager under the Interim Management Agreement (as more fully described in “The Interim Management Agreement”) or approved by MCCC, to various other restrictions on our business and operations, including, but not limited to, restrictions on our ability to:

•	amend our certificate of incorporation or other governance documents, or merge or consolidate with any person;

•	authorize for issuance, issue or sell any shares of our capital stock or any of our options, warrants or other convertible securities;

•	declare, set aside or pay any dividend or other distribution;

•	split, combine or reclassify any of our capital stocks;

•	except for certain shares of the Company’s common stock to be held in trust for the interests of holders of unresolved claims in the Company’s prior bankruptcy proceeding, issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock (other than any issuance, sale or delivery required upon exercise of any options or warrants);

•	acquire any business or assets, other than assets in the ordinary course of business and consistent with past practice;

•	incur or guarantee any indebtedness for borrowed money or issue debt securities, with certain exceptions;

•	sell, lease, license, mortgage or otherwise encumber any of the properties or assets of the Company or any of its subsidiaries, except (i) immaterial sales of assets in the ordinary course of business or (ii) sales of assets pursuant to a previously contemplated network consolidation plan of the Company;

•	take any action that will create a requirement to make a filing registration or application with, or seek the waiver, consent or approval of, the FCC, State PUCs or any other governmental entity other than in the ordinary course of business or a previously contemplated planned exit of markets;

•	make or commit to any new capital expenditure, which, individually, are in excess of $100,000 or, in the aggregate, in excess of $1 million, with certain exceptions;

•	engage in any transaction with any affiliate (other than for services as employees, officers and directors);

•	enter into any “sale-leaseback” transactions;

•	pay or discharge any indebtedness of the Company or its subsidiaries (other than indebtedness owed to MCCC), except under certain existing liabilities and obligations and trade payables in the ordinary course of business;

•	increase the compensation or benefits of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as disclosed by the Company pursuant to the Merger Agreement;

•	make any capital contribution or provide any other additional funding to a trust established in connection with the KERP, except for payments due in an amount not exceeding $1,174,500;

•	waive, release, grant or transfer any material rights of value, to which the Company or any of its subsidiaries has any right on the date the Merger Agreement is executed, other than (i) waivers of rights under the Merger Agreement, the Interim Credit Agreement or the Interim Management Agreement or (ii) immaterial waivers in the ordinary course of business;

•	take any action that would reasonably be expected to have a material adverse impact on the ability of the Company and MCCC to obtain a material consents of a governmental entity necessary in connection with the Merger Agreement or any related agreements;

•	enter into any agreement which limits the freedom of the Company or any of its affiliates to compete or participate in any line of business or activities in any geographical area;

•	terminate, amend, modify or waive any material provision of any material contract other than in the ordinary course of business and which would not involve the incurrence by the Company or a subsidiary of the Company of more than an additional $100,000 of obligations over the term of the contract or agreement as so amended or modified or otherwise take or fail to take certain actions;

•	take or fail to take any action objected to or recommended by the manager under the Interim Management Agreement;

•	enter into any agreement not in the ordinary course of business or involving payment by the Company or any of its subsidiaries of more than $100,000 over the term of the contract, except under certain circumstances;

•	make any change in our accounting methods or cash management, unless otherwise determined by the Company to be necessary or appropriate; or

•	purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, or make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other person, except for certain advances, loans, investments and ownership of the capital stock of the Company or its subsidiaries.

No Solicitation of Proposals

      We have agreed not to, nor permit our subsidiaries to, (i) solicit, initiate or encourage any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as described below), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or (iii) enter into any agreement or arrangement requiring us to abandon, terminate or fail to consummate the Merger or other transactions contemplated by the Merger Agreement or any related agreements unless the Board determines in good faith, after consultation with a nationally reputable financial advisor and its outside legal advisors, that such an arrangement could reasonably be expected to result in a Company Superior Proposal (as described below).

      In addition, the Board will not (i) withdraw or modify, in a manner adverse to MCCC, the approval or recommendation by the Board of the Merger Agreement or the Merger, except under certain circumstances, (ii) approve or recommend any other Company Takeover Proposal or (iii) cause us to enter into any letter of intent, acquisition agreement or other similar agreement related to any Company Takeover Proposal. Our Board may terminate the Merger Agreement in response to a Company Superior Proposal which was not solicited by the Company and which did not result from a breach of any non-solicitation provision of the Merger Agreement.

      A “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement or certain other related agreements.

      A “Company Superior Proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of our common stock then outstanding or all or substantially all the assets of the Company and its subsidiaries taken together and otherwise on terms which our Board determines in good faith, upon consideration of the value of consideration, likelihood of consummation of such proposed transaction and other factors, in each case, to be more favorable to our stockholders than the Merger.

Indemnification

      The Company, as the surviving corporation, will indemnify each person who is or was an officer, director or employee of the Company or any of the Company’s subsidiaries before the Effective Time against any losses, costs, expenses, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is or was a director, officer or employee of us or any of our subsidiaries prior to the Effective Time.

      For two years after the Effective Time, the surviving corporation will provide directors’ and officers’ liability insurance for acts and omissions occurring before the Effective Time. However, the annual premium for such directors’ and officers’ liability insurance shall not exceed 110% of the annual premium for such insurance in effect on the date of the Merger Agreement.

Other Covenants

      Additional covenants by the Company include, without limitation: (i) preparation and filing a proxy statement with respect to the Merger; (ii) delivering to MCCC annual and quarterly reports filed with the SEC, monthly unaudited balance sheets and related statements of earnings and cash flow, materials filed with the SEC, and a rolling thirteen-week weekly forecasts of cash receipts and disbursements of the Company and its subsidiaries and a report of cash receipts and disbursements showing actual performance; (iii) maintaining insurance with respect to the Company’s properties and businesses against casualties and contingencies; (iv) maintaining the validity of communication licenses (i.e., licenses issued by the FCC or other governmental entity); (v) prompt filing of the necessary application(s) with the FCC or State PUCs seeking the consent of such entities to the transfer of the permits issued by the FCC or State PUCs to the Company and its subsidiaries; (vi) cooperating with MCCC (at MCCC’s expense) in obtaining lease amendments or consents to the consummation of the transactions contemplated by the Merger Agreement and any related agreements; (vii) giving notice to MCCC of any material violation of any environmental law that the Company or any of its subsidiaries reports in writing to any federal, state or local environmental agency that has the potential to materially adversely affect its assets or financial condition; and (viii) giving notice to MCCC of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its subsidiaries.

Conditions to Merger

      The obligations of the Company and MCCC to complete the Merger are subject to the satisfaction of the following conditions:

•	the adoption and approval of the Merger Agreement by a majority of the outstanding shares of the Company’s common stock entitled to vote;

•	the receipt of all required governmental consents or approvals, the failure of which to be obtained would have a material adverse effect on the Company or its subsidiaries (other than approvals from the FCC, State PUCs or Municipal Franchising Authorities); and

•	the absence of any order, injunction or decree prohibiting or restricting the completion of the Merger.

      The Company’s obligation to complete the Merger is subject to the satisfaction of the following additional conditions:

•	the representations and warranties of MCCC and Merger Corp. must be true and correct in all material respects when made and as of the effective date of the Company’s stockholder approval;

•	the representations and warranties of MCCC and Merger Corp. which relate to (i) their due organization, valid existence and good standing, (ii) their corporate authority to enter into the Merger Agreement and related agreements and the enforceability of such agreements against MCCC and Merger Corp., (iii) absence of any violation of their organizational documents upon consummation of the transactions in the Merger Agreement and related agreements, and (iv) absence of any violation of any order, statute, rule or regulation except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities) upon consummation of the transactions in the Merger Agreement and related agreements (other than a violation that would not result in a material adverse effect on the ability of MCCC or the Merger Corp. to consummate such transactions), must be true and correct as of the closing date of the Merger;

•	MCCC and Merger Corp. must have performed in all respects any obligations (if and to the extent any of the same could reasonably be expected to have a material adverse effect on the ability MCCC or Merger Corp. to consummate the Merger) required by the Merger Agreement to be performed on or prior to the closing date of the Merger; and

•	the Company must have received a certificate signed by an executive officer of MCCC certifying as to the satisfaction of certain of the above conditions.

      The obligations of MCCC to complete the Merger are subject to the satisfaction of the following additional conditions:

•	the representations and warranties of the Company are true and correct in all material respects when made and as of the date of the effective date of the Company’s stockholder approval;

•	the representations and warranties of the Company which relate to (i) its due organization, valid existence and good standing, (ii) certain information regarding its subsidiaries, (iii) its capitalization, (iv) its corporate authority to enter into the Merger Agreement and related agreements and the enforceability of such agreements against the Company, (v) absence of any violation of their organizational documents upon consummation of the transactions in the Merger Agreement and related agreements, and (vi) absence of any violation of any order, statute, rule or regulation (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities) upon consummation of the transactions in the Merger Agreement and related agreements (other than a violation that would no result in a material adverse effect on the Company and its ability to consummate such transactions) are true and correct at and as of the closing date of the Merger are true and correct at and as of the closing date of the Merger;

•	the Company must have performed in all respects the obligations (if and to the extent any of the same could reasonably be expected to have a material adverse effect on the Company and its ability to consummate the merger) required by the Merger Agreement to be performed on or prior to the closing date of the Merger;

•	MCCC must have received a certificate signed by one of the Company’s executive officers certifying as to the satisfaction of certain of the above conditions;

•	no default shall have occurred and be continuing under the Interim Credit Agreement;

•	prior to the effective date of the Company’s stockholder approval, there shall not have occurred any fact, event, change, circumstance or effect that has had or is reasonably expected to have a material adverse effect on the Company and its ability to consummate the merger; and

•	the Company shall have entered into a Management Agreement, which shall be in full force and effect as of the Effective Time.

Termination of Merger Agreement

      We and MCCC may mutually agree to terminate the Merger Agreement at any time without completing the Merger, even after we receive stockholder approval.

      In addition, either the Company or MCCC may terminate the Merger Agreement and abandon the Merger if:

•	The Company does not obtain stockholder approval on or before October 31, 2004;

•	The Merger is not consummated by the later of (i) the “Initial Closing Deadline” or (ii) the “Extended Closing Deadline”;

•	Any order permanently restraining, enjoining or otherwise prohibiting the Merger becomes final and non-appealable or any denial of a regulatory application necessary to complete the Merger becomes final and non-appealable;

•	The other party to the Merger Agreement breaches certain of its representations, warranties, covenants or agreements made or provided under the Merger Agreement, which breach could give rise to a material adverse effect that cannot be cured within a specified time, or fails to perform in any material respect any of its covenants or agreements contained in the Merger Agreement or related agreements, which failure to perform could give rise to a material adverse effect on the ability to consummate the transactions in the Merger Agreement or related agreements that cannot be cured within a specified time, or there shall have occurred any fact, event, change, circumstance or effect that has had or is reasonably expected to have a material adverse effect on either the Company or MCCC to consummate the Merger Agreement and related agreements; or

•	The Company (i) executes an acquisition agreement with a third party with respect to a Company Takeover Proposal or (ii) institutes a bankruptcy proceeding whereby all or substantially all of the assets of the Company and its subsidiaries are sold.

      In addition, MCCC may terminate the Merger Agreement if:

•	The Company or the Board breaches any of the non-solicitation provisions in the Merger Agreement.

•	The Company or the Board (i) withdraws or modifies, in a manner materially adverse to MCCC or Merger Corp., the approval or recommendation by the Board of the Merger Agreement, any related agreements or the transactions contemplated thereby, or (ii) approves an acquisition agreement with a third party with respect to a Company Takeover Proposal; or

•	The Company institutes legal proceedings in a United States Bankruptcy Court involving the Company or any of its subsidiaries as debtor from and after the date of the Merger Agreement.

Termination Fee; Expenses

      We must reimburse MCCC and Merger Corp. for all out-of-pocket expenses and fees up to a maximum of $1 million if the Merger Agreement is terminated because:

•	We (i) executed an acquisition agreement with a third party with respect to a Company Takeover Proposal or (ii) instituted a bankruptcy proceeding whereby all or substantially all of the assets of the Company and its subsidiaries are sold;

•	We breached the non-solicitation provisions of the Merger Agreement, the Board withdraws or modifies its recommendation of the Merger, or the Company or the Board approves an acquisition agreement with a third party related to a Company Takeover Proposal;

•	We instituted legal proceedings in a United States Bankruptcy Court involving the Company or any of its subsidiaries as debtor from and after the date of the Merger Agreement;

•	Stockholder approval is not obtained by the Company on or before October 31, 2004;

•	The Merger is not consummated on or before the later of (i) the Initial Closing Deadline or (ii) the Extended Closing Date;

•	An injunction restraining or prohibiting the Merger is in effect and becomes final/non-appealable;

•	Prior to the Company’s obtaining stockholder approval, (i) there shall have occurred any fact, event, change, circumstance or effect that has had or is reasonably expected to have a material adverse effect on the ability of the Company to consummate the transactions in the Merger Agreement and related agreements, (ii) the Company breaches any of its representations or warranties or fails to perform in any material respect covenants in the Merger Agreement or related agreements, which breach or failure could give rise to a material adverse effect on the Company and its ability to consummate the transactions in the Merger Agreement and related agreements and is not cured within a specified time or is incapable of being cured, or after the date of the Company’s shareholder approval, the Company breaches certain representations and warranties or fails to perform in any material respect covenants in the Merger Agreement or related agreements, which breach or failure could give rise to a material adverse effect on the Company and its ability to consummate the transactions in the Merger Agreement and related agreements and is not cured within a specified time; or

•	There is a public announcement of a Company Takeover Proposal prior to or within 180 days after the termination of the Merger Agreement (other than a termination by the Company because MCCC breaches its representations or warranties or failed to perform in any material respect any covenants contained in the Merger Agreement or related agreements).

      In addition, we must pay MCCC a termination fee of $5 million if there is a public announcement of a Company Takeover Proposal prior to or within 180 days after the termination of the Merger Agreement (other than termination by the Company because MCCC breaches its representations or warranties or fails to perform in any material respect any covenants contained in the Merger Agreement or related agreements), or the Merger Agreement is terminated (i) by MCCC or the Company upon the Company’s execution of an acquisition agreement with a third party related to a Company Takeover Proposal or the Company institutes a bankruptcy proceeding whereby all or substantially all of the assets of the Company and its subsidiaries are sold, or (ii) by MCCC if the Company breaches the non-solicitation provisions of the Merger Agreement, the Board withdraws or modifies its recommendation of the Merger or the Company or the Board approves an acquisition agreement with a third party related to a Company Takeover Proposal.

Surrender of Stock Certificates

      Prior to the Effective Time, MCCC will appoint a paying agent for the purpose of receiving certificates and other documents and instruments (the “Certificates”) that immediately prior to the Effective Time represented shares of the Company’s common stock, options or warrants. Promptly after the Effective Time, the paying agent will mail a letter of transmittal and instructions for use in surrendering the Certificates for the merger consideration. The letter of transmittal and instructions will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate or other documents to the paying agent and will specify how to properly surrender your stock certificates for payment. You should not submit your stock certificates or other documents for exchange until you receive the letter of transmittal and instructions referred to above.

      When you deliver your stock certificates or other documents to the paying agent along with a properly executed letter of transmittal and any other required documents, subject to any required withholding of taxes, you will receive the consideration to which you are entitled under the Merger Agreement with respect to the common stock, options or warrants represented by your Certificate, and the Certificate will be cancelled. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the Certificate.

Stockholder Appraisal Rights

      Under Section 262 of the Delaware General Corporation Law (“DGCL”), any holder of our common stock who does not wish to accept the $0.75 per share merger consideration may dissent from the Merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which we attach to this proxy statement as Appendix C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of our common stock who asserts appraisal rights.

      Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes your notice, and we attach the applicable statutory provisions to this proxy statement as Appendix C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

      Stockholders wishing to exercise the right to dissent from the Merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must NOT vote in favor of the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the Merger Agreement or ABSTAIN.

•	The stockholder must deliver to us a written demand for appraisal before the vote on the Merger Agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the Effective Time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the Effective Time.

      Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote. In addition, failure by a stockholder to vote against the Merger Agreement will not constitute a waiver of the stockholder’s appraisal rights.

      Only a holder of record of shares of our common stock, issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

      If you elect to exercise appraisal rights under Section 262 of the DGCL you should mail or deliver a written demand to: ICG Communications, Inc., 161 Inverness Drive, West Englewood, Colorado 80112, ATTN: Corporate Secretary.

      If we complete the Merger, we will give written notice of the Effective Time within 10 days of the Merger’s completion to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the Effective Time, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all dissenting stockholders. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

      Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

      If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding against the stockholder. The Delaware Court of Chancery will thereafter determine the fair value of the shares of our common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the Merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value.

      In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the Merger Agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal.

      The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the Effective Time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time).

      Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be subject to such conditions as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

INTERIM CREDIT AGREEMENT

      The following discussion of the Interim Credit Agreement is only a summary of the material provisions of the Interim Credit Agreement and is qualified by reference to the copy of the Interim Credit Agreement attached hereto as Appendix D. Stockholders are urged to read the Interim Credit Agreement carefully.

Generally

      On July 19, 2004, in order to fund its obligations pending the consummation of the Merger, the Company entered into the Interim Credit Agreement with MCCC as the lender and the Company’s subsidiaries as guarantors. This “bridge” financing consists of (i) a term loan in an aggregate principal amount of $2.4 million, which was made on July 19, 2004, to cover certain costs associated with planned restructuring activities and (ii) a revolving credit facility of approximately $15.7 million to cover (i) certain costs associated with additional restructuring activities, available immediately, and (ii) certain budget or cash shortfalls of the Company, available if stockholder approval of the Merger is received. All obligations under the Interim Credit Agreement and certain obligations under the Merger Agreement are secured by first priority security interests in all of the assets of the Company and its subsidiaries (subject to certain limited, existing liens and, where required, state regulatory approvals). To further secure the Company’s obligations under the Interim Credit Agreement, the Company and the guarantors have pledged to MCCC the capital stock in each of the Company’s subsidiaries. All borrowings under the Interim Credit Agreement accrue interest at an annual rate of 6%, compounded quarterly; provided, however, in the case of an “Event of Default” (as defined in the Interim Credit Agreement), interest on the Company’s borrowings will accrue at a default rate of either 8% or 11% (depending on the type of default at issue).

Repayment

      The Company must repay all of its borrowings in full (including all accrued, unpaid interest and any unpaid related expenses of MCCC) under the Interim Credit Agreement on the earliest to occur of the following: (i) the date that is 180 days after the effective date of the Merger Agreement; (ii) the date on which the Merger Agreement is terminated for any reason; (iii) November 30, 2004 in the event that stockholder approval has not been obtained by October 31, 2004; (iv) June 30, 2005 and (v) the acceleration of the obligations under the Interim Credit Agreement pursuant to its terms, whether following an Event of Default or otherwise. The Company may also prepay its borrowings at any time without penalty.

Representations, Conditions, and Events of Default

      Pursuant to the Interim Credit Agreement, the Company has made certain representations to, entered into certain covenants with, or agreed to certain conditions with MCCC, including, but not limited to, the following: (i) the proceeds of the term loan and a certain part of the revolving financing facility may only be used to satisfy obligations in connection with certain of the Company’s restructuring activities and the proceeds of a certain part of the interim financing facility may only be used to pay expenses and for purposes consistent with an approved budget; (ii) in order for the Company to obtain borrowings under the term loan and the revolving credit facility, the Merger Agreement and Management Agreement must not have been terminated by any party thereto or breached by the Company; (iii) in order for the Company to continue to receive financing, prior to the effective date of the Company’s stockholder approval, there must not have occurred any event or change that resulted in or is reasonably expected to result in a “material adverse effect” on the assets, business or condition of the Company or its ability to consummate the transactions contemplated by the Merger Agreement and related agreements; and (iv) to continue to receive financing, there must not be any “Default” or “Event of Default” on the borrowing date.

      Further, upon an “Event of Default”, MCCC can, subject to any applicable regulatory requirements, declare all outstanding borrowings and accrued and other specified obligations immediately due and payable, foreclose on any or all of the assets of the Company and its subsidiaries and/or exercise any other remedies available under the Interim Credit Agreement or applicable law. “Events of Default” under the Interim Credit Agreement include, without limitation, the following: (i) prior to the effective date of the Company’s stockholder approval, any of the representations or warranties made by the Company or its subsidiary guarantors in or in connection with the Interim Credit Agreement or any related loan document prove to be false or misleading; (ii) the Company defaults with respect to any payment of principal when due under the Interim Credit Agreement; (iii) the Company defaults with respect to any payment of expenses, interest and other amounts payable under the Interim Credit Agreement and such default continues unremedied for more than two business days; (iv) the termination of the Merger Agreement by any party thereto except in cases following a breach by MCCC; (v) the Merger Agreement ceases, for any reason, to be a valid, binding and enforceable obligation of the Company; (vi) the Company and/or subsidiary guarantors fail to perform or observe any of the covenants and conditions in the Interim Credit Agreement and related loan documents and such failure (if not willful) remains uncured for 30 days; (vii) a Change of Control (as defined in the Interim Credit Agreement) occurs; and (viii) the Company or any of its subsidiaries files for bankruptcy.

INTERIM MANAGEMENT AGREEMENT

      The following discussion of the Interim Management Agreement is only a summary of the material provisions of the Interim Management Agreement and is qualified by reference to the copy of the Interim Management Agreement attached hereto as Appendix E. Stockholders are urged to read the Interim Management Agreement carefully.

      If the Company’s stockholders approve the Merger, the Company, certain of the Company’s subsidiaries and MCCC plan to enter into the Interim Management Agreement immediately following stockholder approval of the Merger. Pursuant to the Interim Management Agreement, MCCC will be responsible for the day-to-day management of the business operations of the Company and its subsidiaries, subject to the supervision of the boards of directors of the Company and its subsidiaries, until the Merger is consummated.

      Specifically, the Interim Management Agreement will be signed and become effective upon stockholder approval of the Merger and MCCC’s rights and duties as the “manager” will continue until the consummation of the Merger (or if applicable, the earliest of (i) the termination of the Merger Agreement, (ii) the commencement of a Chapter 11 bankruptcy case by any of the subsidiary signatories to the Interim Management Agreement, (iii) the failure of MCCC to timely fund any proper borrowing request by the Company under the Interim Credit Agreement, and (iv) the termination of the Interim Management

Agreement upon mutual agreement of the parties). During this period, MCCC will manage the operations, assets, facilities and related billing, collection and administrative functions of the Company and its subsidiaries, consistent with the terms of applicable law, the Interim Management Agreement, Merger Agreement and Interim Credit Agreement, and subject to the review and ultimate control of the boards of directors of the Company and its subsidiaries, as well as certain express limitations (including prohibitions against engaging in transactions outside of the ordinary course of business without the requisite consent of the Company or the applicable subsidiaries). In addition, the Company and MCCC as manager will proceed with the application process for federal and/or state regulatory approval of the transactions contemplated under the Merger Agreement. MCCC as manager will have certain limited rights and powers with respect to the Company’s and the subsidiaries’ employees.

      MCCC will not receive any separate compensation for its services as manager pursuant to the Interim Management Agreement, other than reimbursement by the Company for MCCC’s reasonable out-of-pocket expenses (in the event that the Merger is not consummated, MCCC will waive its right to reimbursement of expenses).

OTHER MATTERS TO BE TRANSACTED AT THE MEETING

      Other than as described in this proxy statement, no business is scheduled to be transacted at the Meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes certain material U.S. federal income tax considerations of the Merger generally relevant to holders of our capital stock, assuming that the Merger is completed as contemplated by this proxy statement. This discussion is based upon interpretations of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated under the Code and judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the Merger. The tax treatment of our stockholders may vary depending upon each stockholder’s particular situation. Also, stockholders subject to special treatment, including:

•	broker-dealers and dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks and thrifts;

•	insurance companies;

•	persons that hold our capital stock as part of a “straddle,” a “hedge,” a “constructive sale” transaction or a “conversion transaction”;

•	persons that have a “functional currency” other than the U.S. dollar;

•	investors in partnerships or other pass-through entities;

•	expatriates subject to Code section 877; and

•	persons subject to the alternative minimum tax may be subject to special rules not discussed below. This discussion does not address the U.S. federal income tax consequences of the Merger to holders of our capital stock that do not hold such stock as a capital asset within the meaning of Section 124 of the Code. Moreover, the effect of any applicable estate, state, local or non-U.S. tax laws is not discussed.

      A U.S. stockholder is a stockholder that, for U.S. federal income tax purposes, is:

•	a U.S. citizen or resident;

•	a domestic corporation or other entity taxable as a corporation for U.S. federal income tax purposes;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust.

      A non-U.S. stockholder is any stockholder that is not a U.S. stockholder.

      This discussion of certain material U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your own tax advisor with respect to the particular U.S. federal income tax consequences to you of the Merger, including any special considerations related to your particular situation, as well as the applicability and effect of any state, local, foreign or other tax laws and changes in any applicable tax laws.

Consequences to U.S. Stockholders

      For U.S. stockholders, the Merger will be treated as a taxable sale of our capital stock in exchange for the merger consideration. As a result, each U.S. stockholder will recognize capital gain or loss with respect to our capital stock, measured by the difference between the U.S. stockholder’s tax basis in our capital stock exchanged and the amount of cash received in the Merger. A U.S. stockholder’s adjusted tax basis in our capital stock will generally equal the amount the U.S. stockholder paid for the stock, less any returns of capital that the U.S. stockholder has received with regard to the stock. In the case of a U.S. stockholder that holds lots of our capital stock acquired on different dates or at different prices, gain or loss must be calculated and accounted for separately for each block.

      The gain or loss on the sale of our common stock will constitute long-term capital gain or loss if the capital stock sold has been held for more than one year as of the Effective Time. If a U.S. stockholder receiving long-term capital gain is an individual, then the capital gain will generally be subject to tax at a maximum rate of 15%. The deductibility of capital losses is limited. In addition, U.S. stockholders may be subject to applicable alternative minimum tax. U.S. Stockholders are urged to consult their own tax advisors regarding the tax consequences of the Merger to them.

Consequences to Non-U.S. Stockholders

      Generally, a non-U.S. stockholder’s gain or loss from the Merger will be determined in the same manner as that of a U.S. stockholder. As discussed above, the Merger will be treated as a taxable sale of our capital stock by stockholders in exchange for the merger consideration. For U.S. federal income tax purposes, a non-U.S. stockholder generally is not subject to U.S. federal income taxation on capital gain or loss on that sale, unless:

•	that gain is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business; or

•	that stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are satisfied.

      If a non-U.S. stockholder’s capital stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at regular capital gains rates with respect to that gain, similar to U.S. stockholders. In addition, the non-U.S. stockholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of a nonresident alien individual, or the 30% branch profits tax in the case of a corporate non-U.S. stockholder. If the non-U.S. stockholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of the sale and certain other conditions are satisfied, such stockholder will be subject to a 30% tax on capital gains.

      The transferee of stock in a corporation that is a “U.S. real property holding corporation” as defined in Section 897 of the Code is required to deduct and withhold a tax equal to 10% of the amount realized in the transfer. We do not expect that we will be considered a U.S. real property holding corporation. Therefore, no withholding should be required under Code section 1445.

Backup Withholding

      In general, we must report certain information to the IRS with respect to the payment of cash in connection with the Merger. The payor (which may be us or an intermediate payor) will be required to withhold backup withholding tax at a rate of 28%, unless the stockholder (i) furnishes a correct taxpayer identification number and certifies on the substitute IRS Form W-9 included in the Letter of Transmittal to be provided by the Paying Agent that it is not subject to backup withholding tax, (ii) provides a certification of foreign status on IRS Form W-8 BEN or successor form, or (iii) otherwise is exempt from backup withholding tax. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amounts paid as backup withholding tax do not constitute an additional tax and will be creditable against your U.S. federal income tax liability provided that the required information is given to the IRS. If backup withholding tax results in an overpayment of tax, then you can obtain a refund by filing a U.S. federal income tax return.

REGULATORY AND OTHER APPROVALS

      Certain of the Company’s subsidiaries provide telecommunications services that are regulated by the Federal Communications Commission and/or state public utility commissions. As providers of such services, those subsidiaries hold a number of authorizations issued by those commissions. Permission from some of those commissions is required to transfer control over those authorizations, customers purchasing regulated services and the stock of the subsidiaries that provide regulated services. Permission from some of those commissions is also required to encumber the regulated assets of those subsidiaries of the Company that provide or are authorized to provide regulated services.

      In addition, to the extent the subsidiaries of the Company that hold state licenses enter into obligations under the Interim Credit Agreement, certain state commissions must approve those financing arrangements. The regulatory consents and approvals described above may delay or jeopardize completion of the Merger as described more fully in “Regulatory and Other Approvals.”

      Under the Communications Act of 1934, as amended, prior Federal Communications Commission approval is required for the transfer of control to MCCC of the Company and those subsidiaries of the Company that hold FCC licenses and authorizations. The FCC must determine whether MCCC is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. MCCC and the Company filed a transfer of control application with the FCC in July 2004.

      Because certain subsidiaries of the Company also hold licenses and authorizations issued by state public utility commissions, the transfer of control is also subject to certain state regulatory approvals. In addition, to the extent that the subsidiaries of the Company that hold state licenses and authorizations enter into obligations under the Interim Credit Agreement, those financing arrangements are subject to the approval of certain state commissions. The federal and state approvals and consents described above may jeopardize or delay completion of the Merger, as described more fully in “Risk Factors and Other Considerations.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

      The following table sets forth, as of July 19, 2004, the number of shares of our common stock beneficially owned by (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group, and (c) each person known by us to beneficially own more than 5% of our common stock. Our knowledge is based upon (i) filings made by such persons with the Securities and Exchange Commission in respect of the ownership of our common stock and (ii) the Support Agreement.

Name of Beneficial Owner	Amount of Beneficial Ownership	% of Class(1)

William R. Huff[2]	1,180,496	14.7%
c/o W.R. Huff Asset Management Co., L.L.C. 67 Park Place Morristown, NJ 07690
Stephen Feinberg[3]	1,433,736	16.5%
c/o Cerberus Capital Management, L.P. 299 Park Avenue, 22nd Floor New York NY 10022
Randall E. Curran	0	*
Jeffrey R. Pearl	25,000	*
Richard E. Fish, Jr.[4]	14,570	*
Michael D. Kallet[4]	27,926	*
Bernard L. Zuroff[4]	12,142	*
John V. Colgan[4]	8,750	*
William J. Connors[5]	10,000	*
Timothy F. Price[5]	10,000	*
John A. Scarpati[5]	10,000	*
Joseph R. Thornton[5]	10,000	*
All named executive officers and directors as a group (10 persons)	128,388	1.5%

*	Less than one percent

[1]	The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. For purposes of this table, we exclude any effect the Merger may have on the right of any person to acquire voting or investment power over any securities. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. The number of shares of our common stock deemed outstanding on July [ ], 2004, for purposes of calculating the percent of class owned was 8,000,000. As used in this registration statement, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

[2]	Mr. Huff is believed to have sole voting and dispositive power over these shares, which are or will be upon issuance held, through accounts managed by W.R. Huff Asset Management Co., L.L.C. The amount reported includes 1,163,453 of common stock and 17,043 shares of common stock issuable upon exercise of warrants at an exercise price of $9.12 per share.

[3]	Mr. Feinberg is believed to have sole voting and dispositive power over all shares of ICG which have been or will be issued, in the aggregate, to Cerberus Partners, L.P. (“Cerberus”), Cerberus International, Ltd. (“International”), and Cerberus Institutional Partners, Ltd (“Institutional”). Cerberus, International and Institutional are the holders of, in the aggregate, approximately 752,867 shares of our common stock and warrants to purchase an aggregate of 680,869 shares of common stock (of which 426,316 have an exercise price of $0.01 per share and 254,553 have an exercise price of $9.12 per share). Mr. Feinberg serves as the managing member of Cerberus Associates, L.L.C., the general partner of Cerberus, and, through one or more intermediate entities, the investment manager for International and Institutional.

[4]	All shares reported as beneficially owned represent shares that may be acquired within 60 days pursuant to the exercise of outstanding options granted under the ICG Communications, Inc. Year 2002 Stock Option Plan and Year 2003 Stock Option Plan.

[5]	All shares reported as beneficially owned represent shares that may be acquired within 60 days pursuant to the exercise of outstanding options granted under the ICG Communications, Inc. Directors’ Stock Option Plan.

STOCKHOLDER PROPOSALS

      At the Effective Time, all shares of common stock outstanding immediately before the Effective Time will be cancelled and the Company will issue new shares to MCCC, which will become the sole stockholder of the Company. Accordingly, if the Merger takes place, you will cease to be the holder of any shares of our stock and will not receive notice of future annual meetings of stockholders.

      If the Merger is not consummated pursuant to the Merger Agreement, the Company expects promptly to commence federal bankruptcy proceedings for the purpose of liquidating its remaining assets. In such event, we consider it unlikely that stockholders of the Company will recover anything of value in respect of their stock or that any additional annual or special meetings of the stockholders would be necessary or appropriate to the Chapter 11 proceedings or in the best interests of the holders of claims against and interests in the Chapter 11 estate. Accordingly, upon the commencement of Chapter 11 proceedings the Company does not intend to hold any further meetings of the stockholders of the Company. However, under applicable Delaware law and subject to any required Bankruptcy Court approval, a stockholder may have the right to require that such a meeting be held.

      In the event that an annual meeting of our stockholders is held in 2005, any stockholder proposal to be considered for presentation at such meeting must be received by the Company at its principal executives offices located at 161 Inverness Drive West, Englewood, Colorado 80112 a reasonable time before we print and mail our proxy materials for inclusion in the Company’s proxy statement and form of proxy. Furthermore, under Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, the Company must receive stockholder proposals intended to be presented at the 2005 annual meeting without inclusion in the Company’s proxy statement at a reasonable time before the mailing of the Company’s proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Exchange Act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the SEC’s office at the public reference facilities of the SEC, which are located at Room 1024, Judiciary Plaza, at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the SEC located at Northeast Regional Office, 233 Broadway, New York, New York 10279. Copies of these materials can be obtained, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information.

      You should rely only on the information contained in this document to vote your shares of our common stock at the Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2004.

      You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among
MCCC ICG HOLDINGS LLC,
MCCC MERGER CORP.
and
ICG COMMUNICATIONS, INC.
July 19, 2004

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 19, 2004, among ICG Communications, Inc., a Delaware corporation (the “Company”), MCCC ICG Holdings LLC, a Delaware limited liability company (the “Buyer”), and MCCC Merger Corp., a Delaware corporation and wholly owned subsidiary of the Buyer (“Merger Corp.”).

      WHEREAS, the respective boards of directors or managers of the Company, the Buyer and Merger Corp. have each approved the merger of Merger Corp. with and into the Company (the “Merger”) and deem it advisable and in the best interests of its respective shareholders or members, as the case may be, to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the respective boards of directors of the Company and the Merger Corp. have each approved this Agreement and have recommended that their respective shareholders approve this Agreement and the transactions contemplated hereby;

      WHEREAS, the Buyer, as the sole shareholder of Merger Corp., shall approve this Agreement and the transactions contemplated hereby by written consent immediately after the execution of this Agreement;

      WHEREAS, the affirmative vote of the holders of a majority of the outstanding voting common stock, par value $0.01 per share, of the Company (“Company Common Stock”) entitled to vote is required to adopt and approve this Agreement;

      WHEREAS, the Buyer and certain shareholders of the Company representing approximately 29% of the issued and outstanding Company Common Stock have, simultaneously with the execution of this Agreement, entered into a lock-up agreement, pursuant to which such shareholders have agreed to vote their shares of Company Common Stock in favor of this Agreement and the Merger (“Lock Up Agreement”);

      WHEREAS, the Buyer and the Company have, simultaneously with the execution of this Agreement, entered into an interim credit agreement (“Interim Credit Agreement”) in the form attached hereto as Exhibit A;

      WHEREAS, in connection with the Interim Credit Agreement, the Buyer and the Company have, simultaneously with the execution of this Agreement, entered into a security and pledge agreement (“Security and Pledge Agreement”) in the form attached hereto as Exhibit B;

      WHEREAS, the Buyer and the Company shall, at the effective time of the Company Shareholder Approval (as defined in Section 3.25), enter into one or more management agreement (each, an “Interim Management Agreement”) substantially in the form attached hereto as Exhibit C;

      WHEREAS, the Company, the Buyer and Merger Corp. desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), Merger Corp. shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) and the separate corporate existence of Merger Corp. shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the “Surviving Corporation”).

      SECTION 1.2     Closing. The closing of the Merger (the “Closing”) will take place on the earlier of (i) a date and time specified by the Buyer after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VII, and (ii) the later of (A) the 90th day following the effective date of the Company Shareholder Approval (the “Initial Closing Deadline”) or (B) in the event that fewer than all of the FCC Consents (as defined in Section 6.4(a)) and the State PUC Consents (as defined in Section 6.4(b)) shall have been obtained on or before the Initial Closing Deadline, at the election of the Buyer, the 60th day thereafter (the “Extended Closing Deadline”); provided that the Buyer has given written notice to the Company of its election to close the Merger on the Extended Closing Deadline no fewer than five (5) days before the Initial Closing Deadline; and provided further that between the Initial Closing Date and the Extended Closing Date, if any, the Closing can occur on a date and at a time selected by Buyer within such time period (the “Selected Closing Deadline”) so long as Buyer provides written notice to the Company five (5) days before the Selected Closing Deadline. The Closing will be held at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York or such other location as the parties hereto shall agree to in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

      SECTION 1.3     Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall acknowledge and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as the Company and the Buyer shall agree and specify in the Certificate of Merger (the “Effective Time”).

      SECTION 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Corp. shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.5     Certificate of Incorporation and By-Laws. The Certificate of Merger shall provide that, at the Effective Time (a) the certificate of incorporation of the Company shall be amended and restated to embody the terms set forth on Exhibit D hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and the DGCL and (b) the by-laws of the Company shall be amended and restated to embody the terms set forth on Exhibit E hereto and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and the DGCL.

      SECTION 1.6     Directors and Officers of Surviving Corporation.

      (a) From and after the Effective Time, the directors and officers of the Surviving Corporation shall be determined as provided in Schedule A attached hereto until their respective successors are duly elected and qualified, as the case may be.

      (b) In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement and to vest in the Surviving Corporation title to all assets, rights, privileges, powers, immunities, purposes and franchises of either the Merger Corp. or the Company, the officers and directors of such corporation shall be empowered to take all such lawful action.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT ENTITIES

      SECTION 2.1     Effect on Capital Stock. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Merger Corp.:

(a) Cancellation of Treasury Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and owned by the Company as treasury stock or by any direct or indirect Subsidiary of the Company (“Excluded Shares”) shall be cancelled automatically and shall cease to exist, and no payment shall be made in respect thereof.

(b) Conversion of Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted into the right to receive, upon surrender of the certificate representing such Company Common Stock in accordance with Section 2.3, $0.75 per share in cash (the “Merger Consideration”).

(c) Cancellation and Retirement of Company Common Stock. All outstanding shares of the Company Common Stock shall automatically cancel and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect thereto except (other than in the case of Excluded Shares) the right to receive the Merger Consideration, without interest, to be paid in consideration therefore upon surrender of such certificate in accordance with Section 2.3.

(d) Capital Stock of Merger Corp. Each issued and outstanding share of capital stock of Merger Corp. shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      SECTION 2.2     Effect on Company Options.

      (a) For purposes of this Agreement, the term “Option” means each unexpired and unexercised option, warrant or other security (whether or not vested or exercisable) that is outstanding at the Effective Time pursuant to which the holder thereof has the right to purchase Company Common Stock from the Company (including, without limitation, any Company Stock Option or Company Stock Warrant). The term “Company Stock Option” means each outstanding option to purchase shares of Company Common Stock issued under the Employee Benefit Plans, as amended from time to time. The term “Company Stock Warrant” means each outstanding warrant to purchase shares of Company Common Stock issued (i) to certain of the Company’s unsecured creditors pursuant to the Company’s proceedings under the Bankruptcy Code in the Delaware Bankruptcy Court (Joint Case Number 00-4238 (PJW)) (the “Bankruptcy Proceedings”) and (ii) in connection with the establishment of the Company’s senior subordinated term loan. As of the Effective Time, each outstanding Option shall be extinguished and converted into the right to receive, in complete satisfaction of all obligations owing from the Company to the holder of such Option on account of such Option, a cash amount equal to the product of (x) the excess, if any, of $0.75 minus the per share exercise price of each such Option (the “Option Share Merger Consideration”) multiplied by (y) the aggregate number of shares of Company Common Stock that would have been issuable had such Option been exercised in full at the Effective Time, less any required withholding of U.S. federal income taxes.

      (b) Except as otherwise agreed to by the parties, (i) each Employee Benefit Plan which provides for the issuance or grant of any option, warrant, right or other convertible security of the Company or any Subsidiary shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time, and (ii) the Company shall take all action necessary to ensure that, following the Effective Time, no participant in the Employee Benefit Plans or other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in the value of the equity securities of the Company, the Surviving Corporation, Merger Corp. or any of their respective Subsidiaries and to terminate all such plans effective as of the Effective Time; provided that, for the avoidance of doubt, any such termination shall not affect the rights of any outstanding Company Stock Option, except as otherwise provided in the relevant Employee Benefit Plan, other documents governing such Company Stock Options and this Agreement.

      (c) The parties to this Agreement hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any Options or substitute any additional option, warrant or other security for such Options.

      SECTION 2.3     Deposit Escrow.

      (a) Deposit with Escrow Holder. Contemporaneously with the execution and delivery of this Agreement by the parties, Buyer will deposit (or cause Merger Corp. to deposit), in cash, the aggregate amount of the Merger Consideration and Option Share Merger Consideration (the “Deposit”) payable upon conversion of the outstanding shares of Company Common Stock as provided in Section 2.1 with a third party escrow holder (the “Escrow Holder”), who will hold the funds in a segregated account designated for such purpose pursuant to an escrow agreement executed by the parties (the “Escrow Agreement” and, together with the Interim Credit Agreement, Security and Pledge Agreement and the Interim Management Agreement, the “Related Agreements”). The Escrow Agreement shall be consistent with the terms and conditions of this Agreement. Interest accrued on the Deposit shall belong and be paid to the Buyer unless the Deposit is disbursed to the Company pursuant to Section 2.3(b).

      (b) Disbursement of Deposit. The Deposit shall be held by the Escrow Holder until the earlier of (i) the Closing Date and (ii) the effective date of the termination of this Agreement (the “Disbursement Date”). Upon the Closing, the Deposit shall be disbursed to the Payment Agent described in Section 2.4 below for disbursement in accordance with such Section and any accrued interest on the Deposit shall be distributed to the Buyer. Upon the termination of the Agreement, the Deposit and any accrued interest thereon shall be immediately disbursed to the Buyer, provided that if this Agreement is terminated by the Company (i) prior to the effective date of the Company Shareholder Approval, pursuant to Section 8.1(d) or (ii) on or following the effective date of the Company Shareholder Approval, pursuant to Section 8.1(b)(ii) or Section 8.1(d), then the Deposit and any accrued interest thereon shall be immediately disbursed to the Company as liquidated damages. The fees and costs of the Escrow Holder shall be borne equally by the Company and the Buyer.

      (c) Manner of Disbursement. The Escrow Holder shall be authorized to disburse the Deposit, together with any interest earned on such sum, to the party entitled thereto under this Section 2.3, in immediately available funds by wire transfer to an account designated in writing by such party.

      (d) Taxes. Taxes attributable to any interest paid or accrued on the Deposit while it is held in escrow shall be borne by the party entitled to receive such interest pursuant to this Section 2.3.

      SECTION 2.4     Exchange of Certificates; Payments at Closing.

      (a) Deposit with Paying Agent. Prior to the Effective Time, the Buyer shall appoint an agent (the “Paying Agent”) for the purpose of receiving the certificates and other documents and instruments (the “Certificates”) that immediately prior to the Effective Time represented shares of either Company Common Stock or Options and distributing to the holders of Company Common Stock or Options that are represented by such Certificates payment of the Merger Consideration or Option Share Merger Consideration, as applicable. As of the Effective Time, the Escrow Holder shall deposit with the Paying Agent for the benefit of the holders of Company Common Stock and Options, the aggregate cash representing the Merger Consideration and Option Share Merger Consideration (the “Payment Fund”) payable pursuant to the other provisions of this Article II in exchange for the Certificates.

      (b) Exchange Procedures. As soon as practicable following the Effective Time, the Paying Agent, pursuant to a paying agent agreement which terms and conditions are reasonably acceptable to the Company and the Buyer, shall mail to each record holder of the Certificates (as of the Effective Time) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions as the Company and the Buyer mutually agree) and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration or Option Share Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of such Certificates shall promptly receive in exchange therefor the amount of cash equal to the Merger Consideration or Option Share Merger Consideration, as applicable, to which such holder is entitled pursuant to the other provisions of this Article II, without interest, less any required withholding of U.S. federal income taxes, and in each case, the Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this paragraph (b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or Option Share Merger Consideration, as applicable, to which the holder thereof has the right to receive in respect of such Certificate pursuant to the other provision of this

Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

      (c) If any portion of the Merger Consideration or Option Share Merger Consideration payable in respect of any Certificate is to be paid to a person other than in whose name the Certificate surrendered is registered, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the person requesting such payment either pay any transfer or other taxes required by reason of the payment of the Merger Consideration or Option Share Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

      SECTION 2.5     No Further Rights in Company Common Stock or Options. All cash paid upon the surrender of Certificates in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or Options formerly represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Company Common Stock or Options that were outstanding immediately prior to the Effective Time. Subject to Section 2.8, if Certificates are presented to the Surviving Corporation or the Paying Agent for any reason after the Effective Time, they shall be cancelled and exchanged as provided in this Article II.

      SECTION 2.6     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who shall not have voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, such Dissenting Shareholder fails to perfect or withdraws or loses such holder’s right to appraisal under the DGCL, such Dissenting Shareholder’s shares of Company Common Stock shall be deemed to have been converted into, at the Effective Time, a right to receive for each share the Merger Consideration. The Company shall give the Buyer prompt notice of any demands received by the Company for appraisal of Company Common Stock, and the Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of the Buyer, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      SECTION 2.7     Reduction of Payment Fund. Any portion of the Payment Fund representing Merger Consideration for Company Common Stock for which appraisal rights shall have been perfected shall be returned to the Buyer, upon demand.

      SECTION 2.8     Termination of Payment Fund. Any portion of the Payment Fund (including interest) that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, free and clear of all claims or interest of any person previously entitled thereto and may be commingled with the general funds of the Surviving Corporation. Any holders of Certificates who have not complied with this Article II prior to that time shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for Merger Consideration or Option Share Merger Consideration.

      SECTION 2.9     No Liability. None of the parties to this Agreement, the Paying Agent or the Surviving Corporation shall be liable to any person in respect of any Merger Consideration or Option Shares Merger Consideration, as applicable, from the Payment Fund that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      SECTION 2.10     Investment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Buyer, in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (C) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation or (D) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $100 million, and any net profit resulting from, or interest or income produced by, such investment shall be paid to the Buyer as and when requested by the Buyer, provided that any such investment or any such payment of profit shall not delay the receipt by holders of Certificates of the Merger Consideration or Option Shares Merger Consideration, as the case may be, or otherwise impair such holders’ respective rights hereunder.

      SECTION 2.11     Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Option Share Merger Consideration, as applicable, with respect to such Certificate, to which such person is entitled pursuant to this Article II.

      SECTION 2.12     Withholding Rights. The Paying Agent, on behalf of the Surviving Corporation, shall be entitled to deduct and withhold from the Merger Consideration or Option Share Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Options, respectively, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments in respect of Company Stock Options held by employees of the Company. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid as Merger Consideration or Option Share Merger Consideration to the holder in respect of which such deduction and withholding was made.

      SECTION 2.13     Fees and Expenses of the Paying Agent. The Surviving Corporation shall pay all fees and expenses of the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as otherwise set forth in any document filed by the Company with the Securities and Exchange Commission (“SEC”) (such document, a “Company SEC Document”) or in the disclosure schedule delivered by the Company to the Buyer prior to the execution of this Agreement and attached hereto, (“Company Disclosure Schedule”), the Company hereby represents and warrants to the Buyer and Merger Corp. as follows:

      SECTION 3.1     Organization and Standing. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties make such qualification or licensing necessary, except in each case where the failure to be so qualified or licensed would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect. The Company has made available to the Buyer prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation, by-laws and equivalent organizational documents of its Subsidiaries, in each case, as amended to the date hereof. Such certificates of incorporation, by-laws and equivalent organizational documents are in full force and effect. For the purposes of this Agreement, the term “Company Material Adverse Effect” means a material adverse effect (a) on the assets, business, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) on the ability of the Company to consummate the transactions contemplated by this Agreement and Related Agreements.

      SECTION 3.2     Subsidiaries. Section 3.2 of the Company Disclosure Schedule is a true, accurate and complete list of all of the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary (a) have been duly authorized, validly issued and are fully paid and nonassessable, (b) are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, taxes, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Encumbrances”) and (c) are free of any other restrictions (including any restrictions on the right to vote, sell, transfer or otherwise dispose of such capital stock or other ownership interests). Except for the capital stock or ownership interest in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity (other than marketable securities and other short-term investments). No Subsidiary of the Company has outstanding any securities convertible into or exchangeable for any shares of its capital stock or ownership interest, and there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, transfer or voting of any securities of the Company’s Subsidiaries. For purposes of this Agreement, the term “Subsidiary”, with respect to a person, means any corporation, limited liability company, partnership, trust or unincorporated organization of which securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors (the “Board”) or other governing body performing similar functions with respect to such corporation, limited liability company, partnership, trust or unincorporated organization (or, if there are no such voting interests, 50% or more of the equity interests of which) are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries.

      SECTION 3.3     Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consisted of 100,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the date hereof, 7,839,338 shares of Company Common Stock are issued and outstanding and no shares of Company Preferred Stock are issued and outstanding. As of the date hereof, there are 2,111,867 shares of Company Common Stock reserved for issuance upon exercise of the outstanding Company Stock Options and Company Stock Warrants. Except for (a) 160,662 shares of Company Common Stock to be distributed pursuant to the Bankruptcy Proceedings, (b) warrants to purchase 19,494 shares of Company Common Stock to be distributed pursuant to the Company’s Bankruptcy Proceedings, (c) Company Stock Warrants representing the right to purchase 1,454,190 shares of Company Common Stock and (d) Company Stock Options representing the right to purchase 657,677 shares of Company Common Stock, there are no options, warrants, convertible securities or other rights, or agreements, arrangement, claims or other commitments of any type relating to the issuance, sale or transfer of any shares of capital stock, or other equity interests in, the Company or any of its Subsidiaries. Each outstanding share of capital stock of the Company is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. The Company has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the shareholders of the Company on any matter. Other than Company Stock Warrants to purchase 473,684 shares of Company Common Stock having an exercise price of $0.01 per share, none of the Options has an exercise price of less than $6.

      SECTION 3.4     Authority and Enforceability. Prior to the Company’s execution of this Agreement, the Company had all requisite corporate power and authority to enter into this Agreement and the Related Agreements and, to consummate the transactions contemplated hereby, (subject to the Company Shareholder Approval) and thereby. The execution and delivery of this Agreement and the Related Agreements by the Company at the time of execution and delivery and the consummation by the Company of the transactions contemplated hereby (subject to Company Shareholder Approval) and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company (other than the Company Shareholder Approval with respect to this Agreement) is necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Company at the time of execution and delivery and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, shall constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

      SECTION 3.5     Conflicts, Consents and Approvals. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Related Agreements at the time of execution and delivery and the consummation of the transactions contemplated hereby and thereby will not:

(a) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries;

(b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, require the consent of any party or the giving of notice to any party under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify, impose any monetary or other economic penalty or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other licenses (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below), contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party, the result of which individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

(c) violate any order, writ, injunction, decree, statute, rule or regulation (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below) applicable to the Company or any of its Subsidiaries, except where any such violation would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect; or

(d) require any consent or approval of or registration or filing by the Company or any of its affiliates with, any third party or any governmental agency or regulatory authority (each, a “Governmental Entity”) which has not been received or made except for (i) any such consent or approval of or registration or filing with the Federal Communications Commission (“FCC”), any state public service or public utilities commission (each, a “State PUC”), and any municipal franchising authority (each, a “Municipal Franchising Authority”) having regulatory authority over the business of the Company or its Subsidiaries as conducted in any given jurisdiction, (ii) the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and (iii) any other consent or approval of or registration or filing which if not obtained or made could not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.6     SEC Reports.

      (a) The Company has timely filed with the SEC all required reports, filings, registration statements and other documents to be filed by it with the SEC since January 1, 2000, except as set forth in Section 3.6(a) of the Company Disclosure Schedule or where the failure to have timely filed has not had and could not reasonably be expected to have a Company Material Adverse Effect.

      (b) As of its filing date, or as amended or supplemented prior to the date hereof, each Company SEC Document complied as to form in all respects with the applicable requirements of the Securities Act and the Exchange Act, except as set forth in Section 3.6(b) of the Company Disclosure Schedule or where the failure to so comply has not had and could not reasonably be expected to have a Company Material Adverse Effect.

      (c) No Company SEC Document, as of its filing date, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (d) No Subsidiary is required to file any form, report or other document with the SEC.

      (e) The Company has heretofore made available to the Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

      SECTION 3.7     Financial Statements; Liabilities.

      (a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Documents complied as to form, was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis through the period indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations and changes in financial position for the respective periods then ended (subject, in the case of unaudited statements, to the absence of certain footnote disclosures).

      (b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have no liabilities or obligations of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, in each case, other than (i) liabilities or obligations disclosed on the face of (rather than in any notes thereto) the most recent consolidated balance sheet (rather than in any notes thereto) for the Company and its Subsidiaries included in the Company SEC Documents; (ii) liabilities or obligations incurred in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) since the date of the most recent consolidated balance sheet for the Company and its Subsidiaries included in the Company SEC Documents; and (iii) liabilities or obligations, the existence of which, individually or in the aggregate, could not have a Company Material Adverse Effect.

      (c) Except as set forth in Section 3.7(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have no Indebtedness for borrowed money.

      SECTION 3.8     Disclosure Documents.

      (a) Each document required to be filed by the Company with the SEC in connection with the Merger, including, without limitation, the proxy statement or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, will comply in all material respects with the provisions of applicable federal securities laws.

      (b) At the time the Company Proxy Statement, including any amendment or supplement thereto, is first mailed, published or given to shareholders of the Company and at the time of the meeting of the Company’s shareholders convened for the purpose of approving the Merger (the “Company Shareholders Meeting”), the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.9     Compliance with Applicable Laws.

      Except as set forth in Section 3.9 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, obligation or regulation of any Governmental Entity (including without limitation, the (i) Communications Act of 1934, as amended, (ii) the rules, regulations and policies of the FCC and State PUCs, (iii) any and all Universal Service Fund obligations, and (iv) the Communications Assistance to Law Enforcement Act) except where any such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate its assets and to carry on its business as now conducted (including, without limitation, those required pursuant to Environmental Laws (as defined in Section 3.11(a)), and there has occurred no default or limitation, or an event which, with notice or lapse of time or both, would constitute a default or limitation, with respect to any such Permit, except for the lack of Permits and for defaults or limitations under Permits which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have complied and are in compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries which could reasonably be expected to have a Company Material Adverse Effect is pending or to the best knowledge of the Company threatened, nor has any Governmental Entity indicated an intention to conduct the same.

      SECTION 3.10     Communication Licenses. The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by the Company or its Subsidiaries (collectively, “Communications Licenses”), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for or used in the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses from any Municipal Franchising Authority or similar Governmental Entity the absence of which would not result in any fines, penalties or other losses in excess of $5,000 individually or $100,000, in the aggregate and which are obtained in the ordinary course of business. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. As of the date of this Agreement, no action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the best knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) material fines and/or forfeitures. As of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the knowledge of the Company, no such actions are threatened which, in each case, could result in fines, penalties or other losses in excess of $5,000 individually or $100,000, in the aggregate, if not cured or otherwise responded to in the ordinary course of business.

      SECTION 3.11     Environmental Matters.

      (a) The businesses of each of the Company and its Subsidiaries are being and have been conducted in compliance in all respects with all applicable federal, state, local and foreign statutes, laws, ordinances, rules, orders and regulations and all common law concerning human health and safety or pollution or protection of the environment (collectively, “Environmental Law”), except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      (b) Except as described in Section 3.11(b) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not subject to any litigation related to, and have not received any notice, report or other information regarding any violation of or any liabilities (contingent or otherwise) or obligations arising under, any Environmental Law with respect to any of the current or past operations of the Company or any of its Subsidiaries, or any of the currently or formerly owned, leased or used property, facilities or assets of the Company or any of its Subsidiaries; (ii) the Company and its Subsidiaries have no liability relating to Environmental Law, and neither the Company nor any of its Subsidiaries nor any other person has caused or taken any action that will result in any liability or obligation on the part of the Company or any of its Subsidiaries relating to Environmental Law, including without limitation (A) the environmental conditions on, under, or about the real property or other properties, facilities or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or (B) the past or present use, management, handling, transport, treatment, generation, storage, disposal, arrangement for or permitted disposal, or release of, or exposure to, any Hazardous Materials; (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding order from, or contractual or other obligation with, investigation by, any Governmental Entity or other person in respect of which the Company or any of its Subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material; (iv) neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed or become subject to any liability or obligation of any other person relating to Environmental Laws, other than the obligations to comply with Environmental Laws in the operation of the Company and its Subsidiaries in the ordinary course of business; and (v) the Company has furnished or made available to Buyer all environmental audits, reports and other material environmental documents relating to its or its Subsidiaries’ (or their respective affiliates’ or predecessors’) past or current properties, facilities or operations which are in its possession or under its reasonable control. “Hazardous Material” shall mean any substance or material that is classified or regulated as “hazardous” or “toxic” or similar designation, or otherwise subject to imposition of liability, pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

      SECTION 3.12     Network Facilities.

      (a) Section 3.12(a) of the Company Disclosure Schedule sets forth the following information relating to the network of the Company and its Subsidiaries: (i) all switches and switch locations of the Company and its Subsidiaries, (ii) all material inventory of the Company and its Subsidiaries, (iii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries, and (iv) for the IP backbone of the Company and its Subsidiaries, route and circuit type and (v) any pending asset, sale of any of the foregoing. The information provided in Section 3.12(a) of the Company Disclosure Schedule is accurate and complete in all material respects; provided, however, that the operation of the network of the Company and its Subsidiaries is subject to embedded software owned by third parties and licensed to the Company or its Subsidiaries, as to which (unless indicated otherwise in Section 3.12(a) of the Company Disclosure Schedule) the Company has valid licenses that will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement. The Company shall provide the Buyer with correct and complete copies of all leases with respect to the network of the Company and its Subsidiaries.

      (b) Each of the network facilities described in Section 3.12(a) of the Company Disclosure Schedule is working, functional, fit for the purpose intended and has been maintained, subject to ordinary wear and tear.

      (c) Section 3.12(c) of the Company Disclosure Schedule sets forth the capital expenditure budget of the Company and its Subsidiaries that is necessary and appropriate in their ordinary course of business so that the representation and warranty made in Section 3.12(b) remains true and accurate through the effective date of the Company Shareholder Approval.

      SECTION 3.13     Material Contracts.

      (a) Section 3.13 of the Company Disclosure Schedule sets forth a correct and complete list of all Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. True and complete copies of all written Material Contracts have been delivered or made available to the Buyer by the Company. For the purposes of this Agreement, “Material Contracts” mean any written or oral lease, license, contract, agreement or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties may be bound (other than this Agreement and the Related Agreements) involving the exchange of goods or services or payments by or receipts to the Company in excess of $500,000 per annum or that is otherwise material to the business, financial position or results of operations of the Company or any Subsidiary or the ability to consummate the transactions contemplated by this Agreement and the Related Agreements; including, without limitation, (i) any agreements related to the provision of co-location services and (ii) agreements with Level 3 Communications, Inc. (the “Level 3 Agreements”) with respect to the right to provide remote access service to the Company’s customers and related transition services agreement.

      (b) Except as set forth in Part I of Section 3.13(b) of the Company Disclosure Schedule, each Material Contact is valid, binding and enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is or to the best knowledge of the Company is alleged to be in breach of or default thereunder, and no other party is alleged by the Company or any of its Subsidiaries to be in breach of or default thereunder, and no event has occurred which (whether with or without notice or lapse of time or both) would constitute such a breach or default or would permit termination, modification or acceleration thereunder, in each case, except for any such breach or default which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Part II of Section 3.13(b) of the Company Disclosure Schedule and for such month-to-month contracts which expire or are terminated in accordance with their terms, each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Effective Time, subject to the receipt of required consents as set forth in Section 3.5 of the Company Disclosure Schedule. The Company and its Subsidiaries have performed all of their respective material obligations under the Level 3 Agreement and have received payments due to date under the Level 3 Agreements with respect to such performance.

      SECTION 3.14     Related Party Transactions. Neither the Company nor any Subsidiary of the Company or any of their respective officers with a title of Senior Vice President or higher (a) owns any direct or indirect material interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has a material right to participate in the profits of, any person which is (i) an actual or potential competitor, supplier, customer, landlord, tenant, of the Company or any Subsidiary or (ii) a participant in any transaction (including a loan transaction, other than employee advances in the ordinary course of business) to which the Company or any Subsidiary is a party, except an interest of less than one percent (1%) of the outstanding capital stock of any public company, or (b) is a party to any contract or agreement with the Company or any Subsidiary for provisions of goods or services other than an employment contract with the Company or any Subsidiary.

      SECTION 3.15     ERISA.

      (a) Section 3.15(a) of the Company Disclosure Schedule lists each Employee Benefit Plan that Company or any of its Subsidiaries maintains, to which Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any liability.

      (b) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, and other applicable laws.

      (c) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

      (d) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

      (e) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) has received a determination or in the case of a “prototype plan” is subject to an opinion letter from the Internal Revenue Service (that takes into account the changes required by GUST) that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination or opinion letter that reasonably could adversely affect the qualified status of any such Employee Benefit Plan.

      (f) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. The Company has no direct or indirect liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

      (g) The Company has delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter or opinion letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and made available all related plan documents, trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

      (h) Neither Company nor any of its Subsidiaries contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

      (i) Neither Company, nor any of its Subsidiaries contributes to, has any obligation to contribute to, or has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

      (j) Neither Company nor any of its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Company or any of its Subsidiaries or of any other Person other than in accordance with COBRA.

      (k) Except as provided in Section 3.15(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a “change of control” under any Employee Benefit Plan.

      SECTION 3.16     Labor Relations. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining or other labor union agreement, contract or other understanding with a labor union or labor organization applicable to persons employed by the Company or any of its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is delinquent in any material respect in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. As of the date of this Agreement, (a) there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or to the knowledge of the Company threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, (c) except as set forth on Section 3.16 of the Company Disclosure Schedule, no charge or complaint against the Company or any of its Subsidiaries with respect to employment practices by or on behalf of any employee or other individual or any Governmental Entity (including the National Labor Relations Board or any comparable governmental agency) is pending or to the knowledge of the Company threatened that could reasonably be expected to have a Company Material Adverse Effect, and (d) no termination of employees of the Company and its Subsidiaries which could require reporting under the federal Worker Adjustment and Retraining Notification Act of 1988 has been effected.

      SECTION 3.17     Real Estate.

      (a) Section 3.17(a) of the Company Disclosure Schedule lists the address and legal description of each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”). Except as otherwise disclosed in Section 3.17(a) of the Company Disclosure Schedule, the Company or its applicable Subsidiary has good and marketable indefeasible fee simple title in and to all of the Owned Real Property subject to no liens, encroachments, encumbrances, claims, leases, rights of possession or other defects in title (collectively, “Liens”) except for Permitted Liens.

      (b) Section 3.17(b) of the Company Disclosure Schedule lists all leases, subleases and other occupancy agreements in effect as of the date hereof (the “Leases”) for real property (the “Leased Real Property”, collectively with the Owned Real Property, the “Real Property”) to which the Company or any of its Subsidiaries is a party. The Company or its applicable Subsidiary has a good and valid leasehold interest in and to all of the Leased Real Property under which it is a tenant or lessee, subject to no Liens except for Permitted Liens. Each Lease is in full force and effect and is enforceable in accordance with its terms as of the date hereof and, except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, will continue to be in full force and effect and enforceable in accordance with its terms as of the effective date of the Company Shareholder Approval. Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, to the best knowledge of the Company, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease in a manner which, individually or in the aggregate, would have a Company Material Adverse Effect. The Company has previously delivered or provided access to the Buyer true, complete, and correct copies of all the Leases. Except as described in Section 3.17(b) of the Company Disclosure Schedule, (i) no consent, waiver, approval or authorization by a landlord is required under any Lease as a result of the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, provided, however, that with respect to co-location agreements and right of entry agreements entered in the ordinary course of business, no consent, waiver, approval or authorization by a landlord is required except as, individually or in the aggregate, would not have a Company Material Adverse Effect; (ii) except as set forth in Section 3.17(b)(ii) of the Company Disclosure Schedule, no security deposit or portion thereof deposited with respect to any Lease in an amount in excess of $100,000 has been applied or is reasonably expected to be applied in respect of a breach or default under such Lease which has not been redeposited in full; (i) neither the Company nor any Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease in an amount in excess of $100,000 in the aggregate; (iii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary; (ii) the Company or Subsidiary has not subleased, licensed or otherwise granted any person the right to use or occupy such Leased Real Property or any portion thereof other than pursuant to co-location rights granted in the ordinary course of business; and (vi) the Company or Subsidiary has not collaterally assigned or granted any other security interest in any Lease or any interest therein.

      (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise used in connection with the business of the Company and its Subsidiaries. Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, other than the Company and its Subsidiaries and, with respect to co-location agreements entered into in the ordinary course of business, the parties to such agreements, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained and are in full force and effect except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There exists no violation by the Company or any of its Subsidiaries of any such permit, license or other approval or any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Owned Real Property and Leased Real Property subject to a Lease that constitutes a Material Contract is in good condition and repair and is sufficient and appropriate for the conduct of the business of the Company and its Subsidiaries, ordinary wear and tear excepted. There is no pending or to the knowledge of the Company threatened condemnation proceedings affecting any material portion of the Real Property. Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, there are no outstanding options or rights of first refusal with respect to the purchase or use of any of the Real Property, any portion thereof or interest therein, other than co-location agreements entered into in the ordinary course of business and other than any such options or rights held by the Company or any of its Subsidiaries with respect to real property of third parties. Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is obligated to purchase any Real Property.

      SECTION 3.18     Insurance. Section 3.18 of the Company Disclosure Schedule contains a complete and correct list and description (including the name of the insurer(s), name of the insured(s), amount of coverage, type of coverage, deductible amounts and significant exclusions) of all material insurance policies maintained (excluding group life insurance provided by the Company to its employees and collision insurance on any motor vehicles owned or leased by the Company but including directors’ and officers’ liability insurance) by or on behalf of the Company and its Subsidiaries, including policies that have expired (the “Expired Policies”) but have been renewed by the Company but in respect of which the Company has not yet received a new policy (the “Replacement Policies”); provided, that any Replacement Policy shall not contain any significant exclusions that are materially more adverse to the Company than those contained in the Expired Policy. The Company has made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Except as noted in Section 3.18 of the Company Disclosure Schedule, such policies are valid and in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respect with the terms and provisions of such policies and have no liability relating thereto. Except as noted in Section 3.18 of the Company Disclosure Schedule or otherwise agreed to by the Buyer, none of the insurance policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution, delivery or performance of this Agreement and the Related Agreements by the Company or the consummation of the transactions contemplated hereby or thereby.

      SECTION 3.19     Taxes. Except as provided on the Company Disclosure Schedule,

      (a) Each of the Company and its Subsidiaries has filed all material federal, state, local and foreign tax returns (including combined, consolidated or unitary returns), reports and statements, including any schedule or attachment thereto, (“Tax Returns”) that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except as set forth in Section 3.19(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, except as set forth on Section 3.19(a) of the Company’s Disclosure Schedule. Except for Liens for Taxes being repaid under the Bankruptcy Proceedings, there are no Liens for Taxes (other than Taxes not yet due and payable or delinquent) upon any of the assets of the Company or any of its Subsidiaries.

      (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

      (c) Except as set forth on Section 3.19(c) of the Company’s Disclosure Schedule, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Except as set forth on Section 3.19(c) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Section 3.19(c) of the Company Disclosure Schedule lists each jurisdiction in which the Company or any of its Subsidiaries is required to file Tax Returns as of December 31, 2003, indicates those Tax Returns that have been audited since October 10, 2002, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries filed or received since December 31, 1998.

      (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as set forth on Section 3.19(d) of the Company’s Disclosure Schedule.

      (e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662. Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of section 6012 of the Code.

      (f) Section 3.19(f) of the Company Disclosure Schedule sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause (ii) below, with respect to each of the Subsidiaries) as of December 31, 2002: (i) the basis of the Company or Subsidiary in its assets; (ii) the basis of the shareholder(s) of the Subsidiary in its stock (or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or Subsidiary, and any limitations with respect to the use thereof; and (iv) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any intercompany transaction.

      (g) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361.

      For the purposes of this Agreement, the term “Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other person.

      SECTION 3.20     Intellectual Property. Section 3.20 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s and its Subsidiaries’ United States and foreign (a) patents and patent applications, if any, (b) registered and material unregistered trademarks and service marks and pending trademark or service mark registration applications, (c) domain name registrations, and (d) registered copyrights, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). All registered trademarks, patents and registered copyrights are currently in material compliance with all legal requirements of the applicable registration authority (including the timely post-registration filing or affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to patents) are not subject to any maintenance fees or actions falling due within 120 days after the date hereof. Except as set forth in Section 3.20 of the Disclosure Schedule, (i) no trademark or service mark is currently involved in any opposition or cancellation proceeding and to the best knowledge of the Company no such action has been threatened in writing with respect to any such trademarks or service marks or trademark or service mark registration applications, (ii) to the best knowledge of the Company, no trademarks, service marks, patents or patent applications of any third party infringe upon the Company’s registered trademarks or service marks, patents or patent applications except for any such infringements which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iii) to the best knowledge of the Company, no claim has been asserted to the Company that the conduct of the Company and its Subsidiaries infringe upon or misappropriate the intellectual property rights of any third party except for any infringement or misappropriation which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

      SECTION 3.21     Litigation. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or to the knowledge of the Company threatened against the Company of any of its Subsidiaries or its or their properties which could have a Company Material Adverse Effect.

      SECTION 3.22     Customers and Suppliers. Except as set forth in Section 3.22 of the Company Disclosure Schedule, since March 31, 2004 through the date hereof, the Company and its Subsidiaries have not received any notice to, and, to the best knowledge of the Company, do not know of any party that intends to, terminate, cancel, curtail or change any Material Contract or the business relationship of the Company or any Subsidiary with any of their customers or significant equipment or maintenance supplier other than notices with respect to matters arising in the ordinary course of business.

      SECTION 3.23     Business Combination and Takeover Statutes. Prior to the date hereof, the Board of the Company has taken all actions necessary or advisable to exempt the execution, delivery or performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby under or make any of the foregoing actions not subject to Section 203 of the DGCL or any other takeover law or law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

      SECTION 3.24     Board Recommendation. As of the date hereof, the Board of the Company has recommended, and such recommendation has not been rescinded, that the shareholders of the Company vote for adoption of this Agreement.

      SECTION 3.25     Voting Requirements. The affirmative vote at a shareholders’ meeting of the Company or by written consent of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

      SECTION 3.26     Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Company.

      SECTION 3.27     Opinion of Financial Advisor. The Company has received an opinion of Lehman Brothers, dated as of the date hereof, that the Merger Consideration is fair, from a financial point of view, to the holders of shares of the Company Common Stock.

      SECTION 3.28     Weekly Forecasts. The Company has delivered to the Buyer (i) weekly projections and forecasts of cash receipts and disbursements for the Company and its Subsidiaries through December 31, 2004 (the “Weekly Forecasts”), and (ii) an accounts payable aging report as of July 9, 2004 (the “Payables Report”) attached hereto as Schedule B. The Weekly Forecasts have been prepared in good faith based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Company of the results of operations and other information projected therein. To the best knowledge of the Company, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections..

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

      The Buyer and Merger Corp. Each hereby represents and warrants to the Company as follow:

      SECTION 4.1     Organization and Standing. Each of the Buyer and Merger Corp. is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the respective jurisdictions in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now conducted. Each of the Buyer and Merger Corp. is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing in such jurisdiction, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has made available to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws and equivalent organizational documents, in each case as amended to the date hereof, of the Buyer and Merger Corp.. Such certificate of incorporation, by-laws and equivalent organizational documents are in full force and effect. For the purposes of this Agreement, the term “Buyer Material Adverse Effect” means a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements.

      SECTION 4.2     Authority and Enforceability. Prior to the Buyer’s and Merger Corp.’s execution of this Agreement, each of the Buyer and Merger Corp. have all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements by the Buyer and Merger Corp. and the consummation by the Buyer and Merger Corp. of the transactions contemplated by this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Buyer and the Merger Corp., and no other corporate proceedings on the part of the Buyer or Merger Corp. are necessary to authorize this Agreement and the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly executed and delivered by the Buyer and Merger Corp., assuming the due authorization, execution and delivery by the Company, constitute a valid and binding obligation of the Buyer and Merger Corp., enforceable against the Buyer and Merger Corp. in accordance with their respective terms.

      SECTION 4.3     Conflicts, Consents and Approvals. The execution and delivery by the Buyer and Merger Corp. of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a) violate any provision of the certificate of incorporation or by-laws (or equivalent organization documents) of the Buyer or Merger Corp.;

(b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or both, would constitute a default) under, require the consent of any party or the giving of notice to any party under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify, impose any monetary or other economic penalty or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer or Merger Corp. under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed or trust, intellectual property or other licenses (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below), contract, undertaking, agreement, lease or other instrument or obligation to which the Buyer or the Merger Corp. is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation (except with respect to consents or approvals with the FCC, State PUCs or Municipal Franchising Authorities referred to in subsection (d) below), applicable to the Buyer or Merger Corp., except where any such violation would not reasonably be expected to have individually or in the aggregate a Buyer Material Adverse Effect; or

(d) except as contemplated by this Agreement or the Related Agreements, require any consent or approval of or registration or filing by the Buyer or Merger Corp. or any of their affiliates with, any third party or any Governmental Entity, which has not been received or made, except for (i) any such consent or approval of or registration or filing with the FCC, any State PUC, or any Municipal Franchising Authority having regulatory authority over the business of the Buyer or Merger Corp. as conducted in any given jurisdiction, (ii) the requirements of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws and (iii) any such consent or approval of or registration or filing which if not obtained or made could not reasonably be expected to have a Buyer Material Adverse Effect.

      SECTION 4.4     Compliance. Neither the Buyer nor Merger Corp. is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Buyer or Merger Corp. or by which any property or asset of Buyer or Merger Corp. is bound or affect, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or Merger Corp. is a party or by which Buyer or Merger Corp. or any property or asset of Buyer or Merger Corp. is bound or affected, except for any such conflicts, defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

      SECTION 4.5     Voting Required. The approval of the Buyer, as the sole shareholder of the Merger Corp., is the only vote of the holders of any class or series of the Merger Corp.’s capital stock necessary to adopt this Agreement.

      SECTION 4.6     Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Buyer or Merger Corp.

      SECTION 4.7     Ownership of Company Common Stock. As of the date of this Agreement, neither the Buyer nor any of its Subsidiaries nor, to the best of their knowledge, any of their affiliates or associates (as such terms are defined under the Exchange Act) (A) beneficially owns, directly or indirectly or (B) is party to any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of, in case of either (A) or (B), shares of Company Common Stock, other than the Lock Up Agreement.

      SECTION 4.8     Compliance with Applicable Laws. The Buyer and the Merger Corp. have complied with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (other than the FCC and State PUCs) in connection with the execution and delivery of this Agreement, the Related Agreements and the Lock Up Agreement except where any such violation would not have or be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity with respect to the Buyer and the Merger Corp. is pending or, to the knowledge of the Buyer and the Merger Corp., threatened, nor has any Governmental Entity made any inquiry or indicated an intention to conduct any investigation of the Buyer and the Merger Corp.

      SECTION 4.9     Capitalization of the Surviving Corporation. Assuming (a) the transactions contemplated by this Agreement are consummated, (b) the Company does not breach any of its representations, warranties, covenants or other agreements in under this Agreement or the Related Agreements and (c) the Company is in substantial compliance with the Weekly Forecasts, the Buyer reasonably believes, as of the date hereof, that the Surviving Corporation and its Subsidiaries, as of the Closing Date, will not have unreasonably small capital and will be able to satisfy their debts as such debts become due in the ordinary course of business.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.1     Conduct of Business Pending the Merger. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice (subject to such departures therefrom as may be recommended by the Manager under the Interim Management Agreement or as may be otherwise agreed to by the Buyer and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, licenses and authorizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time; provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of any of the foregoing requirements if they are unable to comply solely by reason of their distressed financial condition or other reason outside of their control. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, unless recommended by the Manager under the Interim Management Agreement or otherwise agreed to by the Buyer:

(a) except to the extent required to comply with its obligations hereunder or required by law, amend or otherwise change its certificate of incorporation, by-laws or equivalent organizational documents, or merge or consolidate with any person;

(b) except for the issuance of up to 160,662 shares of Company Common Stock to be held in trust for the interests of holders of unresolved claims in the Bankruptcy Proceedings, issue or sell, or authorize the issuance or sale of (i) any shares of capital stock of any class of the Company or any of its Subsidiaries or (ii) any options, warrants or other convertible securities of the Company or any of its Subsidiaries (excluding the grant of Options as previously disclosed by the Company to Buyer prior to the date of this Agreement, such as the Company Stock Options);

(c) declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);

(d) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Stock Options or Company Warrants;

(e) except for the issuance of up to 160,662 shares of Company Common Stock to be held in trust for the interests of holders of unresolved claims in the Bankruptcy Proceedings, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock (other than any issuance, sale or delivery thereof required upon exercise of any Company Stock Options or Company Warrants), any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(f) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets (other than equipment and other similar assets necessary to operate the businesses of the Company and its Subsidiaries in the ordinary course and consistent with past practice);

(g) except for (i) Indebtedness to the Buyer and Merger Corp. under the Interim Credit Agreement or this Agreement and (ii) from and after the effective date of the Company Shareholder Approval, so long as no default or event of default exists under the Interim Credit Agreement, Indebtedness for money borrowed from third parties in replacement of funds that otherwise constitute Available Cash (as defined in the Interim Credit Agreement) but that the Buyer has failed to provide under the Interim Credit Agreement (in an amount not to exceed the aggregate amount of Available Cash requested by the Company that the Buyer has failed to fund under the Interim Credit Agreement), incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in this Section 5.1(g);

(h) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than any Lien securing the Indebtedness to the Buyer under the Interim Credit Agreement), abandon or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries, except (i) immaterial sales of assets in the ordinary course of business or (ii) sales of assets pursuant to the network consolidation plan which has previously been disclosed to Buyer; provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 5.1(h) if, by reason of their financial distress or other reason outside of their control, an involuntary Lien is placed on any of their assets;

(i) take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or any other Governmental Entity (collectively, a “Filing”) other than in the ordinary course of the operation of the business or the planned exit of markets as previously disclosed to Buyer (including without limitation, the discontinuation of services as currently provided by the Company and its Subsidiaries), provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 5.1(i) by reason of making any Filing which is required by reason of their financial distress or by reason of any other event outside of their control;

(j) make or agree to make any new capital expenditure or enter into any agreement or arrangements providing for payments which are, individually, in excess of $100,000 or, in the aggregate, in excess of $1,000,000, except in accordance with the Weekly Forecasts and as provided in Section 3.12(c) with respect to the network facilities of the Company and its Subsidiaries other than by reason of repair or replacement of an asset material to the businesses of the Company and its Subsidiaries that is damaged by a casualty event or is otherwise required in connection with exercise of eminent domain or similar action;

(k) engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business;

(l) enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Company or such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred;

(m) pay or discharge, or cause to be paid or discharged, any Indebtedness of the Company or its Subsidiaries (other than Indebtedness owed to Buyer) provided, however, that the Company may pay (i) regularly scheduled payments of principal and interest on Indebtedness of the type described in clause (a) of the definition thereof and which is listed in Section 3.7(c) of the Company Disclosure Schedule, clause (b) of the definition thereof and which is listed in Section 3.7(b) of the Company Disclosure Schedule as such obligations become due and payable in the ordinary course of business, clause (c) of the definition thereof and which is listed in Section 3.7(b) of the Company Disclosure Schedule as such obligations become due and payable in the ordinary course of business, clause (d) of the definition thereof and which is listed in Section 3.7(b) of the Company Disclosure Schedule as such obligations become due and payable in the ordinary course of business, and clause (e) of the definition thereof and which is listed in Section 3.7(c) of the Company Disclosure Schedule, as such obligations become due and payable in the ordinary course of business, (ii) scheduled payments under the KERP (as defined below), (iii) payments for liabilities or obligations as set forth in Section 3.7(b) of the Company Disclosure Schedule as such amounts become due and payable in the ordinary course of business, (iv) payments of trade payables in the ordinary course of business, consistent with recent practice (as evidenced by Payables Report, which is attached hereto as Schedule B), provided, further, that the Company shall deliver to the Buyer weekly reports that sets forth the proposed payment schedule of all payments that exceed $10,000 and shall not make any such payment as to which Buyer shall have given a written objection to the Company no later than 5:00 pm (CST) on the Business Day immediately succeeding the date the Buyer shall have received such weekly report, and provided further that the Buyer shall have the right to have the Buyer Representative attend any daily cash flow meetings of the Company and object to the payment of any amount the Buyer Representative believes in good faith to be outside of the ordinary course of business as to which no such payment shall be made, and (v) following the effective date of the Company Shareholder Approval, involuntary payments pursuant to judicial authority entered into after such date;

(n) increase the compensation or benefits of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement disclosed on Section 3.15(a) of the Company Disclosure Schedule as in effect on the date of this Agreement to any person;

(o) make any capital contribution or provide any other additional funding to the ICG Key Employee Trust (the “Trust”), whether or not provided for by the ICG Key Employee Retention Plan in effect as of June 21, 2004 (the “KERP”) or amend the KERP, provided, however, that the Company may amend the KERP to make executive officers beneficiaries of the Trust following the effective date of the Company Shareholder Approval and may fund the Trust accordingly in an amount not to exceed $1,174,500 with respect to those executive officer beneficiaries;

(p) waive, release, grant, transfer or permit to lapse any material rights of value, to which the Company or any of its Subsidiaries has any right on the date of this Agreement other than (i) waivers of rights under this Agreement, the Interim Credit Agreement or the Interim Management Agreement or (ii) immaterial waivers in the ordinary course of business, provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 5.1(p) if, by reason of their financial distress or other reason outside of their control, a right is lost other than through the volitional act or decision of the Company;

(q) take any action that would reasonably be expected to have a material adverse impact on the ability of the Company and the Buyer to obtain any material consents of any Governmental Entity necessary in connection with this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby; provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 5.1(q) if, by reason of their financial distress or other reason outside of their control, the Company and its Subsidiaries are financially unable to take an action required by this Section 5.1(q);

(r) enter into any contract or agreement containing covenants purporting to limit the freedom of the Company or any of affiliates to compete or participate in any line of business or activities in any geographic area;

(s) terminate, amend, modify or waive any material provision of any Material Contract other than in the ordinary course of business and which would not involve the incurrence by the Company or such Subsidiary of more than an additional $100,000 of obligations over the term of the contract or agreement as so amended or modified or otherwise take or fail to take any action designated in Schedule C with respect to any such contract; provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 5.1(s) if, by reason of their financial distress or other reason outside of their control, the Company and its Subsidiaries do not have the financial ability to take an action required by this section;

(t) take or fail to take any action objected to or recommended by (as applicable) the Manager and which is within the scope of authority granted to the Manager under the Interim Management Agreement;

(u) unless otherwise determined by the Company, reasonably and in good faith, to be necessary or appropriate in light of the Company’s distressed financial condition and subject to prior notice to the Buyer Representative, make any change in its accounting methods or cash management (including its standards for the acceleration, delay or compromise of payables or receivables) and shall not make any such change to which the Buyer Representative objects based on the Buyer Representative’s good faith determination that such change is outside of the ordinary course of business consistent with past practices;

(v) enter into, or agree to enter into, any contract or agreement (i) outside the ordinary course of business or (ii) involving payment by the Company or any Subsidiary of more than $100,000 over the term of the contract or agreement, unless (a) the Company has delivered advance written notice to the Buyer Representative of its intention to enter into or agree to enter into such contract or agreement and (b) either (x) the Buyer Representative has notified a Responsible Officer of the Buyer’s approval or

(y) such contract represents an activity of the Company in the ordinary course of business as contemplated in the Weekly Forecasts which is materially necessary for the Company to comply with applicable law or its obligations under this Agreement;

(w) purchase, hold or acquire any capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person (all of the foregoing, “Investments”), except for (i) ownership by the Company or any Subsidiary of the capital stock of each of the Subsidiaries of the Company, (ii) Permitted Investments, (iii) advances and loans among the Company and its Subsidiaries in the ordinary course of business, and (iv) existing Investments as of the date hereof described on Section 5.1(w) of the Company Disclosure Schedule; or

(x) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing set forth in this Section 5.1 shall be deemed to restrict the Company’s ability to take pay, incur, escrow, or reserve or provide for any fees, costs and expenses of legal counsel, accountants, financial advisors, turnaround management, and other persons identified on Schedule D attached hereto rendering professional services to the Company and its Subsidiaries (“Professional Fees”) or to take any action determined by it, reasonably and in good faith, to be in furtherance of the performance of its obligations under this Agreement or the Related Agreements.

No action or failure to take any action by the Company approved by or in accordance with the recommendations of the Manager under the Interim Management Agreement shall be deemed, and the reasonably foreseeable consequences of such action or inaction shall not be deemed to have resulted in, a breach by the Company of its obligations pursuant to this Section 5.1 or pursuant to Section 6.2, 6.5, 6.6, Section 6.9 or Section 6.10.

      SECTION 5.2     Advice of Changes

      (a) The Company and the Buyer shall promptly advise the other parties in writing to the extent it has knowledge of any change or event having, or which would reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties (prior to the effective date of the Company Shareholder Approval) or the ability of the conditions set forth in Article 7 to be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Related Agreements.

      (b) The Company shall promptly advise the Buyer in writing of its receipt of any notice of, or notice of the intent or request to, terminate, cancel, curtail or change any Material Contract or the business relationship of the Company or any Subsidiary with any of their customers or significant equipment or maintenance supplier outside of the ordinary course of business.

      SECTION 5.3     Obligations and Taxes. The Company shall, and shall cause each of its Subsidiaries to, pay all of its material obligations promptly and in accordance with their terms and pay and discharge promptly all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, as well as all material lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof, before the same shall become in default; provided, however, that the Company and each Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Company and its Subsidiaries shall have set aside on their books adequate reserves therefor); and provided, further, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed in breach of this Section 5.3 if they are unable to comply solely by reason of their distressed financial condition or other reason outside of their control.

      SECTION 5.4     Interim Management Agreement. At the effective time of the Company Shareholder Approval, the Company and the Buyer shall enter into one or more management agreements substantially in the form attached hereto as Exhibit C.

      SECTION 5.5     No Solicitation by the Company.

      (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or the Related Agreements; provided, that if, at any time prior to obtaining the Company Shareholder Approval (the “Applicable Period”), the Board of the Company determines in good faith, after consultation with a nationally reputable financial advisor and its outside legal advisors, that such Company Takeover Proposal could reasonably be expected to result in a Company Superior Proposal (as defined Section 5.5(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 5.5(a), the Company may (x) furnish information with respect to the Company and its Subsidiaries to any person making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) which terms are no more restrictive than those in the Confidentiality Agreement (as defined in Section 6.3) and (y) participate in discussions or negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement or the Related Agreements.

      (b) Except as expressly permitted by this Section 5.5, neither the Board of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by such Board or committee of this Agreement or the Merger unless the Board of the Company determines in good faith, after consultation with a nationally reputable financial advisor and its outside legal advisors, that the failure to take the foregoing actions would be inconsistent with its fiduciary duties under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a “Company Acquisition Agreement”). Notwithstanding anything in this Agreement to the contrary, in response to a Company Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of Section 5.5(a), the Board of the Company may (subject to this and the following sentences and payment of fees under Section 8.3(b)) terminate this Agreement (and concurrently with or after such termination, if it chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Company Superior Proposal), but only at a time that is during the Applicable Period and is after the fifth Business Day following the Buyer’s receipt of written notice advising the Buyer that the Board of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. For purposes of this Agreement, a “Company Superior Proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and its Subsidiaries taken together and otherwise on terms which the Board of the Company determines in good faith, upon consideration of the value of consideration, likelihood of consummation of such proposed transaction and other factors, in each case, to be more favorable to the Company’s shareholders than the Merger.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.5, the Company shall promptly (i) advise Buyer orally and in writing of any request for information or of any Company Takeover Proposal, and (ii) provide Buyer with a written summary (with updates) of the material terms and condition of any Company Takeover Proposal, which shall include the name of the bidder with respect to such Company Takeover Proposal, unless disclosure of the name of the bidder would violate a confidentiality agreement entered into before the date hereof and by which the Company is bound.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Preparation of the Company Proxy Statement; Shareholders Meeting.

      As promptly as practicable after execution of this Agreement and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to the Company’s shareholders, the Company Proxy Statement. The Company Proxy Statement shall contain the recommendation of the Board of the Company to the Company’s shareholders to vote to approve the Merger and approve and adopt this Agreement.

      At the Company Shareholders Meeting, if any, the Company will use its commercially reasonable efforts to solicit from the Company’s shareholders proxies in favor of the Merger and, subject to fiduciary requirements of applicable law, will take any other commercially reasonable action necessary or, in the reasonable opinion of the Buyer, advisable to secure any vote or consent of the Company’s shareholders required by the DGCL to effect the Merger.

      SECTION 6.2     Financial Statements, Reports, etc. The Company shall deliver to the Buyer:

(a) within 90 days after the end of each fiscal year of the Company, the Company’s annual report on Form 10-K, as filed with the SEC;

(b) within 45 days after the end of each of the first three fiscal quarters of the Company, the Company’s quarterly report on Form 10-Q, as filed with the SEC;

(c) commencing with the first fiscal month following the date hereof, as soon as practicable, but in no event later than 15 Business Days after the end of each fiscal month of the Company monthly unaudited balance sheets of the Company and its Subsidiaries, on a consolidated basis, and related statements of earnings and cash flows of the Company and its Subsidiaries, on a consolidated basis, for the prior fiscal month, each monthly unaudited balance sheet (and related statements) certified to its accuracy and correctness by a Financial Officer of the Company;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the SEC, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

(e) from and after the date hereof through the effective date of the Company Shareholder Approval, not less frequently than weekly, (i) a rolling thirteen-week weekly forecast of the cash receipts and disbursements of the Company and its Subsidiaries, on a consolidated basis, in form and substance consistent with the Weekly Forecasts, and (ii) a report on cash receipts and disbursements showing actual performance for each weekly period reflected in the Weekly Forecasts and variance of actual performance from projected performance in the Weekly Forecasts.

      SECTION 6.3     Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the confidentiality agreement dated March 15, 2004 between Columbia Capital LLC and the Company (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries, representatives and agents to, afford to the Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Buyer, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries, representatives and agents to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Buyer may reasonably request.

      SECTION 6.4     Insurance. The Company shall maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and reasonably satisfactory to the Buyer; provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 6.4 if, by reason of their financial distress or other reason outside of their control, the Company and its Subsidiaries are unable to maintain such insurance.

      SECTION 6.5     Communications License. The Company shall, and shall cause its Subsidiaries to, maintain the validity of the Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC and State PUCs. The Company shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to (a) refrain from taking any action which may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses, (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its Subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate; provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 6.5 if, by reason of their financial distress or other reason outside of their control, the Company and its Subsidiaries are unable to maintain any such Communications Licenses.

      SECTION 6.6     FCC Applications and State PUC Applications.

      (a) As promptly as practicable after the date hereof and in no event later than three (3) Business Days after the date hereof, the parties hereto shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the FCC seeking the consent of the FCC to the transfer of the permits issued by the FCC to the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreement (the “FCC Consents”). Each party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first party.

      (b) As promptly as practicable after the date hereof and in no event later than (10) Business Days after the date hereof, the parties hereto shall prepare and file, or cause to be prepared and filed, the necessary application or applications with the State PUCs seeking the consent of the applicable State PUCs to the assignment of the Permits issued or granted by such State PUC to the Company and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements (the “State PUC Consents”). Each party shall provide the other party with all information necessary for the preparation of such applications on a timely basis, including those portions of such applications which are required to be completed by the first party. In addition, the parties hereto shall cooperate to make any notice filings required in connection with this matter on a timely basis.

      SECTION 6.7     Delivery of Regulatory Counsel’s Opinion. At or prior to the Closing Date, the Company shall provide the Buyer and Merger Corp. with an opinion of its regulatory counsel, Swidler Berlin Shereff Friedman, LLP, to the effect that the representations and warranties of the Company set forth in Section 3.10 hereof is true and correct at and as of the effective date of the Company Shareholder Approval and otherwise in a form reasonably acceptable to the Buyer.

      SECTION 6.8     Landlord Consents and Lease Terminations. The Company shall, and shall cause its Subsidiaries to cooperate with Buyer (at the Buyer’s expense) in obtaining (i) lease amendments or consents (but not extensions) to the consummation of the transactions contemplated by this Agreement and the Related Agreements or (ii) lease termination agreements or reduction amendments, in each case, with respect to each of the Leases, provided that, prior to Company Shareholder Approval, the Company shall not be obligated to enter into any amendment, consent or other agreement that in each case would require the Company to incur any obligations (including lease termination obligations) or make any payment on terms different than those contained in the existing Lease or contract prior to the Effective Time; and provided, however, that following the effective date of the Company Shareholder Approval, the Company and its Subsidiaries shall not be deemed to be in breach of this Section 6.8, if by reason of their financial distress, the Company and its Subsidiaries are unable to take acts required by this section.

      SECTION 6.9     Employee Benefit Plans. Promptly upon filing the same with the Department of Labor or Internal Revenue Service, the Company shall furnish to the Buyer a copy of the most recent actuarial statement required to be submitted under § 103(d) of ERISA and annual report (Form 5500, with all required attachments) in respect of each Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Buyer any notice, report or demand sent or received in respect of a Pension Plan under §§ 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§ 4041A, 4202, 4219, 4242, or 4245 of ERISA.

      SECTION 6.10     Environmental Events. The Company shall promptly give notice to the Buyer (i) of any material violation of any Environmental Law that the Company or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency that has the potential to materially adversely affect the assets, liabilities, financial conditions or operations of the Company or any of its Subsidiaries, or the Company’s security interests pursuant to the Security Documents and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially adversely affect the assets, liabilities, financial conditions or operations of the Company or any of its Subsidiaries, or the Buyer’s security interests pursuant to the Security Documents.

      SECTION 6.11     Notice of Litigation and Judgments. The Company shall give notice to the Buyer in writing within five (5) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Company or any of its Subsidiaries, which could reasonably be expected to have a Company Material Adverse Effect, stating the nature and status of such litigation or proceedings. The Company will give notice to the Buyer, in writing, in form and detail satisfactory to the Buyer, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Company or any of its Subsidiaries in an amount in excess of $50,000.

      SECTION 6.12     Notice Regarding Contracts. The Company shall use commercially reasonable efforts to keep the Buyer Representative informed of the receipt of any notice of, or notice of any intention to, terminate, cancel, curtail or change any contract involving the payment or receipt by the Company or any Subsidiary of any goods or services with a value in excess of $20,000 monthly or $250,000 in the aggregate, by any customer or significant equipment or maintenance supplier of the Company or any Subsidiary.

      SECTION 6.13     Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 6.6(b) will limit or affect actions permitted to be taken pursuant to Section 5.5.

      SECTION 6.14     Indemnification.

      (a) The Parties agree that from and after the Effective Time, the Surviving Corporation shall, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all losses, costs, expenses (including reasonable attorneys’ fees and expenses), damages or liabilities (“Losses”), incurred in connection with any claim, action, suit, proceeding or investigation (each, a “Claim”) arising out of or pertaining to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), provided, however, that in no event shall the Surviving Corporation be required to indemnify, defend or hold harmless any director, officer or employee of the Company of any of its Subsidiaries in respect of any Losses (i) incurred by such party in respect of any Company Common Stock or Options held by such persons prior to or after the Effective Time or (ii) resulting from any act or omission of such party that constitutes bad faith, gross negligence or willful misconduct on the part of such party.

      (b) For two years after the Effective Time, the Surviving Corporation shall provide directors’ and officers’ liability insurance (“D&O Insurance”) covering the Indemnified Parties for acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties on terms and amount with respect to such coverage substantially similar to those of such policy maintained in effect by the Company on the date hereof, provided that the Surviving Corporation shall not be required to spend as an annual premium for such D&O Insurance of an amount in excess of 110% of the annual premium for such insurance as in effect on the date hereof; but in such case shall purchase as much coverage as possible for such amount.

      SECTION 6.15     Public Announcements. The Buyer and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Related Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement or the Related Agreements shall be in the form heretofore agreed to by the parties.

      SECTION 6.16     Issuance of Shares to Trust. On or prior to the record date established for a vote of the Company’s shareholders on the Merger, the Company shall issue 160,662 shares of Company Common Stock to be held in trust for the interests of holders of unresolved claims in the Bankruptcy Proceedings.

ARTICLE VII

CLOSING CONDITIONS

      SECTION 7.1     Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to the fulfillment of each and all of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Certain Governmental and Regulatory Approvals. All consents, approvals, and actions of, filings with and notices to any Governmental Entity required of the Company, the Buyer, or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby or by the Related Agreements, the failure of which to be obtained or taken would have a Company Material Adverse Effect (other than the FCC or any State PUC or any Municipal Franchising Authority having regulatory authority over the business of the Company or its Subsidiaries as conducted in any given jurisdiction), shall have been obtained in form and substance reasonably satisfactory to each of the Buyer and the Company.

(c) No Injunctions, Restraints or Litigation. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction or Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) which prevents the consummation of the Merger shall have been issued and remain in effect, provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity or before any court or governmental regulatory or administrative agency, authority or tribunal which (i) if adversely determined would have a Company Material Adverse Effect or the ability of any party to this Agreement to perform its obligations hereunder or (ii) challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

      SECTION 7.2     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Buyer and Merger Corp. set forth herein shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) when made.

(ii) The representations and warranties of the Buyer and Merger Corp. set forth herein shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the effective date of the Company Shareholder Approval, unless expressly made at and as of an earlier date, in which case such representations and warranties shall be true and correct in all such respects only at and as of such earlier date.

(iii) The representations and warranties of the Buyer and Merger Corp. set forth in Sections 4.1, 4.2, 4.3(a) and 4.3(c) (the “Buyer Closing Date Representations”) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the Closing Date.

Provided, that this Section 7.2(a) shall not be a condition to the obligation of the Company to effect the Merger unless the Company notifies the Buyer and Merger Corp. of a breach of any of the representations and warranties (other than the Buyer Closing Date Representations) of the Buyer and Merger Corp. within five (5) days after receipt of the Officer’s Certificate described in Section 7.2(c)(i).

(b) Performance of Obligations of Buyer. The Buyer and Merger Corp. shall have performed in all respects, and shall not have breached any, obligations if and to the extent any of the same could reasonably be expected to have a Buyer Material Adverse Effect required to be performed by it under this Agreement at or prior to the Closing Date, subject to a ten day grace period following notice.

(c) Officer’s Certificate. The Buyer shall have furnished the Company with a certificate dated (i) within one (1) Business Day following the effective date of the Company Shareholder Approval and (ii) the Closing Date, in each case signed by an executive officer of the Buyer to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

      SECTION 7.3     Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth herein shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) when made.

(ii) The representations and warranties of the Company set forth herein shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the effective date of the Company Shareholder Approval, unless expressly made at and as of an earlier date, in which case such representations and warranties shall be true and correct in all such respects only at and as of such earlier date.

(iii) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a) and 3.5(c) (the “Company Closing Date Representations”) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) at and as of the Closing Date.

Provided, that this Section 7.3(a) shall not be a condition to the obligation of the Buyer and Merger Corp. to effect the Merger unless the Buyer notifies the Company of a breach of any of the representations and warranties (other than the Company Closing Date Representations) of the Company within five (5) days after receipt of the Officer’s Certificate described in Section 7.3(c)(c)(i).

(b) Performance of Obligations of the Company. The Company shall have performed in all respects all, and shall not have breached any, obligations if and to the extent any of the same could reasonably be expected to have a Company Material Adverse Effect required to be performed by it under this Agreement at or prior to the Closing Date, subject to a ten day grace period following notice.

(c) Officer’s Certificate. The Company shall have furnished the Buyer with a certificate dated (i) within one (1) Business Day following the effective date of the Company Shareholder Approval and (ii) the Closing Date, in each case signed by an executive officer of the Company to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) No Default. No Default or Event of Default (as defined therein) shall have occurred and be continuing under the Interim Credit Agreement.

(e) No Material Adverse Change. Prior to the effective date of the Company Shareholder Approval, there shall not have occurred any fact, event, change, circumstance or effect that has had or is reasonably expected to have a Company Material Adverse Effect (“Company Material Adverse Change”). The parties acknowledge that (i) the Company is currently in a position of financial distress; (ii) a Company Material Adverse Change shall not be deemed to have occurred solely by reason of (A) any borrowings by the Company under the Interim Credit Agreement, (B) any payment, incurrence, escrow, or reserve or provision for Professional Fees, (C) any adverse change affecting the telecommunications industry or the economy and financial markets as a whole, or (D) any payment, transaction, contract, action or activity in connection with the performance by the Company or any of its Subsidiaries of their respective obligations under this Agreement or the Related Agreements; and (iii) a Company

Material Adverse Change shall be deemed to have occurred if the revenues of the Company and its Subsidiaries on a consolidated basis deviate negatively from the Weekly Forecast by more than 7.5% in the aggregate for the cumulative period from July 2004 through the end of the fiscal month most recently ended as to which the Company was required to deliver financial statements pursuant to Section 6.2(c).

(f) Interim Management Agreement. The Company shall have entered into the Interim Management Agreement in the form attached hereto as Exhibit B, and the Interim Management Agreement shall be in full force and effect as of the Effective Time and shall not have been amended or modified other than as a result of a material breach by the Manager.

      SECTION 7.4     Frustration of Closing Conditions. Neither the Buyer nor the Company may rely on the failure of any condition set forth in this Article VII, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.6(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company:

(i) if the Company Shareholder Approval is not obtained on or before October 31, 2004;

(ii) if the Merger shall not have been consummated on or before the later of (A) the Initial Closing Deadline or (B) if the Buyer and Merger Corp. have exercised their right to extend the Initial Closing Deadline pursuant to Section 1.2, the Extended Closing Deadline; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by either such time;

(iii) if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c) by the Buyer, if (i) prior to the effective date of the Company Shareholder Approval, there shall have occurred a Company Material Adverse Change, (ii) prior to the effective date of the Company Shareholder Approval the Company shall have (a) breached any of its representations or warranties or (b)failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or the Related Agreements which breach or failure to perform (x) could reasonably be expected to give rise to a Company Material Adverse Effect and (y) (1) is not cured within the applicable cure period set forth in the Related Agreement or, with respect to this Agreement, is not cured within 30 days after written notice thereof or (2) is incapable of being cured by the Company or (iii) from and after the effective date of the Company Shareholder Approval, the Company shall have (c) breached any of its representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a) or 3.5(c) or (d) failed to perform in any material respect any of the covenants or other agreements contained in this Agreement or the Related Agreements which breach or failure to perform (x) could reasonably be expected to give rise to a Company Material Adverse Effect and (y) (1) is not cured within the applicable cure period set forth in the Related Agreement or, with respect to this Agreement, within 30 days after written notice thereof or (2) is incapable of being cured by the Company;

(d) by the Company, if (i) prior to the effective date of the Company Shareholder Approval, the Buyer shall have (A) breached any of its representations or warranties or (B) failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or the Related Agreements which breach or failure to perform (x) could reasonably be expected to give rise to a Buyer Material Adverse Effect and (y) (1) is not cured within the applicable cure period set forth in the Related Agreement or, with respect to this Agreement, within 30 days after written notice thereof or (2) is incapable of being cured by the Buyer or (ii) from and after the effective date of the Company Shareholder Approval, the Buyer shall have (A) breached any of its representations or warranties set forth in Sections 4.1, 4.2, 4.3(a), or 4.3(c) or (B) failed to perform in any material respect any of the covenants or other agreements contained in this Agreement or the Related Agreements which breach or failure to perform (x) could reasonably be expected to give rise to a Buyer Material Adverse Effect and (y) (1) is not cured within the applicable cure period set forth in the Related Agreement or, with respect to this Agreement, within 30 days after written notice thereof or (2) is incapable of being cured by the Buyer;

(e) by the Buyer or the Company upon the Company’s (i) execution of a Company Acquisition Agreement with a third party with respect to a Company Takeover Proposal or (ii) institution of a Proceeding in connection with an In-Court Transaction, provided, that for any termination by the Company under this Section 8.1(e) to be effective, the Company must have complied with all provisions of this Agreement, including the notice provisions contained in Section 5.5 and paid the Termination Fee and expense reimbursement to the Buyer in accordance with Section 8.3;

(f) by the Buyer, if the Company or the Board of the Company shall have (i) breached any provision of Section 5.5, (ii) withdrawn or modified, in a manner materially adverse to the Buyer or Merger Corp., the approval or recommendation by the Board of the Company of this Agreement or the Related Agreements or the transactions contemplated hereby or thereby or (iii) approved or entered into a Company Acquisition Agreement with a third party;

(g) by the Buyer, if the Company shall have instituted legal proceedings in a United States Bankruptcy Court involving the Company or any of its Subsidiaries as debtor from and after the date hereof (for the avoidance of doubt, other than the Bankruptcy Proceedings), provided, however, that Buyer may not terminate this Agreement by reason of any commencement by the Company of legal proceedings in any such court if at the time of the commencement of such proceedings Buyer is in default of its obligations under the Related Agreements.

      SECTION 8.2     Effect of Termination. In the event of termination of this Agreement by either the Company or the Buyer as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or the Buyer, other than the provisions of this Section 8.2, Section 8.3 and Article 9, which provisions survive such termination, provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 8.3     Fees and Expenses.

      (a) Expenses. In addition to any other amounts which may be or become payable pursuant to any other paragraph of this Section 8.3, the Company shall reimburse the Buyer and Merger Corp. for all out-of-pocket expenses and fees payable by the Buyer or Merger Corp., including, without limitation any and all fees and expenses payable to attorneys, consultants, advisors, and financing sources and their respective representatives and agents, whether incurred prior to, on or after the date hereof (not to exceed $1,000,000 (inclusive of amounts reimbursed by the Company prior to the date hereof)), if this Agreement is terminated (i) in connection with any of the circumstances described in Section 8.3(b) below or (ii) or pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(g). Any such required reimbursement shall take place concurrently with the termination of this Agreement.

      (b) Termination Fee. If (i) this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f); (ii) upon the commencement of a Proceeding if such Proceeding was commenced in order to effectuate an In-Court Transaction as to which material negotiations have taken place prior to the commencement of such Proceeding or (iii) absent the commencement of a Proceeding, prior to or within 180 days after termination of this Agreement (other than pursuant to Section 8.1(d)) any person (other than the Buyer or Merger Corp. or any of their affiliates) shall have made, proposed, communicated or disclosed a Company Takeover Proposal in a manner which is or otherwise becomes public by the Company and this Agreement is terminated pursuant to any of the foregoing provisions, then the Company shall, simultaneously with such termination of this Agreement (or in the event of a termination pursuant to clause (ii) above, if such disclosure occurs after the date this Agreement was terminated, within two (2) Business Days of such disclosure) pay Buyer a fee of Five Million Dollars ($5,000,000) in cash, which amount shall be payable in same day funds (the “Termination Fee”).

      (c) Other Expenses. Except as provided otherwise in paragraph (a) above, all costs and expenses incurred in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby, shall be paid by the party incurring such expenses; provided, that the Company shall pay all costs and expenses in connection with (i) printing and mailing the Company Proxy Statement, if any, (ii) all SEC filing fees relating to the transactions contemplated herein and (iii) all filing and application fees in connection with obtaining the FCC Consents and State PUC Consents as provided in Section 6.4; provided, further, that, upon the Closing, all such costs and expenses of the Buyer shall be paid by the Surviving Corporation.

      (d) Security and Pledge Agreement. The obligations of the Company under Sections 8.3(a) and (b) shall be secured by a security interest in all of the assets of the Company and its Subsidiaries as and to the extent provided in the Security and Pledge Agreement.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the effective date of the Company Shareholder Approval (other than Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 4.3 which shall survive until the Effective Time). This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given at the time of receipt if delivered personally, upon acknowledgment by the recipients’ facsimile equipment if telecopied (which is confirmed) or on the first

Business Day after deposit with a reputable courier if sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

ICG Communications, Inc.

161 Inverness Drive West
Englewood, CO 80112
Attn: Bernie Zuroff, Esq.

with a copy (which shall not constitute to the Company) to:

Pachulski, Stang, Ziehl, Young, Jones & Weintraub, PC

10100 Santa Monica Boulevard, Suite 1100
Los Angeles, California 90067
Attention: Brad R. Godshall, Esq.

(b)	if to the Buyer or Merger Corp., to:

c/o Columbia Capital LLC

201 North Union Street, Suite #300
Alexandria, VA 22334
Facsimile: (703) 519-5870
Attention: John F. Siegel

and

c/o M/ C Venture Partners

75 State Street, Suite 2500
Boston, MA 02109
Facsimile: (617) 345-7201
Attention: Peter H.O. Claudy

with a copy (which shall not constitute to the Company) to:

Kirkland & Ellis LLP

153 East 53rd Street
New York, New York 10022
Facsimile: 212-446-6460
Attention: Geoffrey Levin, Esq.

(c)	if to the Buyer Representative to:

Robert J. Schmiedeler

c/o ICG Communications, Inc.
161 Inverness Drive West
Englewood, CO 80112

      SECTION 9.3     Definitions.

      “Affiliate” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

      “Bankruptcy Code” means 11 U.S.C. Sec. 101 et seq., as from time to time hereafter amended, and any successor or similar statute.

      “best knowledge”, with respect to a party, shall mean the actual knowledge of such party as well as knowledge attributable to such party of such matters which a reasonable person in such capacity or position should know in the ordinary course of discharging the duties assigned to such capacity or position after reasonable investigation, and with respect to Company, shall refer to the best knowledge of a vice president or more senior officer or director of the Company.

      “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of Delaware are not required to open.

      “Buyer Representative” shall mean an individual designated by the Buyer who will have an office at the Company’s headquarters and shall be delegated the authority to approve or disapprove the actions contemplated by Section 5.1(v) and any other person designated from time to time by the Buyer or Buyer Representative.

      “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B and of any similar state law.

      “Collateral” shall have the meaning ascribed to such term in the Security and Pledge Agreement.

      “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or otherwise, provided that the Company shall not be deemed to be an affiliate of the Buyer or Merger Corp. by reason of this Agreement or any of the Related Agreements.

      “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

      “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

      “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

      “Financial Officer” shall mean the chief financial officer, principal accounting officer, controller or treasurer of the Company.

      “In-Court Transaction” shall mean the sale of all or substantially all of the assets or business of the Company and its Subsidiaries in one or a series of related transactions pursuant to a legal proceeding in a United States Bankruptcy Court or similar proceeding before a state court of competent jurisdiction.

      “Indebtedness” shall mean, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments, (c) all obligations of such person to pay the deferred purchase price of property or services, (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse, (e) capital leases and monetary obligations of a person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which, upon insolvency or bankruptcy of such person, would be characterized as indebtedness of such person (without regard to accounting treatment), or (iii) an agreement for the use or possession of property creating obligations that appear on the balance sheet of such person, (f) all Indebtedness referred to in clauses (a) through (e) above guaranteed directly or indirectly by such person, or in effect guaranteed directly or indirectly by such person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Indebtedness.

      “knowledge”, with respect to a party, shall mean the actual knowledge of such party, and with respect to the Company, shall refer to the knowledge of a vice president or more senior officer or director of the Company.

      “Manager” shall have the meaning ascribed to such term in the Interim Credit Agreement.

      “Multiemployer Plan” shall have the meaning set forth in ERISA §3(37).

      “Pension Plan” shall mean a defined benefit plan (as defined in Section 414(j) of the Code and Section 3(35) of ERISA) which meets and is subject to the requirements of Section 401(a) of the Code.

      “Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “A-2” or the equivalent thereof from Standard & Poor’s Ratings Services or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Lender or the bank with whom the Borrower and the Guarantors maintain their cash management system, provided, that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Lender pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking Subsidiary of a bank holding company having a long-term unsecured debt rating of at least “A-2” or the equivalent thereof from Standard & Poor’s Ratings Services or at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

(d) investments in commercial paper maturing within six months from the date of acquisition thereof and issued by (i) the holding company of the Lender or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least “A-2” or the equivalent thereof from Standard & Poor’s Ratings Services or of at least “P-2” or the equivalent thereof from Moody’s Investors Service, Inc.;

(e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) through (d) above or clause (f) below entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

(f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above; and

(g) to the extent owned on the Closing Date, investments by the Borrower or any Guarantor in the capital stock of any direct or indirect Subsidiary.

      “Permitted Liens” shall mean:

(a) with respect to Real Property:

(i) real estate taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;

(ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or similar liens for labor, materials or supplies incurred in the ordinary course of business that do not materially detract from the value of the property or the use thereof and which are for amounts which are not due and payable;

(iii) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or its applicable Subsidiary thereon;

(iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of the Company or its applicable Subsidiary conducted thereon;

(v) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of business and covering only the assets so leased; and

(vi) Liens in existence on the date hereof listed in Section 3.17 of the Company Disclosure Schedule; provided that no such Lien is spread to cover any additional property after the date hereof; and

(b) with respect to personal property:

(i) statutory liens of landlords, carriers, warehousemen, processors, bailees, mechanics, materialmen, suppliers and other like liens imposed by statute or common law, created in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings to prevent imminent foreclosure of such liens and for which ICG has maintained adequate reserves;

(ii) liens arising with respect to equipment of ICG in connection with operating leases or purchase money financing relating to such equipment so long as such liens are limited to the equipment so leased or financed;

(iii) pledges or deposits made (and the liens thereon) in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and other types of social security and wage benefits;

(iv) deposits or pledges to secure the performance of bids, tenders, contracts, leases, fee and expense arrangements, credit card processing, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of a like general nature made or given in the ordinary course of business and not in connection with the borrowing of money;

(v) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the uniform commercial code of banks or other financial institutions where ICG or any of its respective subsidiaries maintain deposits in the ordinary course of business;

(vi) liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder;

(vii) such utility, access and other easements, rights of way, restrictions, exceptions, minor defects or irregularities in or clouds on title or encumbrances not arising out of the borrowing of money or the securing of advances or credit, and which will not interfere with or impair in any respect the utility, operation or value of any properties of Borrower;

(viii) liens granted to taxing authorities securing notes payable and other tax claims in an aggregate amount not to exceed $200,000 under the Company’s Confirmed Chapter 11 Plan of Reorganization in the Bankruptcy Proceedings; and

(ix) Liens in existence on the date hereof listed in Section 3.17 of the Company Disclosure Schedule; provided that no such Lien is spread to cover any additional property after the date hereof.

      “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

      “Proceeding” means any voluntary or involuntary proceeding commenced by or against the Company or any of its Subsidiaries under any provision of the Bankruptcy Code, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or proceedings seeking dissolution, winding-up, receivership, reorganization, liquidation, arrangement, or marshalling of assets of any the Company or any of its Subsidiaries or other similar relief under Federal or State law.

      “Prohibited Transaction” shall have the meaning set forth in ERISA § 406 and Code § 4975.

      “Responsible Officer” shall mean to the Chief Financial Officer or such other Person that has advised the Buyer Representative of the transaction which is the subject of a notice to be given under Section 5.1(v).

      “Security Documents” shall mean the Security and Pledge Agreement and such other documents as the Company may request from time to time to ensure the perfection or priority of its security interest in the Collateral.

      SECTION 9.4     Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Material” and “materially” have correlative meanings. Any representation or warranty with reference to the “validity,” “binding” nature, “enforceability,” or “force and effect” of a contract, agreement or other instrument, shall be interpreted as being subject to the exception to the extent that such validity, enforceability or force and effect may be subject to (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium or other similar laws relating to the rights and remedies of creditors generally, (ii) general principles of equity and (iii) the discretion of the court before which any proceeding in respect of the contract, agreement or instrument or the transactions contemplated thereby may be brought. The phrases “reasonable efforts,” “commercially reasonable efforts,” and “best efforts,” and words or phrases to similar effect unless otherwise expressly set forth herein shall not be interpreted to impose any obligation on any party to maintain or initiate any litigation, sell, liquidate or dispose of any assets, or incur any material amount of Indebtedness or seek any financing (other than any such Indebtedness pursuant to, or financing as may be available under, the Interim Credit Agreement). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The phrases “ordinary course,” “ordinary course of business” and words to similar effect, when used with reference to the Company or any of its Subsidiaries, shall be interpreted to exclude payments upon acceleration and to include (i) any borrowings by the Company under the Interim Credit Agreement, (ii) any payment, incurrence, escrow, or reserve or provision for Professional Fees (as defined herein), or (iii) any payment, transaction, contract, action or activity that is in furtherance of the performance by the Company or any of its Subsidiaries of their respective obligations under this Agreement or the Related Agreements or the transactions contemplated hereby and thereby and shall take into account the Company and its Subsidiaries distressed financial conditions. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

      SECTION 9.5     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.6     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.14, are not intended to confer upon any person other than the parties hereto any rights or remedies.

      SECTION 9.7     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

      SECTION 9.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 9.9     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

      SECTION 9.10     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement.

      SECTION 9.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.12     Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval, provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 9.13     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, provided, however that the extension of the Closing Date as provided in and in accordance with Section 1.2 shall be effective in the Buyer’s sole discretion and shall not require the agreement on the part of the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      SECTION 9.14     Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ICG COMMUNICATIONS, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Executive Vice President,

General Counsel & Secretary

MCCC ICG HOLDINGS LLC

By:	/s/ DANIEL P. CARUSO

Name: Daniel P. Caruso

Title:	President

MCCC MERGER CORP.

By:	/s/ DANIEL P. CARUSO

Name: Daniel P. Caruso

Title:	President

SCHEDULES AND EXHIBITS

Schedule A	Directors and Officers of the Surviving Corporation
Schedule B	Payables Report
Schedule C	Required Actions with Respect to Material Contracts
Schedule D	Certain Providers of Professional Services
Exhibit A	Form of Interim Credit Agreement
Exhibit B	Form of Security and Pledge Agreement
Exhibit C	Form of Interim Management Agreement
Exhibit D	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit E	By-Laws of the Surviving Corporation

APPENDIX B

FAIRNESS OPINION OF LEHMAN BROTHERS, INC.

July 17, 2004

Board of Directors

ICG Communications, Inc.
161 Inverness Drive West
Englewood, Colorado 80112

Members of the Board:

      We understand that ICG Communications, Inc. (the “Company”) intends to enter into an agreement with MCCC ICG Holdings LLC (the “Buyer”) and MCCC Merger Corp., a wholly owned subsidiary of the Buyer (“Merger Corp.”), pursuant to which Merger Corp. will merge with and into the Company (the “Proposed Transaction” or the “Merger”). Upon effectiveness of the Merger, each outstanding share of the Company common stock will be converted into the right to receive $0.75 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, dated July 19, 2004 (the “Agreement”), among the Company, Buyer and Merger Corp..

      We have been requested by the board of directors of the Company (the “Board”)to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the Proposed Transaction to any creditor of the Company or the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms and conditions of the Proposed Transaction, including the obligation of the Buyer to provide funding to the Company between the time that the Company’s shareholders approve the Merger and the closing of the Merger if the Company’s cash balance falls below $10 million, (2) a draft of the proxy statement to be used in connection with the Proposed Transaction and such other publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) information with respect to the Company’s anticipated substantial capital and investment expenditures, debt payments and working capital requirements and (ii) financial forecasts for the Company for the year ending December 31, 2004 prepared by management of the Company (the “Forecasts”), (4) a trading history of the Company’s common stock from June 20, 2003 to the present, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (7) the Company’s current liquidity position and its ability to meet its cash requirements in the future and alternative sources of liquidity presently available to the Company, (8) the results of our efforts to solicit indications of interest and proposals from third parties with respect to an equity investment in the Company or a purchase of all or a portion of the Company’s business, and (9) strategic alternatives available to the Company, including, without limitation, undertaking a restructuring of the Company or a sale of the Company’s assets under Section 363 of the U.S. Bankruptcy Code and the likely outcomes to the Company’s stockholders of such strategic alternatives. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, upon advice of the Company we have assumed that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with the Forecasts. In arriving at our opinion, we have not conducted

B-2

a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and have and will receive fees for our services, a portion of which has been and will be paid as retainer, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction or other alternative transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We and certain of our affiliates, in the past have provided, and continue to provide, investment banking and financial services to certain affiliates of the Buyer, for which services we have received, and would expect to receive, customary compensation.

      This opinion is for the use and benefit of the Board of the Company and is rendered to the Board in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-3

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

      SECTION 262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

INTERIM CREDIT AGREEMENT

CREDIT AND GUARANTY AGREEMENT
among
ICG COMMUNICATIONS, INC.
as Borrower
and
MCCC ICG HOLDINGS LLC
as Lender
and
THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN
as Guarantors
dated as of July 19, 2004

D-i

D-ii

CREDIT AND GUARANTY AGREEMENT

      THIS CREDIT AND GUARANTY AGREEMENT, dated as of July 19, 2004, is made by and among ICG Communications, Inc., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower signatory hereto (each such Subsidiary, a “Guarantor” and, collectively, the “Guarantors”), and MCCC ICG Holdings LLC, a Delaware limited liability company (the “Lender”).

      WHEREAS, the Lender, the Borrower and MCCC Merger Corp., a Delaware corporation (“Merger Corp.”), are parties to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Corp. will be merged with and into the Borrower, subject to the terms and conditions set forth therein;

      WHEREAS, pursuant to the terms of the Merger Agreement, at the effective time of the Company Shareholder Approval (as defined below) the Lender and the Borrower will enter into an interim management agreement in the form attached to the Merger Agreement (as in effect from time to time, the “Management Agreement”), pursuant to which the manager named therein (the “Manager”) will manage the operations of the Borrower and its Subsidiaries during the period specified in the Management Agreement;

      WHEREAS, the Borrower has applied to the Lender for (i) a term loan in an aggregate principal amount of $2,400,000 to fund certain restructuring activities to be undertaken by the Borrower and the Guarantors that heretofore have been disclosed to the Lender (the “Restructuring Activities”) and (ii) a revolving credit facility to finance the Borrower’s operational cash shortfalls, certain expenses as provided herein and certain additional Restructuring Activities; and

      WHEREAS, to provide security for the repayment of the Borrowings and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Guarantors will provide to the Lender a guaranty of the due and punctual payment and performance of the obligations of the Borrower hereunder.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION 1.     Definitions

      SECTION 1.01     Defined Terms. As used herein, the following terms shall have the meanings set forth below:

“Additional Restructuring Advance Date” shall have the meaning set forth in Section 2.01(b).

“Additional Restructuring Advances” shall have the meaning set forth in Section 2.01(b).

“Additional Restructuring Costs” shall mean, with respect to any Additional Restructuring Advance Date, the direct costs of Restructuring Activities to be paid during the immediately succeeding seven-day period commencing on and including such date, which costs, together with the initial aggregate principal amount of the Term Loan and any Additional Restructuring Advances that have theretofore been made, shall not exceed $5,000,000 in the aggregate.

“Advance” shall have the meaning set forth in Section 2.01(a).

“Advance Certificate” shall have the meaning set forth in Section 4.02(c).

“Advance Date” shall have the meaning set forth in Section 2.01(a).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

“Agreement” shall mean this Credit and Guaranty Agreement, as the same may be amended, restated, modified or supplemented from time to time.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the Delaware Bankruptcy Court overseeing the Lender’s bankruptcy proceedings (Joint Case Number 00-4238 (PJW).

“Bankruptcy Proceeding” shall have the meaning set forth in Section 9.

“Borrower” shall have the meaning set forth in the recitals hereto.

“Borrowings” shall mean, collectively, the Term Loan, the Additional Restructuring Advances and the Advances.

“Budget” shall mean the operating budget for the Company and its Subsidiaries, on a consolidated basis, as prepared and delivered by the Buyer and approved by the chief financial officer of the Borrower prior to the date hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are required or permitted to close.

“Buyer” shall have the meaning set forth in the Merger Agreement.

“Cash” shall mean all cash equivalents of the Borrower and its Subsidiaries and all cash held in any bank account of the Borrower or any Subsidiary, less outstanding checks and the proceeds of the Term Loan.

“Cash Demands” shall mean, with respect to any period, the projected amount of cash disbursements (other than disbursements in connection with Expenses and Additional Restructuring Advances) of the Borrower and its Subsidiaries for such period, as set forth in the Budget; provided that Cash Demands shall not include any such disbursements for payments or expenses that are not contemplated by the Budget unless otherwise approved by the Manager (the “Excluded Expenses”).

“Cash Receipts” shall mean, with respect to any period, the projected amount of cash receipts (other than receipts from Advances made under Section 2.09 and Additional Restructuring Advances and without giving effect to any Advance requested to be made in respect of such period) of the Borrower and its Subsidiaries for such period, as set forth in the Budget.

“Change of Control” shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, the Guarantors or any Subsidiary thereof; or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors (the “Board”) or similar management body of the Borrower by Persons who were neither (A) nominated by the Board or similar management body of the Borrower nor (B) appointed by directors so nominated.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the making of the Term Loan and the initial Advance set forth in Section 4.01 and Section 4.02 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral” shall have the meaning set forth in the Security and Pledge Agreement.

“Company Material Adverse Change” shall have the meaning set forth in the Merger Agreement.

“Company Material Adverse Effect” shall have the meaning set forth in the Merger Agreement.

“Company Shareholder Approval” shall have the meaning set forth in the Merger Agreement.

“Concentration Account” shall mean, collectively, the following accounts: (i) account number 225277 at Mellon Bank, (ii) account number 147060 at Mellon Bank and (iii) account number 1018068921 at Wells Fargo Bank.

“Control Agreement” shall mean a control agreement with respect to the Concentration Account in form and substance satisfactory to the Lender.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other United States or foreign applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Eligible Advance Period” shall mean (i) solely for purposes of Advances made under Section 2.09, the period commencing on the Closing Date and terminating on the Termination Date, and (ii) for all other purposes hereunder, the period commencing at the effective time of the Company Shareholder Approval and terminating on the Termination Date; provided that the Eligible Advance Period shall automatically be suspended if and for so long as the Company Shareholder Approval is suspended, revoked or otherwise nullified during which period of suspension the Lender shall have no obligation hereunder to make any Advance.

“Event of Default” shall have the meaning given such term in Section 7.01.

“Excluded Expenses” shall have the meaning given to such term in the definition of “Cash Demands.”

“Excluded Taxes” shall mean, with respect to the Lender, any assignee thereof, or any other recipient of any payment to be made by or on account of any Obligation, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Expenses” shall mean, collectively, (i) all fees and expenses payable by the Borrower or any Subsidiary to the Lender or any of its Affiliates pursuant to this Agreement or any of the other Loan Documents and (ii) all expenses of the Buyer under the Merger Agreement in excess of $250,000 that are paid by the Borrower on or prior to the Termination Date (other than any expenses reimbursed in connection with the termination of the Merger Agreement).

“Financial Officer” shall mean the chief financial officer, principal accounting officer, controller or treasurer of the Borrower.

“GAAP” shall mean generally accepted accounting principles as of the date hereof applied in accordance with Section 1.02.

“Governmental Authority” shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case whether of the United States or foreign.

“Guarantor” shall have the meaning set forth in the recitals hereto.

“Indemnified Party” shall have the meaning set forth in Section 10.06.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Interest Rate” shall mean 6.0%.

“Lender” shall have the meaning set forth in the recitals hereto and shall include any of the Lender’s successors or permitted assigns.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents, and any other instrument or agreement executed and delivered to the Lender in connection herewith.

“Management Agreement” shall have the meaning set forth in the recitals hereto.

“Manager” shall have the meaning set forth in the recitals hereto.

“Maturity Date” shall mean the earliest to occur of (i) the date that is 180 days following the Effective Time (as defined in the Merger Agreement), (ii) the date on which the Merger Agreement terminates for any reason, (iii) November 30, 2004, if the Company Shareholder Approval has not been obtained on or before October 31, 2004 and (iv) June 30, 2005.

“Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Merger Corp.” shall have the meaning set forth in the recitals hereto.

“Minimum Cash Amount” shall mean $10,000,000 less the amount of Professional Fees paid on or prior to the effective date of the Company Shareholder Approval in excess of the amount budgeted therefor through such date, as set forth in the Weekly Forecasts.

“Net Cash Required” shall mean, as of any Advance Date, the amount of Cash Demands for the immediately succeeding seven-day period commencing on and including such date less the amount of Cash Receipts for such seven-day period, as set forth in the Advance Certificate.

“Notes” shall mean, collectively, the Term Note and the Revolving Note.

“Obligations” shall mean (a) the due and punctual payment of principal of and interest on the Borrowings; (b) the due and punctual payment of the Expenses; and (c) all other present and future, fixed or contingent, monetary obligations of the Borrower and the Guarantors to the Lender under the Related Agreements, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under any Related Agreement.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Permitted Advance Amount” shall mean, as of any date of determination, an amount equal to the sum of (i) (A) the Minimum Cash Amount less (B) the cumulative amount of Excluded Expenses paid on or prior to such date, plus (ii) Net Cash Required as of such date, less (iii) Cash as of such date; provided, that if such sum is less than zero, the Permitted Advance Amount shall equal zero; provided, further, that notwithstanding anything in this definition to the contrary, solely for purposes of Advances made under Section 2.09 hereunder, “Permitted Advance Amount” shall mean the amount of unpaid Expenses owing to the Lender as of such date.

“Permitted Lien” shall have the meaning set forth in the Merger Agreement.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Professional Fees” shall have the meaning set forth in the Merger Agreement.

“Register” shall have the meaning set forth in Section 10.02(d).

“Related Agreements” shall mean, collectively, the Loan Documents, the Merger Agreement and the Management Agreement.

“Restructuring Activities” shall have the meaning set forth in the recitals hereto.

“Revolving Note” shall have the meaning set forth in Section 2.03(d).

“Security and Pledge Agreement” shall have the meaning set forth in Section 4.01(c).

“Security Documents” shall have the meaning set forth in Section 4.01(c).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned (directly or indirectly) or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context otherwise requires, any reference herein to “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest thereon or penalties imposed with respect thereto.

“Term Loan” shall have the meaning set forth in Section 2.01(c).

“Term Note” shall have the meaning set forth in Section 2.03(d).

“Termination Date” shall mean the earlier to occur of (i) the Maturity Date and (ii) the acceleration of the Borrowings in accordance with the terms hereof.

“Weekly Forecasts” shall have the meaning set forth in the Merger Agreement.

      SECTION 1.02     Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

SECTION 2.     Amount and Terms of Borrowings

      SECTION 2.01     Commitment of the Lender.

      (a) The Lender agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each such revolving credit loan, an “Advance” and, collectively, the “Advances”) to the Borrower on each Monday during the Eligible Advance Period (or if any such Monday is not a Business Day, then on the first Business Day following such Monday) (each such date, an “Advance Date”) in an aggregate principal amount not to exceed with respect to any such Advance, the Permitted Advance Amount. Advances may be repaid and reborrowed in accordance with the provisions of this Agreement.

      (b) The Lender agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each such revolving credit loan, an “Additional Restructuring Advance” and, collectively, the “Additional Restructuring Advances”) to the Borrower on each Monday from and after the Closing Date until the effective date of the Company Shareholder Approval (or if any such Monday is not a Business Day, then on the first Business Day following such Monday) (each such date, an “Additional Restructuring Advance Date”) in an aggregate principal amount not to exceed with respect to such Additional Restructuring Advance Date, the Additional Restructuring Costs. Additional Restructuring Advances may be repaid and reborrowed in accordance with the provision of this Agreement.

      (c) The Lender agrees, upon the terms and subject to the conditions set forth herein, to make a loan (the “Term Loan”) to the Borrower on the Closing Date in an aggregate principal amount equal to $2,400,000. The Term Loan is not revolving in nature, and amounts repaid in respect of the Term Loan may not be reborrowed.

      SECTION 2.02     Making of Advances and Additional Restructuring Advances.

      (a) No later than 11:00 a.m. New York City time on each Advance Date (other than with respect to an Advance made pursuant to Section 2.09 hereunder), the Borrower shall deliver to the Lender an Advance Certificate. Pursuant to the terms and subject to the conditions set forth herein, no later than 5:00 p.m., New York City time, on such Advance Date, the Lender shall make available to the Borrower in immediately available funds an Advance in an amount equal to the Permitted Advance Amount.

      (b) No later than 11:00 a.m. New York City time on each Additional Restructuring Advance Date, the Borrower shall deliver to the Lender an Advance Certificate. Pursuant to the terms and subject to the conditions set forth herein, no later than 5:00 p.m., New York City time, on such Additional Restructuring Advance Date, the Lender shall make available to the Borrower in immediately available funds an Additional Restructuring Advance in an amount equal to the Additional Restructuring Costs.

      SECTION 2.03     Repayment of Borrowings; Evidence of Debt.

      (a) The Borrower hereby unconditionally promises to pay to the Lender on the Termination Date the then unpaid principal amount of each Borrowing and all accrued and unpaid interest thereon.

      (b) The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Term Loan and each Advance made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

      (c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement.

      (d) The Borrower’s obligations owing to the Lender under (i) the Term Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the “Term Note”) and (ii) the Advances and the Additional Restructuring Advances shall be evidenced by a promissory note in the form attached hereto as Exhibit B (the “Revolving Note”). The Borrowings evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

      SECTION 2.04     Interest on Borrowings.

      (a) Subject to the provisions of Section 2.05, each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Interest Rate, compounded quarterly on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2004.

      (b) Interest on all Borrowings shall be payable in arrears on the Termination Date and, after the Termination Date, on demand.

      SECTION 2.05     Default Interest. Upon the occurrence and during the continuation of an Event of Default, the Interest Rate then in effect with respect to the Borrowings shall be increased by (i) 5.0%, in connection with an Event of Default described in Section 7.01(b), and (ii) 2.0% in connection with any other Event of Default.

      SECTION 2.06     Mandatory Prepayment; Reimbursement of Lender. Upon the Termination Date, the obligation of the Lender to extend any Borrowings shall be terminated in full and the Borrower shall repay the

Term Loan and all Advances and Additional Restructuring Advances in full (plus any accrued but unpaid interest thereon), together with any unpaid Expenses owing to the Lender as of such date.

      SECTION 2.07     Optional Prepayment of Borrowings; Reimbursement of Lender. The Borrower shall have the right at any time and from time to time to prepay the Obligations, in whole or in part, upon at least one Business Day’s prior written or facsimile notice to the Lender. Each notice of prepayment shall specify the prepayment date and the amount of such prepayment, shall be irrevocable and shall commit the Borrower to make such prepayment on the date stated therein. All such prepayments shall be applied as follows: (i) first, to all then unpaid Expenses; (ii) second, to all accrued and unpaid interest on the Term Loan; (iii) third, to all accrued and unpaid interest on the Additional Restructuring Advances; (iv) fourth, to all accrued an unpaid interest on the Advances, (v) fifth, to the outstanding principal amount of the Term Loan and the Additional Restructuring Advances and (v) sixth, to the outstanding principal amount of the Advances. In the event the Borrower fails to prepay any Obligation on the date specified in any prepayment notice, the amount of such payment, together with accrued and unpaid interest thereon, shall be due and payable on demand by the Lender, together with any loss or expense incurred by the Lender as a result of such failure to prepay.

      SECTION 2.08     Taxes.

      (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) The Borrower will indemnify the Lender, within five days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender, shall be conclusive absent manifest error.

      (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

      (e) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to the Lender of the principal of or interest on any Borrowings extended by the Lender or any fees or other amounts payable hereunder and the result shall be to increase the cost to the Lender of extending or maintaining any Borrowings or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by the Lender in its sole discretion to be material, then the Borrower will pay to the Lender on account of itself such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

      SECTION 2.09     Nature of Expenses. The Borrower irrevocably authorizes the Lender to disburse amounts necessary to satisfy any unpaid Expenses owing to the Lender hereunder. For all purposes of this Agreement and the Revolving Note, any such disbursement shall be deemed to be an Advance to the

Borrower hereunder in the amount of such disbursement, and the amount of such disbursement shall be added to the unpaid principal amount of the Revolving Note as of the date of such disbursement.

      SECTION 2.10     Priority and Liens. The Obligations will be secured by a first priority perfected security interest in all presently owned and hereafter acquired assets of the Borrower and the Subsidiaries to the extent such security interest is permitted under applicable law, subject to Permitted Liens and the Lender’s obligations to subordinate its liens as set forth in this Agreement and the Security and Pledge Agreement. All capital stock and other equity interests of the Borrower or any Guarantor in any Subsidiary of the Borrower will be pledged by the Borrower and such Guarantor to secure the Obligations on a first priority basis.

      SECTION 2.11     Security Interest in Concentration Account. To secure the payment and performance of the Obligations, the Borrower and the Guarantors hereby assign and pledge to the Lender, for its benefit and for the ratable benefit of any assignees of the Lender, and hereby grant, to the fullest extent permitted by regulatory law, to the Lender, for its benefit and for the ratable benefit of any assignees of the Lender, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s and the Guarantors’ right, title and interest in and to all of their respective presently owned and hereafter acquired assets and properties, including, without limitation, the Concentration Account and any direct investment of the funds contained therein. The Borrower and the Guarantors shall use their respective commercially reasonable efforts to permit the Lender to perfect its security interest in the Concentration Account, including executing a Control Agreement.

      SECTION 2.12     Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Related Agreements, the Lender shall be entitled to immediate payment of such Obligations.

SECTION 3.     Representations and Warranties

      In order to induce the Lender to extend the Borrowings and request the issuance of Letters of Credit hereunder, each of the Borrower and the Guarantors jointly and severally represents and warrants as follows:

      SECTION 3.01     Merger Agreement Representations and Warranties. Each of the representations and warranties made by the Borrower under the Merger Agreement is true and correct as of the dates and times set forth therein, which representations and warranties are incorporated herein by reference and made a part hereof as if such representations and warranties were set forth in full and made herein.

      SECTION 3.02     Use of Proceeds. The proceeds of the Term Loan and the Additional Restructuring Advances shall be used solely to pay obligations in connection with the Restructuring Activities and the proceeds of the Advances shall be used by the Borrower and its Subsidiaries solely for (i) the payment of Expenses as provided herein and (ii) purposes consistent with the Budget unless otherwise authorized by the Manager. For the avoidance of doubt, the Borrower shall not (and shall not permit any of its Subsidiaries to) use the proceeds of any Borrowing to satisfy any Excluded Expenses.

SECTION 4.     Conditions of Lending

      SECTION 4.01     Conditions Precedent to the Term Loan and the Initial Advance. The obligation of the Lender to make the Term Loan and the initial Advance is subject to the satisfaction or waiver of the following conditions precedent:

(a) Supporting Documents. The Lender shall have received for each of the Borrower and the Guarantors:

(i) a copy of such entity’s certificate of incorporation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation;

(ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State; and

(iii) a certificate of the secretary or an assistant secretary of that entity dated on or about the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of that entity authorizing the Borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the Liens contemplated hereby, (C) that the certificate of incorporation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the other Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)).

(b) Notes. The Borrower shall have executed and delivered the Term Note and the Revolving Note, as applicable, and such Notes shall be in full force and effect.

(c) Security and Pledge Agreement. The Borrower and each of the Guarantors shall have duly executed and delivered to the Lender a Security and Pledge Agreement in substantially the form of Exhibit C (the “Security and Pledge Agreement”) and such other documents as the Lender may request from time to time to ensure the perfection or priority of its security interest in the Collateral (such other documents, together with the Security and Pledge Agreement, the “Security Documents”).

(d) Opinion of Counsel. The Lender shall have received the favorable written opinion of counsel to the Borrower and the Guarantors regarding corporate, security interest, enforceability and other related matters, in form and substance reasonably satisfactory to the Lender, dated as of the Closing Date.

(e) Corporate Proceedings. All corporate proceedings and all instruments and agreements in connection with the transactions among the Borrower, the Guarantors and the Lender contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all information and copies of all documents and papers, including records of corporate proceedings, which the Lender may have reasonably requested in connection therewith.

(f) Representations and Warranties. The representations and warranties made herein shall be true and correct in all material respects when made.

      SECTION 4.02     Conditions Precedent to the Term Loan and Each Advance. The obligation of the Lender to make the Term Loan, each Additional Restructuring Advance and each Advance (including the initial Advance) is subject to the following conditions precedent:

(a) Notice. With respect to any Additional Restructuring Advance and any Advance, the Lender shall have received a notice with respect to such Borrowing, as required by Section 2.

(b) No Default. On the date of each Borrowing hereunder, no Default or Event of Default shall have occurred and be continuing.

(c) Advance Certificate. With respect to any Additional Restructuring Advance and any Advance (other than an Advance made pursuant to Section 2.09), the Lender shall have received the timely delivery of a certificate in form and substance reasonably satisfactory to the Lender and signed by a Financial Officer (the “Advance Certificate”) setting forth the requested amount of such Additional Restructuring Advance or Advance, as applicable, and certifying as to (i) as of the applicable Additional Restructuring Advance Date, the Additional Restructuring Costs and (ii) as of the applicable Advance Date, (A) the amounts of Cash Receipts and Cash Demands for the immediately succeeding seven-day period commencing on and including such Advance Date, (B) the amount of Cash as of such date and (C) the cumulative Excluded Expenses as of such date.

(d) Merger Agreement. The Merger Agreement (i) shall have been duly executed by each of the Borrower, the Lender and Merger Corp. and shall be in full force and effect, (ii) shall not have been determined to be invalid or unenforceable, or its existence, validity or enforceability challenged in a legal proceeding, (iii) shall not have been terminated by any party thereto (irrespective of the reasons therefor) and (iv) shall not have been breached in any respect by the Borrower. No event that would give the Lender the right to terminate the Merger Agreement shall have occurred.

(e) Management Agreement. With respect any Advance Date occurring on or after the effective date of the Company Shareholder Approval, the Management Agreement (i) shall have been duly executed by each of the Borrower and the Lender and be in full force and effect, (ii) shall not have been determined to be invalid or unenforceable, or its existence, validity or enforceability challenged in a legal proceeding, (iii) shall not have been terminated by any party thereto (irrespective of the reasons therefor) and (iv) shall not have been breached in any respect by the Borrower.

(f) No Material Adverse Change. There shall not have occurred, prior to the effective date of the Company Shareholder Approval, a Company Material Adverse Change.

      The request by the Borrower for, and the acceptance by the Borrower of, each Borrowing shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4 have been satisfied or waived at that time.

SECTION 5.     Affirmative Covenants

      From the date hereof and for so long as this Agreement shall be in effect, any Borrowing or any amount shall remain outstanding or unpaid under this Agreement, the Borrower and each of the Guarantors agree that, unless the Lender shall otherwise consent in writing, the Borrower and each of the Guarantors will:

      SECTION 5.01     Merger Agreement. Comply with its obligations under the Merger Agreement.

      SECTION 5.02     Notice of Event of Default, etc. Promptly give to the Lender notice in writing of any Default or Event of Default.

      SECTION 5.03     Use of Proceeds. Use the proceeds of the Borrowings solely for the purposes set forth in Section 3.02.

      SECTION 5.04     Further Assurances. Cooperate with the Lender and execute such further instruments and documents as the Lender shall request to carry out to its satisfaction the transactions contemplated by this Agreement and the other Related Agreements.

      SECTION 5.05     Cash Management Arrangements. Maintain in place its existing cash management arrangements. Without limiting the generality of the foregoing, the parties agree that all cash and cash equivalents (excluding deposits held by third parties in the ordinary course of business) held by the Borrower or the Guarantors and all proceeds of accounts receivable, chattel paper, general intangibles and instruments for which the Borrower or any of the Guarantors is an obligee shall be deposited as promptly as possible into the Concentration Account, except for amounts (i) held to fund payroll disbursements in account 1018069139 at Wells Fargo Bank and (ii) amounts held to pay benefits claims in accounts 40-751-706 and 40-751-423 at Citibank and 475-00-9622 at JP Morgan Chase or (iii) as otherwise approved in writing by the Lender.

      SECTION 5.06     Collateral Preservation. Take all such further actions as the Lender may from time to time request in its commercially reasonable discretion to preserve, protect, perfect and ensure the priority of the Lender’s security interest in the Collateral, subject to Permitted Liens entitled to priority under applicable law, including, without limitation, reasonably assisting and cooperating with the Lender in making required regulatory filings, if any.

      SECTION 5.07     Real Estate Matters. At the request of the Lender execute such instruments, documents and agreements, and take such other action as shall be necessary to convey to the Lender, a first priority mortgage in any or all real property owned or leased by the Borrower or any of the Guarantors, and in connection therewith, deliver such appraisals, environmental assessments, surveys, reports and information as the Lender shall require.

      SECTION 5.08     Notification of Claim Against Collateral. Immediately upon becoming aware thereof, notify the Lender in writing of any setoff, claim, withholding or other defense to which any of the Collateral, or the Lender’s rights with respect to the Collateral, is subject.

      SECTION 5.09     Good Standing Certificates. To the extent not delivered to the Lender on or prior to the Closing Date, within ten Business Days following the date hereof, the Borrower and each Guarantor shall deliver to the Lender a certificate of the Secretary of State of its state of incorporation as to the good standing of and payment of taxes by such entity.

SECTION 6.     Negative Covenant

      From the date hereof and for so long as this Agreement shall be in effect or any Borrowing or other amount shall remain outstanding or unpaid under this Agreement, unless the Lender shall otherwise consent in writing, the Borrower and each of the Guarantors will not (and will not authorize, agree or commit to) (i) take any action that is not permitted by the terms of the Merger Agreement or (ii) refrain from taking any action that is required pursuant to the terms of the Merger Agreement.

SECTION 7.     Events of Default

      Section 7.01     Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period, if any, (each, an “Event of Default”):

(a) prior to the effective date of the Company Shareholder Approval, any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any other Loan Document or in connection with this Agreement or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by the Borrower or any Guarantors to the Lender under or in connection with this Agreement (including any Advance Certificate), shall prove to have been false or misleading in any respect when made or delivered; or

(b) default shall be made in the payment of any (i) Expenses, interest on the Borrowings or other amounts payable hereunder when due (other than amounts set forth in clause (ii) hereof), and such default shall continue unremedied for more than two Business Days, or (ii) principal of the Borrowings, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c) the earlier to occur of (i) the termination of the Merger Agreement by any party thereto unless following a breach by the Lender thereunder; or (ii) the Merger Agreement shall for any other reason cease to be the valid, binding and enforceable obligation of the Borrower, or the Borrower shall so state or allege the same; or

(d) default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and, if such default was not willful, such default shall not have been cured within 30 days following such default; or

(e) the Borrower or any Guarantor shall (i) file a petition under any insolvency statute, (ii) make a general assignment for the benefit of its creditors, (iii) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (iv) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute; or

(f) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Guarantor or the whole or any substantial part of any such Person’s properties, (B) shall approve a petition filed against the Borrower or any Guarantor seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute or (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of the Borrower or any Guarantor or of the whole or any substantial part of any such Person’s properties, or (ii) there is commenced against the Borrower or any Guarantor any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(g) a Change of Control shall occur; or

(h) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court or before any Governmental Authority; or

(i) any judgment or order for the payment of money in excess of $50,000 not covered by insurance (other than any judgment in connection with a claim brought against the Borrower or any of its Subsidiaries by the landlord under the lease for the property located at 75 Broad Street, New York, New York arising from the default disclosed in Section 3.13(b) of the Disclosure Schedules annexed to the Merger Agreement) shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed within 30 days following the date on which such judgment was rendered; or

(j) any non-monetary judgment or order shall be rendered against the Borrower or any of the Guarantors which does or could reasonably be expected to have a Company Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

then, and in every such event and at any time thereafter during the continuance of such event, the Lender may by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith its agreement to extend Borrowings hereunder; (ii) declare the Borrowings then outstanding to be forthwith due and payable, whereupon the principal of the Borrowings together with accrued and unpaid interest thereon and any unpaid accrued Expenses and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) foreclose on all or any portion of the Collateral, occupy Borrower’s premises to complete inventories, fulfill orders and sell inventories, or otherwise exercise remedies against the Collateral permitted by applicable nonbankruptcy law; (iv) exercise its control to foreclose and provide any required instructions or notices to any Person with respect to the Concentration Account, collect accounts receivable and apply the proceeds thereof to the Obligations; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Lender; provided, that upon the occurrence of an Event of Default described in clause (e) or (f) above, the obligation of the Borrower to extend Borrowings hereunder shall automatically terminate and the outstanding principal amount of and interest on the Borrowings and any unpaid Expenses shall automatically become due and payable.

SECTION 8.     Guaranty

      SECTION 8.01     Guaranty.

      (a) Each of the Guarantors unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, the due and punctual payment by the Borrower of all of the Obligations when the same shall become due and payable, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. Each of the Guarantors acknowledges that the Borrowings are being extended for the benefit of the businesses of the Lender and its Subsidiaries and that the Obligations are being incurred for and will inure to its benefit. The Obligations of the Guarantors shall be joint and several.

      (b) Each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Lender for the Obligations or any of them; (v) the failure of the Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Guarantor.

      (c) Any interest on any portion of the Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceeding had not been commenced) shall be included in the Obligations because it is the intention of each Guarantor and the Lender that the Obligations should be determined without regard to any rule of law or order that may relieve the Borrower of any portion of such Obligations.

      (d) In the event that all or any portion of the Obligations is paid by the Borrower, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Lender as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations.

      (e) Each Guarantor hereby waives (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (ii) any defense based upon errors or omissions in the administration of the Obligations; (iii) (A) any legal or equitable discharge of such Guarantor’s obligations hereunder, (B) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims, and (D) promptness, diligence and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto; (iv) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under any Related Agreement notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to below and any right to consent to any thereof; and (iv) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this guaranty.

      (f) Each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Lender in favor of the Borrower or any other Guarantor, or to any other Person.

      (g) Each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

      (h) Each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Lender makes no representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

      (i) Subject to the provisions of Section 7.01, upon the Obligations becoming due and payable (by acceleration or otherwise), the Lender shall be entitled to immediate payment of such Obligations by the Guarantors without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each of the Guarantors.

      SECTION 8.02     No Impairment of Guaranty. The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full.

      SECTION 8.03     Subrogation. Upon payment by any Guarantor of any sums to the Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.     Debtor in Possession Financing; Subordination

      SECTION 9.01     Right of First Refusal on DIP. If any of the events described in Section 7.01(e) or (f) shall occur (any such event, a “Bankruptcy Proceeding”), the Lender shall have a right of first refusal to provide the debtor-in-possession financing in connection with such Bankruptcy Proceeding on terms and conditions substantially similar to those offered by a third party lender and otherwise customary for debtor-in-possession financings.

      SECTION 9.02     Subordination. Subject to the Lender’s rights under Section 9.01, in the event that the Company Shareholder Approval has not been obtained on or prior to October 31, 2004, and thereafter the Borrower initiates a Bankruptcy Proceeding, the Lender agrees that the Obligations of the Borrower under the Term Loan shall be subordinated to debtor-in-possession financing (including any professional fees carveout provided therein) on customary terms obtained by the Borrower in connection with such Bankruptcy Proceeding up to an aggregate principal amount of $20,000,000.

SECTION 10.     Miscellaneous

      SECTION 10.01     Notices. Notices and other communications provided for herein shall be in writing (including facsimile communication) and shall be mailed, transmitted by facsimile or delivered:

if to the Borrower or any Guarantor, to:

161 Inverness Drive West
Englewood, CO 80112
Facsimile: (303) 414-8867
Attention: Chief Executive Office

with a copy to:

Pachulski Stang Ziehl Young Jones & Weintraub
10100 Santa Monica Boulevard, Suite 1100
Los Angeles, CA 90067
Facsimile: (310) 201-0760
Attention: Brad R. Godshall

if to the Lender, to:

c/o Columbia Capital LLC
201 North Union Street, Suite #300
Alexandria, VA 22334
Facsimile: (703) 519-5870
Attention: John T. Siegel

with a copy (which shall not constitute notice to the Lender) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Facsimile: 212-446-6460
Attention: Geoffrey Levin, Esq.

or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when receipt is acknowledged, if by any facsimile equipment of the sender; in each case addressed to such party as provided in this Section 10.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that, in the case of notices to the Lender, notices pursuant to the preceding sentence with respect to change of address and pursuant to Section 2 shall be effective only when received by the Lender.

      SECTION 10.02     Successors and Assigns.

      (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Lender and their respective successors and assigns. Neither the Borrower nor any of the Guarantors may assign or transfer any of their rights or obligations hereunder without the prior written consent of the Lender. The Lender may sell, assign, transfer or convey all or any portion of its interest in any Borrowing made hereunder, including by way of granting participations therein, to any Person; provided that, so long as no Default or Event of Default has occurred and is continuing, no such transfer shall relieve the Lender of its obligations to make Advances or Additional Restructuring Advances hereunder without the consent of the Borrower.

      (b) Any lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such lender (including the Lender) by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.03.

      (c) The Lender shall maintain at its office a register for the recordation of the names and addresses of the Lenders and the principal amount of and interest on the Borrowings owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Lender and the assignees of the Lender shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      SECTION 10.03     Confidentiality. The Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential from anyone other than persons employed or retained by the Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Borrowings; provided that nothing herein shall prevent the Lender from disclosing such information (i) to any of its Affiliates or to any other lender, provided such Affiliate agrees to keep such information confidential to the same extent required by the Lender hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Lender or its respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to the Lender’s legal counsel and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.02(b).

      SECTION 10.04     Lender Liability.

      (a) Neither the Lender nor any of its respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrower or the Guarantors on account of the failure or delay in performance or breach of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

      (b) The Lender, in its capacity as lender hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper person or persons, and such person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such person.

      SECTION 10.05     Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Borrower and the Guarantors agree to pay from time to time all out-of-pocket expenses incurred by the Lender (including but not limited to the reasonable fees and disbursements of Kirkland & Ellis LLP, special counsel for the Lender, any other counsel that the Lender shall retain and any internal or third-party appraisers, consultants and accountants advising the Lender and its Affiliates) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Borrowings, the perfection of the Liens contemplated hereby, the reasonable and customary costs, fees and expenses of the Lender in connection with its monthly and other periodic field examinations, monitoring of assets (including reasonable and customary internal collateral monitoring fees) and publicity expenses, and, following the occurrence of an Event of Default, all out-of-pocket expenses incurred by the Lender in the enforcement or protection of the rights of any the Lender and their assignees in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of any counsel for the Lender. The obligations of the Borrower and the Guarantors under this Section 10.05 shall survive the termination of this Agreement and/or the payment of the Borrowings.

      SECTION 10.06     Indemnity. The Borrower and each of the Guarantors agree to indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, agents, assigns and Affiliates (each an “Indemnified Party”) from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Borrower and the Guarantors under this Section 10.06 shall survive the termination of this Agreement and/or the payment of the Borrowings.

      SECTION 10.07     Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS.

      SECTION 10.08     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

      SECTION 10.09     No Waiver. No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

      SECTION 10.10     Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, except as otherwise expressly provided herein, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

      SECTION 10.11     Amendments, etc. No modification, amendment or waiver of any provision of this Agreement or any other Loan Document and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.03 shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Borrowings held by such lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

      SECTION 10.12     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      SECTION 10.13     Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

      SECTION 10.14     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

      SECTION 10.15     Prior Agreements. This Agreement and the agreements expressly mentioned herein represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower or a Guarantor and the Lender or any of its Affiliates prior to the execution of this Agreement which relate to Borrowings to be made hereunder shall be replaced by the terms of this Agreement.

      SECTION 10.16     Further Assurances. Whenever and so often as reasonably requested by the Lender, the Borrower and the Guarantors will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Lender all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

      SECTION 10.17     Waiver of Jury Trial. EACH OF THE BORROWER, THE GUARANTORS AND THE LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

      IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guaranty Agreement to be duly executed as of the day and the year first written.

BORROWER:
ICG COMMUNICATIONS, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Executive Vice President,

General Counsel & Secretary

LENDER:
MCCC ICG HOLDINGS LLC

By:	/s/ DANIEL P. CARUSO

Name: Daniel P. Caruso

Title:	President

GUARANTORS:
ICG HOLDINGS, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President

ICG TELECOM GROUP, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President

ICG TELECOM GROUP OF VIRGINIA, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President

ICG CHOICECOM MANAGEMENT, LLC

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President

ICG EQUIPMENT, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President

ICG MOUNTAIN VIEW, INC.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President

ICG CHOICECOM, L.P.

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President of ICG Telecom Group, Inc., its Managing Member

NIKONET, LLC

By:	/s/ BERNARD ZUROFF

Name: Bernard Zuroff

Title:	Vice President of ICG Telecom Group, Inc., its Sole Member

SCHEDULES AND EXHIBITS

Exhibit A	Form of Term Note
Exhibit B	Form of Revolving Note
Exhibit C	Form of Security and Pledge Agreement

APPENDIX E

INTERIM MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

      This Management Agreement (this “Management Agreement”) is made and entered into as of this                     day of September 2004 by and among, ICG Communications, Inc., a Delaware corporation (“ICG”,) ICG Telecom Group Inc., a Colorado corporation (“Telecom”), ICG Telecom Group of Virginia, Inc., a Virginia corporation (“Telecom Virginia”), ICG ChoiceCom, L.P., a Delaware limited partnership (“ChoiceCom”) (Telecom, Telecom Virginia and ChoiceCom are collectively referred to herein as the “ICG Subs” and, together with ICG, as the “Company”), on the one hand, and MCCC ICG Holdings LLC, a Delaware liability company (“MCC” or “Manager”) on the other hand.

      WHEREAS, ICG and MCC have entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby ICG and MCC have agreed to merge ICG into an affiliate of MCC, after which MCC will hold a controlling equity interest in Licensee and the other ICG Subs (the “Merger”); and

      WHEREAS, the Company has been granted numerous federal, state and other Communications Licenses that authorize the operation of the regulated aspects of its existing telecommunications business (the “Regulated Business”); and

      WHEREAS, applicable federal and/or state regulatory requirements require prior governmental authorization (“Regulatory Approval”) for a transfer of ownership or control of a corporation such as ICG or the ICG Subs that hold, directly or indirectly, Communications Licenses to own or operate to certain of their assets (the “Regulated Assets”); and

      WHEREAS, ICG and MCC have delayed consummation of the Merger while MCC seeks Regulatory Approvals, and an affiliate of MCC has agreed to fund the operating losses of the ICG Subs while such Regulatory Approval is sought on the terms set forth in the interim credit agreement, dated as of                     , 2004 (the “Interim Credit Agreement”; and

      WHEREAS, the Company therefore desires, in conformity with the rules and policies of state and federal regulatory authorities, and the terms and conditions of this Management Agreement, to enable and permit Manager to manage and operate the Regulated Assets and the Regulated Business, including the provision of telecommunications services to existing customers of the Company (“Customers”) pending Regulatory Approval during the Term (as defined herein); and

      WHEREAS, the parties desire to enter into this Management Agreement to ensure the continued operation of the Company’s network, and the associated billing, collection, and administrative functions thereof, as required to provide telecommunications services to existing Customers of the Company during the Term; and

      WHEREAS, the Company also desires to give Manager day-to-day control of its assets and operations not constituting Regulated Assets (the “Other Assets”) and the business related thereto (the “Unregulated Business” and together with the Regulated Business, the “Business”), subject to the limitations set forth herein.

      NOW, THEREFORE, in consideration of the above recitals and mutual promises and other good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

      1.     Definitions. Any capitalized term used herein and not otherwise defined shall have the meaning assigned to it in the Merger Agreement.

      2.     Appointment. ICG and each of the ICG Subs hereby grant to the Manager, on the terms and conditions set forth herein and during the Term hereof, the right to manage the Regulated Assets, the Other Assets and the Business related thereto on a day-to-day basis including, but not limited to, the directing of the Company’s employees with respect to paying all obligations of the Company; billing and collecting of all fees, charges or other compensation due to the Company; maintaining the Company’s network, including, but not limited to, arranging for all labor and materials required to repair and maintain the network according to standard industry practice; and handling Customer inquiries.

      3.     Term. This Management Agreement shall become effective upon Company Shareholder Approval (the “Effective Time”) and shall expire upon the earlier of (a) the consummation of the Merger; (b) the termination of the Merger Agreement; (c) the commencement of a case under chapter 11 of the United States Bankruptcy Code by any of the ICG Subs, (d) so long as no default or event of default exists under the Interim Credit Agreement, five (5) days following written notice by ICG to the Manager if MCC has failed to satisfy any request for an Advance (as defined in the Interim Credit Agreement) properly made under the Interim Credit Agreement, or (e) the termination of this Management Agreement upon the mutual agreement of the parties.

      4.     Management of the Regulated Assets.

      (a) During the Term hereof, and subject to the oversight, review and ultimate control of the boards of directors of ICG and the ICG Sub (collectively the “Boards”), as applicable, Manager shall (i) have the right to manage the facilities and operations authorized under the Communications Licenses in good faith and in a diligent manner on a day-to-day basis in the operation of the Regulated Assets, the Other Assets and the Business consistent with the terms of this Management Agreement, the Merger Agreement and the Interim Credit Agreement and (ii) seek and prosecute applications for Regulatory Approval of the transactions set forth in the Merger Agreement on behalf of the Company.

      (b) Upon, or immediately following, the Effective Time, Manager and ICG shall issue a joint communication to the officers and employees of the Company which shall inform such officers and employees that: (i) the Merger is subject only to receipt of certain regulatory approvals, (ii) Manager has been engaged by the Company to oversee the business and operations of the Company until the receipt of such approvals, (iii) pursuant to such engagement of Manager, such officers and employees are to follow the instructions of the Manager and Manager Representatives (as defined in Section 4(j) hereof) in performing their duties to the Company, and (iv) the operation of the Company is subject to the restrictions set forth in the Merger Agreement, the Interim Credit Agreement and this Agreement.

      (c) Manager, with the assistance of the officers and employees of the Company, shall be responsible for providing reasonable level of care to the Customers, and shall provide services in compliance with the Company’s existing tariffs and service contracts, and all applicable laws, including, without limitation, tariffs in effect from time to time. To maintain the integrity of the Regulated Assets and the Regulated Business and its reputation in the marketplace, Manager shall manage the Regulated Assets in a professional manner and in accordance with all applicable professional or industry standards.

      (d) All executives and employees of the Company will report to the Manager. Each of ICG and the ICG Subs shall remain wholly responsible for, and shall indemnify and hold Manager harmless against, all employment compensation and benefit obligations to their respective executives and employees of the Company. Subject to the terms of this Agreement, Manager shall have the delegated authority of, and be authorized to take all actions that could be taken by, the chief operating officers of the Company.

      (e) Manager may request, and the Company shall promptly carry out such request, that ICG and the ICG Subs (i) employ or otherwise manage (other than discharge) certain personnel of the Company and (ii) discharge certain personnel identified to the Company prior to the date hereof in conjunction with the agreed-upon Budget and such other personnel as the applicable Board shall approve. Manager has no unilateral authority to select, employ, or (except as set forth below) discharge any senior executive of ICG. Notwithstanding the forgoing, the Manager shall have the right and the Company shall comply with any request to terminate any employee for Cause. “Cause” shall be defined for purposes of this section as that which constitutes in fact and law a breach of fiduciary duty or any illegal or disreputable conduct which substantially impairs the reputation or goodwill of Manager, the Company or the Business or involves misappropriation of funds. Manager shall have sole discretion and authority to manage all of its own employees, agents, consultants or contractors.

      (f) All accounts receivable and all cash generated from the operations of the Business, including the operations of the Regulated Assets pursuant to this Management Agreement, shall be applied by Manager to the continued operations of the Regulated Assets, Other Assets and the Business as determined by Manager in furtherance of achieving compliance with the Budget.

      (g) Manager, consistent with the terms of the Merger Agreement and in compliance with all applicable federal and state laws regarding the necessary form, content, and applicable notice periods for discontinuance of service, shall determine when any notices to Customers advising them of the discontinuance of service shall be delivered and when applications or other filings with governmental authorities in connection with the discontinuance of service shall be filed if ICG determines to discontinue any Customer’s service.

      (h) Each of ICG, the ICG Subs and the Manager desire and agree that this Management Agreement and the obligations performed hereunder shall be in full compliance with (i) the terms and conditions of the Company’s Communications Licenses; (ii) all applicable rules, regulations and policies of the FCC; (iii) the Communications Act of 1934, as amended (the “Federal Act”), 47 U.S.C. § 151, et seq., and (iv) any other applicable federal, state and local law or regulation. If the FCC or any state body of competent jurisdiction determines that any provision of this Management Agreement violates any applicable rules, regulations or policies, the parties shall make reasonable efforts immediately to bring this Management Agreement into compliance, consistent with the terms of this Management Agreement. It is expressly understood by ICG, the ICG Subs and Manager that nothing in this Management Agreement is intended to give Manager any right which would be deemed to constitute a transfer of control (as “control” is defined in the Federal Act and/or any applicable FCC or state regulations, rules or case law) by ICG or the ICG Subs of its operations or of one or more of the Communications Licenses from the Company to Manager.

      (i) Manager acknowledges and agrees that the Company has certain rights and obligations pursuant to its Communications Licenses with respect to the use of the various operations authorized thereunder, which includes compliance with the Federal Act, and the rules and regulations of the FCC and state regulatory commissions. As a result, Manager’s management of the Regulated Assets and the Regulated Business is not intended to diminish or restrict the Company’s compliance with its obligations before the FCC and state regulatory commissions, and this Management Agreement shall not be construed to interfere with the Company’s ability to comply with the rules, regulations or directives of any governmental or jurisdictional authority with respect to its Communications Licenses or the operations authorized thereby.

      (j) Manager may, in all instances, rely upon employees of the Company as well as any of Manager’s employees that Manager deems necessary or desirable to rely upon for performance of its obligations pursuant to this Management Agreement (the “Manager Representatives”).

      (k) At the reasonable request of the ICG Subs’ senior officer or other designee of the ICG Subs, Manager will consult with such officer or designee from time to time regarding the status of the operations of the Regulated Assets, Other Assets and the Business (it being understood and agreed that the foregoing shall not require the Manager to consult with such officer regarding matters in the ordinary course of business).

      (l) At its discretion and at its expense, the ICG Subs may at all times monitor and audit the actions and recommendations of the Manager to ensure compliance in all material respects with this Management Agreement, the Merger Agreement, the Interim Credit Agreement and all applicable government rules and regulations.

      (m) ICG and each of the ICG Subs hereby grant Manager rights of access, including without limitation, entry and egress to any facilities involved in the operation of the Businesses of the Company.

      5.     Compliance with Applicable Laws.

      (a) The Company shall use the Communications Licenses in the operation of the Regulated Assets and the Regulated Business during the Term hereof in compliance with all applicable laws, ordinances, rules, regulations, and restrictions, including, but not limited to, the Federal Act, the FCC’s rules, regulations, and policies, local ordinances, and state regulations. Manager recognizes that ICG and the ICG Subs, as applicable, remains ultimately responsible for ensuring that the use of the Communications Licenses and the operations authorized thereunder are in compliance with the applicable rules, regulations, and policies of applicable federal and local, state or other government authorities, and shall cooperate fully with ICG and the

ICG Subs, as applicable, to ensure such compliance, including the provision of information regarding the Regulated Assets and the Regulated Business.

      (b) During the Term of this Management Agreement, Manager shall be responsible for the filing of all applications, reports, correspondence and other documentation with all federal and state regulatory commissions relating to the acquisition, use, maintenance, or renewal of the Communications Licenses; provided that the Company shall cooperate with such filings and provide, upon Manager’s reasonable request, any information that will enable the Manager to prepare any applications, records and reports required by the FCC and local, state or other federal governmental authorities; provided further that Manager shall consult with ICG and the ICG Subs, as applicable, and mutually agree as to the most effective and efficient means of preparing such filings and in the selection of any outside professionals or consultants retained by Manager to assist in such filings.

      6.     Limitation on Manager’s Authority. Notwithstanding anything herein to the contrary, Manager shall have no authority on behalf of the ICG Subs (a) to negotiate in respect of any possible amendments, modifications and/or waivers under the Interim Credit Agreement, (b) to respond to any assertion of an event of default under the Interim Credit Agreement, (c) to engage in any transactions outside of the ordinary course without the consent of the appropriate senior officer of the ICG Subs or the Boards except as expressly set forth in Section 4 hereof, (d) to take any action vested in the Boards pursuant to applicable corporate law or the organizational documents of the Company, (e) to terminate any executive officer of the ICG Subs without the consent of the Boards, provided, however, that Manager may utilize its own employees at its own expense to perform some or all of the duties of existing senior officers, subject to the right of the ICG Subs to retain its senior officers in place for the purpose of monitoring under Section 4(i) of this Agreement, (f) to terminate or decline to pay in accordance with the Budget any legal counsel, accountant, financial advisor, turnaround manager or other person rendering professional services to the Company, (g) to take any action that would impair ICG’s or the ICG Subs’ ability to comply with any applicable law or regulation (including, without limitation, all applicable securities law); or (h) modify or refrain from complying with the KERP or terminate professionals retained by the ICG Subs as of the date hereof.

      7.     Expenses; Insurance. ICG shall reimburse Manager for all reasonable out-of-pocket costs including amounts advanced by Manager to pay expenses, not offset by revenue collected by Manager from the Business, incurred, including amounts advanced by Manager to pay expenses, as a result of the performance by Manager of its services under this Agreement. Manager hereby waives its right to reimbursement of expenses in the event that the Merger is not consummated. ICG shall cause Manager and each of Manager’s officers, directors and employees designated in writing to ICG from time to time by Manager to be named as covered persons under ICG’s and the ICG Subs’ insurance policies.

      8.     Obligation to Renegotiate. In the event of any order or decree of an administrative agency or court of competent jurisdiction, including, without limitation, any material change or clarification in FCC rules, policies, or precedent, that would cause this Management Agreement to be invalid or violate any applicable law, and such order or decree has become effective and has not yet been stayed, the parties will use their respective best efforts to negotiate in good faith to modify this Management Agreement to the minimum extent necessary so as to comply with such order or decree without material economic detriment to either part, and this Management Agreement, as so modified, shall then continue in full force and effect.

      9.     Amendment and Modification. This Management Agreement may be amended, modified or supplemented only by written agreement of the parties.

      10.     Waiver of Compliance; Consents. Except as otherwise provided in this Management Agreement, any failure of any party to comply with any obligation, covenant or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

      11.     Representations and Warranties. ICG and each of the ICG Subs represents and warrants to Manager, and Manager represents and warrants to ICG, that (i) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is fully qualified to transact business in the state of its incorporation; (ii) it has full corporate power and authority and all authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it; (iii) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (iv) this Agreement constitutes the party’s valid and legally binding obligation, enforceable in accordance with its terms and conditions; (v) neither the execution and the delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, will violate any law, rule or regulation to which it is subject or any provision of its formative or operational documents or constitute a violation of, be in conflict with or constitute or create a default under, any agreement or commitment to which it is a party or by which it or any of its properties is bound or to which it or any of its properties is subject; and (vi) there are no judicial or administrative actions, proceedings (including bankruptcy proceedings) or investigations pending or, to the best of its knowledge, threatened, that question, or draw into question, the validity of this Agreement or any action taken or to be taken by it in connection with this Agreement or that, if adversely determined, would have an adverse effect upon its ability to enter into or perform its obligations under this Agreement.

      12.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when personally sent/delivered, by facsimile transmission (with hard copy to follow) or sent by reputable express courier (charges prepaid) or (ii) five (5) days following mailing by registered or certified mail postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company and Manager shall be sent to the addresses indicated below:

(a)	If to the Company, to:

with a copy to:

(b)	If to Manager, to:

with a copy to:

      13.     Assignment. This Management Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Management Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party (such consent not to be unreasonably withheld by the Company); provided that Manager may assign this Management

Agreement and any of the rights, interests and obligations hereunder to any affiliate upon written notice to the Company, provided that no such assignment shall relieve Manager of its liabilities and obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, this Management Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other person shall have any right, benefit or obligation hereunder. Any other assignment of this Management Agreement or any of the rights, interests or obligations hereunder in contravention of this Section 13 shall be null and void and shall not bind or be recognized by the Company or Manager.

      14.     Third Party Beneficiaries; Limitation of Liability. Nothing in this Management Agreement shall be construed as giving any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Management Agreement.

      15. Severability. If any provision of this Management Agreement is determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Management Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Management Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extend possible.

      16.     Governing Law. This Management Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

      17.     Jurisdiction. Any actions or proceedings, whether at law or in equity, seeking to enforce or to enjoin the enforcement of any provision of this Agreement, or based on any right arising out of this Agreement, shall be brought, tried and litigated against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court, Southern District of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any and all possible objections to venue laid therein, including forum non conveniens.

      18.     Counterparts. This Management Agreement may be executed and delivered (including by facsimile transmissions) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      19.     Entire Agreement. This Management Agreement and the Merger Agreement (including the Exhibits and the Schedules thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, among the parties with respect thereto.

      20.     Headings. The descriptive headings contained in this Management Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Management Agreement.

      21.     Remedies. The Company and Manager hereby acknowledge and agree that money damages may not be an adequate remedy for any breach or threatened breach of any of the provisions of this Management Agreement and that, in such event, the Company or their successors or assigns, or the Manager or its successors or assigns, as the case may be, may, in addition to any other rights and remedies existing in their favor, seek specific performance, injunctive and/or other relief in order to enforce or prevent any violations of this Management Agreement.

      22.     No Partnership or Joint Venture Created. Nothing in this Management Agreement shall be construed or interpreted to make Manager and the Company partners or joint venturers, or to make one an agent or representative of the other, or to afford any rights to any third party other than as expressly provided herein. Neither the Company nor Manager is authorized to bind the other to any contract, agreement or understanding.

      IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement on the day and year first written above.

ICG COMMUNICATIONS, INC.

By:

Name:
Title:

ICG TELECOM GROUP, INC.

By:

Name:
Title:

ICG TELECOM GROUP OF VIRGINIA, INC.

By:

Name:
Title:

ICG CHOICECOM, L.P.

By:

Name:
Title:

MCCC ICG HOLDINGS LLC

By:

Name:
Title:

PROXY

ICG COMMUNICATIONS, INC.
161 Inverness Drive West
Englewood, Colorado 80112

Special Meeting of Stockholders to be held on                        , 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned stockholder of ICG Communications, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement and hereby revokes all prior proxies. Furthermore, the undersigned hereby constitutes and appoints [Jeffrey R. Pearl, Richard E. Fish, Jr. and Bernard L. Zuroff], each as proxies and attorneys-in-fact (the “Proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent the undersigned at the Special Meeting of Stockholders (the “Meeting”) to be held on                    , 2004, at                        m., local time, at                     and at any adjournments or postponements thereof and to vote all shares of the Company’s common stock, par value $0.01 per share, held of record by the undersigned as of the close of business on                    , 2004, on the matters set forth on the reverse side and upon such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the proposals set forth on the reverse side hereof. In their discretion, the Proxies are each authorized to vote upon any other matters that may properly be brought before the Meeting and at any adjournments or postponements thereof.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS
SET FORTH ON THE REVERSE SIDE HEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND
RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
OR VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued and to be signed on the reverse side)

THERE ARE THREE WAYS TO VOTE YOUR PROXY

Vote By Phone (from the U.S. and Canada) [1-877-PRX-VOTE]	Vote Via Internet [http://www.eproxy.com/]	Vote By Mail

[Use any touch-tone telephone to
vote your proxy 24 hours a day,
7 days a week. Have your proxy
card and the last 4 digits of the
U.S. Social Security Number or Tax
Identification Number for this
account available.]	Use the Internet to vote your
proxy 24 hours a day, 7 days a
week. Have your proxy card in
hand when you access the web
site. You will be prompted to
enter the last 4 digits of the
U.S. Social Security Number or
Tax Identification Number for
this account to obtain your
records and create an electronic
	ballot.	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. The deadline for telephone or Internet voting is                     EDT,                    ,                    , 2004.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

The Company’s Board of Directors recommends that you vote “FOR” Items 1 and 2.

		FOR	AGAINST	ABSTAIN

1.	To adopt and approve the Agreement and Plan of Merger, dated as of July 19, 2004, by and among MCCC ICG Holdings LLC, MCCC Merger Corp. and ICG Communications, Inc., which provides for the merger of MCCC Merger Corp. with and into ICG Communications, Inc., with ICG Communications, Inc. being the surviving corporation.	☐	☐	☐

2.	To approve one or more adjournments of the Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting, or at any adjournment or postponement thereof, to approve proposal 1 above.	☐	☐	☐

Please be sure to sign and date this proxy.

Date:

Stockholder(s)
signature(s):

     Please sign name exactly as your name or names appear(s) on this Proxy. Where there is more than one holder, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be executed in the full corporate or partnership name and signed by a duly authorized person, stating his or her title or authority.

PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY TO:

Wilbert Myles, Vice President
AST American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, NY 10038